EXECUTION COPY

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of March 19, 2012

among

STEELCASE INC.,

and

THE SUBSIDIARY BORROWERS
FROM TIME TO TIME PARTIES HERETO,
as the Borrowers

THE INSTITUTIONS FROM TIME TO TIME PARTIES HERETO AS LENDERS,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

and

BANK OF AMERICA, N.A., FIFTH THIRD BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Documentation Agents

J.P. MORGAN SECURITIES LLC as Sole Bookrunner and Sole Lead Arranger

TABLE OF CONTENTS

Section	Page

ARTICLE I: DEFINITIONS AND GENERALLY APPLICABLE PRINCIPLES	1
1.1. Certain Defined Terms	1
1.2. References	26
1.3. Company Acting on Behalf of Itself and Subsidiary Borrowers	26
1.4. Joint and Several Liability for Obligations of the Company, Domestic Subsidiary Borrowers and Special Foreign Subsidiary Borrowers; Joint and Several Liability for Obligations of the Traditional Foreign Subsidiary Borrowers; No Liability of Traditional Foreign Subsidiary Borrowers for Obligations of the Company, the Domestic Subsidiary Borrowers or the Special Foreign Subsidiary Borrowers	26
1.5. Amendment and Restatement of Existing Credit Agreement	27

ARTICLE II: REVOLVING LOAN FACILITIES	28
2.1. Revolving Loans.	28
2.2. Swing Line Loans.	28
2.3. Rate Options for all Advances; Maximum Interest Periods	30
2.4. Optional Payments; Mandatory Prepayments; Determination of Dollar Amounts.	30
2.5. Voluntary Reduction of Commitments	31
2.6. Method of Borrowing	32
2.7. Method of Selecting Types, Currency and Interest Periods for Advances	32
2.8. Minimum Amount of Each Advance	32
2.9. Method of Selecting Types, Currency and Interest Periods for Conversion and Continuation of Advances.	32
2.10. Default Rate	33
2.11. Method of Payment; Denomination of Amounts in Dollars; Dollar Equivalent of Reimbursement Obligations.	33
2.12. Evidence of Debt.	34
2.13. Telephonic Notices	35
2.14. Promise to Pay; Interest and Fees; Interest Payment Dates; Interest and Fee Basis; Taxes.	35
2.15. Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving Loan Commitment Reductions	40
2.16. Lending Installations	41
2.17. Non-Receipt of Funds by the Administrative Agent	41
2.18. Termination Date	41
2.19. Replacement of Certain Lenders	41
2.20. Judgment Currency	42
2.21. Market Disruption	43
2.22. Increase of Aggregate Revolving Loan Commitment	43
2.23. Addition of Subsidiary Borrowers	44
2.24. Defaulting Lenders	45

ARTICLE III: THE LETTER OF CREDIT FACILITY	46
3.1. Obligation to Issue Letters of Credit	46
3.2. Transitional Provision	46
3.3. Types and Amounts	46
3.4. Conditions	47
3.5. Procedure for Issuance of Letters of Credit.	47
3.6. Letter of Credit Participation	48
3.7. Reimbursement Obligation	48
3.8. Letter of Credit Fees	48
3.9. Issuing Bank Reporting Requirements	49
3.10. Indemnification; Exoneration.	49
3.11. Cash Collateral	50

ARTICLE IV: CHANGE IN CIRCUMSTANCES	50
4.1. Yield Protection	50
4.2. Changes in Capital Adequacy Regulations	51
4.3. Availability of Types of Advances	51
4.4. Funding Indemnification	52
4.5. Lender Statements; Survival of Indemnity	52

ARTICLE V: CONDITIONS PRECEDENT	52
5.1. Conditions to Closing	52
5.2. Each Advance and Letter of Credit	54
5.3. Initial Advance to Each New Subsidiary Borrower	55

ARTICLE VI: REPRESENTATIONS AND WARRANTIES	56
6.1. Organization; Corporate Powers	56
6.2. Authority; Validity; Enforceability	56
6.3. No Conflict; Governmental Consents	56
6.4. Financial Statements	57
6.5. No Material Adverse Change	57
6.6. Taxes	57
6.7. Litigation	57
6.8. Significant Subsidiaries	57
6.9. ERISA	58
6.10. Accuracy of Information	58
6.11. Securities Activities	58
6.12. Material Agreements	58
6.13. Compliance with Laws	59
6.14. Assets and Properties	59
6.15. Statutory Indebtedness Restrictions	59
6.16. Environmental Matters	59
6.17. Insurance	60
6.18. Solvency	60
6.19. Benefits	60
6.20. Pledge Agreements	60
6.21. Additional Representations and Warranties of Foreign Subsidiary Borrowers	60

ARTICLE VII: COVENANTS	61
7.1. Reporting	61
7.2. Affirmative Covenants	64
7.3. Negative Covenants	67
7.4. Financial Covenants	72

ARTICLE VIII: DEFAULTS	73
8.1. Defaults	73

ARTICLE IX: ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	76
9.1. Termination of Revolving Loan Commitments; Acceleration	76
9.2. Preservation of Rights	77
9.3. Amendments	77

ARTICLE X: GENERAL PROVISIONS	78
10.1. Survival of Representations	78
10.2. Governmental Regulation	78
10.3. Accounting	79
10.4. Headings	79
10.5. Entire Agreement	79
10.6. Several Obligations; Benefits of this Agreement	79
10.7. Expenses; Indemnification	79
10.8. Numbers of Documents	80
10.9. Confidentiality	80
10.10. Severability of Provisions	81
10.11. Nonliability of Lenders	81
10.12. GOVERNING LAW	81
10.13. CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.	81
10.14. USA Patriot Act	82
10.15. Interest Rate Limitation	82
10.16. No Advisory or Fiduciary Responsibility	82

ARTICLE XI: THE ADMINISTRATIVE AGENT	83
11.1. Appointment; Nature of Relationship	83
11.2. Powers	83
11.3. General Immunity	83
11.4. No Responsibility for Loans, Creditworthiness, Recitals, Etc.	83
11.5. Action on Instructions of Lenders	84
11.6. Employment of Administrative Agent and Counsel	84
11.7. Reliance on Documents; Counsel	84
11.8. The Administrative Agent’s Reimbursement and Indemnification	84
11.9. Rights as a Lender	85
11.10. Lender Credit Decision	85
11.11. Successor Administrative Agent	85
11.12. No Duties Imposed Upon Documentation Agents or Arranger	85
11.13. Notice of Default	86

11.14. Delegation to Affiliates	86
11.15. Authority with Respect to Guarantees	86
11.16. Authority with Respect to Pledge Agreements	86

ARTICLE XII: SETOFF; RATABLE PAYMENTS	87
12.1. Setoff	87
12.2. Ratable Payments	87
12.3. Relations Among Lenders	88
12.4. Representations and Covenants Among Lenders	88

ARTICLE XIII: BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	88
13.1. Successors and Assigns	88
13.2. Participations.	89
13.3. Assignments.	90
13.4. Dissemination of Information	91
13.5. Tax Certifications	91

ARTICLE XIV: NOTICES	91
14.1. Giving Notice	91
14.2. Change of Address	92

ARTICLE XV: COUNTERPARTS	93

v

EXHIBITS AND SCHEDULES

Exhibits

EXHIBIT A	--	Revolving Loan Commitments
(Definitions)
EXHIBIT B	--	Form of Borrowing/Election Notice
(Section 2.2, Section 2.7 and Section 2.9)
EXHIBIT C	--	Form of Request for Letter of Credit
(Section 3.4)
EXHIBIT D	--	Form of Assignment Agreement
(Definitions and Section 13.3)
EXHIBIT E	--	Form of Company’s Counsel’s Opinion
(Sections 5.1 and 5.3)
EXHIBIT F	--	List of Closing Documents
(Section 5.1)
EXHIBIT G	--	Form of Officer’s Certificate
(Sections 5.2 and 7.1(A)(iii))
EXHIBIT H	--	Form of Compliance Certificate
(Sections 5.2 and 7.1(A)(iii))
EXHIBIT I	--	Form of Subsidiary Guaranty
(Definitions)
EXHIBIT J	--	Form of Revolving Loan Note
(If Requested) (Section 2.12(D))
EXHIBIT K	--	Form of Assumption Letter
(Definitions)
EXHIBIT L	--	Form of Commitment and Acceptance
(Section 2.22)

Schedules

Pricing Schedule

Schedule I	--	Mandatory Cost

Schedule 7.3(A)(i)	--	Permitted Existing Non-Guarantor Subsidiary Indebtedness (Definitions, Section 7.3(A)(i))

Schedule 7.3(B)	--	Permitted Asset Sales (Section 7.3(B))

Schedule 7.3(C)(ii)	--	Permitted Existing Liens (Section 7.3(C)(ii))

Schedule 7.3(D)(v)	--	Permitted Existing Non-Obligor Subsidiary Investments (Section 7.3(D)(v))

Schedule 7.3(D)(viii)	--	Permitted Existing Additional Investments (Section 7.3(D)(viii))

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 19, 2012, is entered into by and among Steelcase Inc., a Michigan corporation, as the Company, the Subsidiary Borrowers from time to time parties hereto, the institutions from time to time parties hereto as Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent for itself and the other Lenders, and Bank of America, N.A., Fifth Third Bank and Wells Fargo Bank, National Association, as Documentation Agents.

WHEREAS, the Company, the lenders party thereto and the Administrative Agent are currently party to the Credit Agreement dated as of December 16, 2009 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Company, the Lenders, the Departing Lenders (as hereafter defined) and the Administrative Agent have agreed (a) to enter into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety; (ii) re-evidence the “Obligations” under, and as defined in, the Existing Credit Agreement, which shall be repayable in accordance with the terms of this Agreement; and (iii) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrowers and (b) that each Departing Lender shall cease to be a party to the Existing Credit Agreement upon, and as evidenced by, its execution and delivery of its Departing Lender Signature Page; and

WHEREAS, it is the intention of the parties to this Agreement that this Agreement not constitute a novation or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that pursuant to this Agreement, from and after the Closing Date, the Existing Credit Agreement shall be amended and restated hereby, the obligations and liabilities of the Company outstanding thereunder, shall be re-evidenced hereby and shall be payable in accordance with the terms hereof, and all references herein to “hereunder,” “hereof,” or words of like import and all references in any other Loan Document to the “Credit Agreement” or words of like import shall mean and be a reference to this Agreement; and

WHEREAS, it is also the intent of the Company and the Subsidiary Guarantors, if any, to confirm that, from and after the Closing Date, all references to the “Credit Agreement” contained in any “Loan Documents” (as referred to and defined in the Existing Credit Agreement) shall be deemed to refer to this Agreement;

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extensions of credit heretofore, now or hereafter made to or for the benefit of the Borrowers by the Lenders and the Administrative Agent, the parties hereto agree as follows:

ARTICLE I: DEFINITIONS AND GENERALLY APPLICABLE PRINCIPLES

1.1. Certain Defined Terms.  The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.

As used in this Agreement:

“Accounting Change” is defined in Section 10.3 hereof.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (other than transactions involving solely the Company and its Subsidiaries) (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding Equity Interests of another Person.

“Adjusted EBITDA” means, for any period with respect to the Company and its Subsidiaries calculated on a consolidated basis, all as determined in accordance with Agreement Accounting Principles:

(a)	EBIT for such period,

plus	(b)	all amounts deducted in determining EBIT for such period on account of depreciation and amortization expense,

minus	(c)
any extraordinary or unusual gains or non-recurring gains (including any restructuring gains, all such non-recurring gains to be determined by the Company in a manner consistent with the Company’s consolidated financial statements for the fiscal year ending February 25, 2011) to the extent added in computing EBIT for such period (or plus any extraordinary or unusual non-cash losses or charges or non-recurring non-cash losses or charges (other than any such non-cash loss or charge to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period), including any non-cash restructuring losses or charges, all such non-recurring non-cash losses or charges to be determined by the Company in a manner consistent with the Company’s consolidated financial statements for the fiscal year ending February 25, 2011, to the extent deducted in computing EBIT for such period),

plus	(d)
for any fiscal quarter ending on or after the Closing Date and through the fiscal quarter ending in February 2015, cash restructuring losses or charges in an aggregate amount for all such fiscal quarters not to exceed $25,000,000,

plus	(e)
non-cash unrealized losses or charges for such period in respect of the Company’s universal variable life insurance policies (or minus non-cash unrealized gains for such period in respect of the Company’s universal variable life insurance policies),

plus	(f)	any loss or charge on the sale of the Company’s lease portfolio during such period,

plus	(g)
any non-cash impairments to fixed assets or goodwill or other intangible assets to the extent deducted in computing such EBIT and such fixed assets or goodwill or other intangible assets are identified on the Company’s consolidated balance sheet for such period.

For the purposes of calculating Adjusted EBITDA for any period (each such period, a “Reference Period”), (i) if at any time during such Reference Period the Company or any of its Subsidiaries shall have made any Material Disposition, the Adjusted EBITDA for such Reference Period shall be reduced by an amount equal to the Adjusted EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Adjusted EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any of its Subsidiaries shall have made a Material Acquisition, Adjusted EBITDA for such Reference Period shall be calculated after giving effect thereto on a pro forma basis acceptable to the Administrative Agent, but without giving effect to any projected synergies resulting from such acquisition, as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” means any Acquisition that involves the payment of consideration by the Company and its Subsidiaries in excess of $25,000,000; and “Material Disposition” means any sale, transfer or disposition (or series of related sales, transfers, or dispositions), whether through sale of assets, merger or otherwise, of (x) a going business or  division of the Company or any Subsidiary, (y) all or substantially all of the assets of any Subsidiary or (z) the Equity Interests of a Subsidiary resulting in such Person no longer constituting a Subsidiary, in any such case, that yields gross proceeds to the Company or any of its Subsidiaries in excess of $25,000,000.

“Administrative Agent” means JPMorgan (including its branches and Affiliates) in its capacity as contractual representative for itself and the Lenders pursuant to Article XI hereof and any successor Administrative Agent appointed pursuant to Article XI hereof.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans made, converted or continued on the same date by the Lenders to a Borrower of the same Type and, in the case of Eurocurrency Rate Advances, in the same currency and for the same Interest Period.

“Affected Lender” is defined in Section 2.19 hereof.

“Affiliate” of any Person means (i) any other Person directly or indirectly controlled by, under common control with, such Person and (ii) solely in the case of a Person other than the Company or its Subsidiaries, any other Person controlling such Person.  A Person shall be deemed to control another Person if the controlling Person (i) is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act) of greater than or equal to ten percent (10%) or more of the combined voting power of the controlled Person (giving effect to the relative voting rights associated with the voting securities or other voting interests held by the controlling Person) or (ii) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

“Aggregate Revolving Loan Commitment” means the aggregate of the Revolving Loan Commitments of all the Lenders, as the same may be increased or reduced from time to time pursuant to the terms hereof.  The initial Aggregate Revolving Loan Commitment is One Hundred Twenty-Five Million and 00/100 Dollars ($125,000,000.00).

“Agreed Currencies” means (i) Dollars and (ii) so long as such currency remains an eligible currency, euro.  For purposes of this Agreement, euro shall remain an eligible currency so long as neither the Administrative Agent, the Required Lenders nor the Company has given notice in accordance with Section 2.21 and such currency remains readily available, freely traded and one for which deposits are customarily offered to banks in the London interbank market, convertible into Dollars in the international interbank market available to the Lenders in such market and as to which an Equivalent Amount may be readily calculated.  If in the determination of the Administrative Agent, (a) the euro shall no longer be readily available or freely traded or (b) an Equivalent Amount is not readily calculable therefor (each of clause (a) and (b), a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Company, and the euro shall no longer be an Agreed Currency until such time as the Disqualifying Event(s) no longer exist(s), but in any event within five (5) Business Days of receipt of such notice from the Administrative Agent, the Company shall repay each Loan in such currency to which the Disqualifying Event applies or convert each such Loan into a Loan in Dollars, subject to the other terms contained in Articles II and IV.

“Agreement” means this Amended and Restated Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States from time to time, applied in a manner consistent with that used in preparing the financial statements of the Company referred to in Section 6.4; provided, however, that except as provided in Section 10.3, with respect to the calculation of the financial covenants set forth in Section 7.4, “Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States as of the Closing Date, applied in a manner consistent with that used in preparing the financial statements of the Company referred to in Section 6.4 hereof.

“Alternate Base Rate” means, for any day (or if such day is not a Business Day, the immediately preceding Business Day), a rate of interest per annum equal to the highest of (i) the Prime Rate in effect on such day, (ii) the sum of the Federal Funds Effective Rate in effect on such day plus ½ of 1%, and (iii) the Eurocurrency Rate for a one month Interest Period on such day plus 1%; provided, that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the rate appearing on, in the case of Dollars, Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate, respectively.

“Annual Financials” is defined in Section 7.1(A)(iv) hereof.

“Applicable Eurocurrency Margin” means, as at any date of determination, the rate per annum then applicable to Eurocurrency Rate Loans determined in accordance with the provisions of the Pricing Schedule.

“Applicable Facility Fee Percentage” means, as at any date of determination, the rate per annum then applicable in the determination of the amount payable under Section 2.14(C)(i) hereof determined in accordance with the provisions of the Pricing Schedule.

“Applicable Floating Rate Margin” means, as at any date of determination, the rate per annum then applicable to Floating Rate Loans determined in accordance with the provisions of the Pricing Schedule.

“Applicable L/C Fee Percentage” means, as at any date of determination, a rate per annum used to calculate Letter of Credit fees payable under Section 3.8(A) hereof equal to the Applicable Eurocurrency Margin then in effect.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means J.P. Morgan Securities LLC and its successors in its capacity as sole lead arranger and sole bookrunner for the loan transaction evidenced by this Agreement.

“Asset Sale” means, with respect to the Company or any of its Subsidiaries, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction, and including the sale or other transfer of any of the Equity Interests of any Subsidiary of such Person) to any Person other than (i) the sale of Receivables and Related Security in connection with a Permitted Receivables Financing, (ii) the sale of inventory in the ordinary course of business, (iii) the sale, lease, conveyance, disposition or other transfer to the Company or any Subsidiary, (iv) the sale, exchange or other transfer of any capital asset (including aircraft operated by the Company) in connection with, or in good faith contemplation of, the purchase, lease or acquisition by the Company or any Subsidiary of a capital asset of like kind within 180 days of such sale or exchange (v) a sale, conveyance, disposition or other transfer constituting an Investment of the type described in subclauses (i) through (iv), inclusive, of Section 7.3(D) hereof, and (vi) the liquidation, in whole or in part, of any life insurance policies owned by the Company or any Subsidiary.
“Assignment Agreement” is defined in Section 13.3 hereof.

“Assumption Letter” means a letter from a Subsidiary of the Company addressed to the Lenders in substantially the form of Exhibit K hereto pursuant to which such Subsidiary agrees to become a Subsidiary Borrower and agrees to be bound by the terms and conditions of this Agreement as if originally a party hereto.

“Authorized Officer” means any of the president and chief executive officer, the chief financial officer, the treasurer or the Director of Corporate Treasury Services, acting singly.

“Available RP Basket Amount” means, as of any date on which a Restricted Payment is being made, $35,000,000 minus the amount of all other Restricted Payments made by the Company and its Subsidiaries pursuant to clause (d) of Section 7.3(I) during the fiscal year in which such Restricted Payment is made.

“Banking Services” means each and any of the following bank services provided to the Company or any Subsidiary by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan, a plan not governed by ERISA or a nonqualified retirement plan) in respect of which the Company or any other member of the Controlled Group is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Borrower” means each of (i) the Company and (ii) any Subsidiary Borrower, and “Borrowers” means, collectively, the Company and all Subsidiary Borrowers.

“Borrowing Date” means a date on which an Advance or Swing Line Loan is made hereunder.

“Borrowing/Election Notice” is defined in Section 2.7 hereof.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market (and, if the Advance, Swing Line Loan or L/C Drafts which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in euro).

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a limited liability company, membership interests, (iv) in the case of a partnership, partnership interests (whether general or limited) and (v) in the case of any other entity, any interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such entity; provided, however, that “Capital Stock” shall not include any debt securities convertible into equity securities prior to such conversion.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalents” means:

(a)  direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America or Canada, respectively), in each case maturing within one year from the date of acquisition thereof;

(b)  investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)  investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any commercial bank organized under the laws of the United States of America or any State thereof or under the laws of Canada or any Province thereof, in each case which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)  fully collateralized repurchase agreements that either are on-demand or have a term of not more than thirty (30) days, in any case, for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)  money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 or any comparable provision under applicable Canadian law, (ii) are rated AAA by S&P and Aaa by Moody’s and AAA by Dominion Bond Rating Service (as applicable) and (iii) have portfolio assets of at least $5,000,000,000 (or, in the case of money market funds offered by any Lender, $1,000,000,000).

For the avoidance of doubt, in no event shall auction rate securities be considered Cash Equivalents for purposes of this definition.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act), other than any holder or beneficial owner of the Company’s Class B common stock, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act; provided that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty-five percent (35%) or more of the combined voting power of the Company’s outstanding Capital Stock ordinarily having the right to vote at an election of directors.

“Closing Date” means March 19, 2012.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commission” means the Securities and Exchange Commission of the United States of America and any Person succeeding to the functions thereof.

“Commitment and Acceptance”  is defined in Section 2.22 hereof.

“Commitment Increase Notice” is defined in Section 2.22 hereof.

“Company” means Steelcase Inc., a Michigan corporation, together with its successors and permitted assigns, including a debtor-in-possession on behalf of the Company.

“Company Guaranty” means that certain Amended and Restated Guaranty, dated as of the date required pursuant to Section 5.3, in form and substance substantially similar to Exhibit I hereto (with such appropriate changes as may be agreed to by the Administrative Agent), executed by the Company in favor of the Administrative Agent, for the ratable benefit of itself and the other Holders of Obligations, unconditionally guaranteeing all of the indebtedness, obligations and liabilities of the Subsidiary

Borrowers arising under or in connection with the Loan Documents, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Computation Date” is defined in Section 2.4(C) hereof.

“Consolidated Assets” means, as of any date, except as expressly provided herein, the total assets of the Company and its Subsidiaries, calculated on a consolidated basis for the then most recent fiscal quarter for which financial statements are publicly available in accordance with Agreement Accounting Principles.

“Consolidated Sales” means, for any period, except as expressly provided herein, the total sales of the Company and its Subsidiaries, calculated on a consolidated basis for the then most recent fiscal quarter for which financial statements are publicly available in accordance with Agreement Accounting Principles.

“Contaminant” means any pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance, asbestos, polychlorinated biphenyls (“PCBs”), or any constituent of any such substance for which liability or standards of care are imposed under any Environmental Requirements of Law.

“Contingent Obligation”, as applied to any Person, means any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received.

“Contractual Obligation”, as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

“Controlled Group” means the group consisting of (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with the Company; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Company, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

“Credit Event” means an Advance or a Swing Line Loan, a Letter of Credit, a L/C Draft or any of the foregoing.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swing Line Bank or any other Lender.

“Customary Permitted Liens” means:

(i) Liens with respect to the payment of taxes, assessments or governmental charges in all cases (A) which are not yet due and payable or (B) if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or any such proceeding after being commenced is stayed, which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which (x) adequate reserves or other appropriate provisions are being maintained, which reserves and provisions shall be maintained in accordance with generally accepted accounting principles as in effect from time to time, if and to the extent that such generally accepted accounting principles so require, and (y) in the case of any such Liens that are Environmental Liens, Liens in favor of the IRS or Liens in favor of the PBGC that are being contested, no such Liens, individually or in the aggregate, exceed $30,000,000;

(ii) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained, which reserves and provisions shall be maintained in accordance with generally accepted accounting principles as may be in effect from time to time, if and to the extent that such generally accepted accounting principles so require;

(iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; provided that (A) all such Liens do not in the aggregate materially detract from the value of the assets or property of the Company and its Subsidiaries taken as a whole or materially impair the use thereof in the operation of the businesses taken as a whole and (B) all such Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount exceeding $50,000,000;

(iv) Liens arising with respect to zoning restrictions, easements, encroachments, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges, restrictions or encumbrances on the use of real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary use or occupancy of the real property or with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(v) Liens of attachment or judgment with respect to judgments, writs or warrants of attachment, or similar process against the Company or any of its Subsidiaries which do not constitute a Default under Section 8.1(H) hereof; and

(vi) any interest or title of the lessor in the property subject to any operating lease entered into by the Company or any of its Subsidiaries in the ordinary course of business.

“Dealer Subsidiary” means any Subsidiary that is a dealer.

“Default” means an event described in Article VIII hereof.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Line Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Departing Lender” means each lender under the Existing Credit Agreement that executes and delivers to the Administrative Agent a Departing Lender Signature Page it being understood that no Departing Lender shall be deemed a party to this Agreement.

“Departing Lender Signature Page” means each signature page to this Agreement on which it is indicated that the Departing Lender executing the same shall cease to be a party to the Existing Credit Agreement on the Closing Date.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable for cash, pursuant to a sinking fund obligation or otherwise, or redeemable for cash at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Revolving Loan Termination Date.

“DOL” means the United States Department of Labor and any Person succeeding to the functions thereof.

“Dollar” and “$” means dollars in the lawful currency of the United States of America.

“Dollar Amount” of any currency at any date means (i) the amount of such currency if such currency is Dollars or (ii) the Equivalent Amount of Dollars if such currency is any currency other than Dollars, on or as of the most recent Computation Date provided for in Section 2.4(C).

“Domestic Subsidiary” means a Subsidiary of the Company organized under the laws of a jurisdiction located in the United States of America.

“Domestic Subsidiary Borrower” means a Subsidiary Borrower that is a Domestic Subsidiary.

“EBIT” means, for any period, for the Company and its Subsidiaries calculated on a consolidated basis, the sum, without duplication, of (i) Net Income for such period, plus (ii) Interest Expense to the extent deducted in computing Net Income for such period, plus (iii) foreign, federal, state and local income taxes to the extent deducted in computing Net Income for such period (and minus, foreign, federal, state and local income taxes to the extent the negative amount of any taxes were included in computing Net Income for such period), plus (iv) the amount of any cash dividends received from Affiliates that are not Subsidiaries, minority interests or non-consolidated joint ventures during such period, all as determined in accordance with Agreement Accounting Principles.

“Effective Commitment Amount” is defined in Section 2.22 hereof.

“Environmental Lien” means a lien in favor of any Governmental Authority for (a) any liability under Environmental Requirements of Law, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Environmental Property Transfer Act” means any applicable requirement of law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any property or the transfer, sale or lease of any property or deed or title for any property for environmental reasons, including, but not limited to, any so-called “Industrial Site Recovery Act” or “Responsible Property Transfer Act.”

“Environmental Requirements of Law” means all applicable Requirements of Law derived from or relating to foreign, federal, state and local laws or regulations relating to or addressing pollution or protection of the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., in each case including any amendments thereto and any successor statutes.

“Equal and Ratable Debt” means any Indebtedness of the Company or any of its Subsidiaries which includes a negative pledge clause prohibiting the creation of a Lien on the assets of the Company or any of its Subsidiaries in favor of the Administrative Agent for the benefit of itself and the Holders of Obligations unless the holders of such Indebtedness shall be provided with an equal and ratable Lien on such assets.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock (prior to such conversion or exchange)).

“Equivalent Amount” of any currency at any date shall mean the equivalent in Dollars of such currency, calculated on the basis of the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such foreign currency.  In the event that such rate does not appear on any Reuters World Currency Page, the Equivalent Amount of such currency shall be calculated by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Equivalent Amount shall instead be calculated on the basis of the arithmetic mean of the buy and sell spot rates of exchange of the Administrative Agent or an Affiliate of the Administrative Agent in the London interbank market for such other currency at or about 11:00 a.m. (Local Time) two (2) Business Days prior to the date on which such amount is to be determined, rounded up to the nearest amount of such currency as determined by the Administrative Agent from time to time; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent or an Affiliate of the Administrative Agent may use any reasonable method it deems appropriate (after consultation with the Company) to determine such amount, and such determination shall be conclusive absent manifest error.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“euro” means the lawful currency of Participating Member States.

“Eurocurrency Base Rate” means, with respect to any Eurocurrency Rate Loan for any Interest Period, the rate appearing on, in the case of a Eurocurrency Rate Loan denominated in Dollars, Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant Agreed Currency in the London interbank market) and, in the case of a Eurocurrency Rate Loan denominated in euro, the appropriate page of such Service which displays British Bankers Association Interest Settlement Rates for deposits in euro, in either case, at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in the relevant Agreed Currency with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” with respect to such Eurocurrency Rate Loan for such Interest Period shall be the rate at which deposits in the Agreed Currency in the Equivalent Amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Eurocurrency Payment Office” of the Administrative Agent means, for each of the Agreed Currencies, the agency, branch, Affiliate or correspondence bank of the Administrative Agent, as it may from time to time specify to the Company and each Lender as its Eurocurrency Payment Office.

“Eurocurrency Rate” means, with respect to any Eurocurrency Rate Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16th of 1%) equal to the sum of (i) (a) the Eurocurrency Base Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate, plus (ii) the Applicable Eurocurrency Margin then in effect, plus (iii) in the case of Loans by a Lender from its office or branch in the United Kingdom or any Participating Member State, the Mandatory Cost applicable to such Loans and such Lender.

“Eurocurrency Rate Advance” means an Advance which bears interest at the Eurocurrency Rate.

“Eurocurrency Rate Loan” means a Loan made on a fully syndicated basis pursuant to Section 2.1, which bears interest at the Eurocurrency Rate (excluding any Loan which bears interest pursuant to clause (iii) of the definition of “Alternate Base Rate”).

“Existing Credit Agreement” is defined in the recitals hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Floating Rate” means, for any day for any Loan, a rate per annum equal to the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes, plus the Applicable Floating Rate Margin then in effect.

“Floating Rate Advance” means an Advance which bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan, or portion thereof, which bears interest at the Floating Rate.

“Foreign Subsidiary” means a Subsidiary of the Company organized under the laws of a jurisdiction located outside the United States of America.

“Foreign Subsidiary Borrower” means a Subsidiary Borrower that is a Foreign Subsidiary and shall include any Special Foreign Subsidiary Borrower or Traditional Foreign Subsidiary Borrower.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business.

“Governmental Acts” is defined in Section 3.10(A) hereof.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Guaranty” means each of (i) the Company Guaranty and (ii) each Subsidiary Guaranty.

“Hedging Arrangements” means any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange or swap agreements, forward currency exchange or swap agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants or any similar derivative transactions.

“Holders of Obligations” means, at any time, the holders of the Obligations at such time, including, without limitation, (i) each Lender and the Issuing Bank in respect of its Loans and L/C Exposure respectively, (ii) the Administrative Agent, the Issuing Bank and the Lenders in respect of all other present and future obligations and liabilities of the Company and each Subsidiary of every type and description arising under or in connection with the Credit Agreement or any other Loan Document, (iii) each Indemnitee in respect of the obligations and liabilities of the Company to such Person under Section 10.7(B) hereof, and (iv) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Indebtedness” of a Person means, without duplication, (a) all indebtedness for borrowed money, including indebtedness evidenced by bonds, notes, debentures, Capitalized Lease Obligations or similar instruments and obligations representing the deferred purchase price of property (other than operating lease obligations and trade payables or accounts payable, in either case, arising in the ordinary course of such Person’s business payable on terms customary in the trade), (b) all liabilities secured by any Lien (other than a Customary Permitted Lien) existing on property owned or acquired by such Person subject thereto, whether or not the liability secured thereby shall have been assumed, (c) all actual or contingent reimbursement obligations under outstanding standby letters of credit (to the extent an underlying obligation is not already accrued as, or included in, indebtedness under clause (a) above) or any obligations with respect to bankers acceptances, (d) all Disqualified Stock, (e) any Off-Balance Sheet Liabilities, and (f) all Contingent Obligations (other than guarantees issued by such Person for the benefit of its Subsidiaries or Affiliates to support routine trade payables, accounts payable or operating lease obligations) related to indebtedness, obligations or liabilities of the type described in the foregoing clauses (a) through (e); provided that, in the case of the Company or any of its Subsidiaries, “Indebtedness” shall not include intercompany indebtedness or obligations (i) of the Company owing to any of its Subsidiaries, (ii) of any Subsidiary of the Company owing to the Company or (iii) of any Subsidiary of the Company owing to any other Subsidiary of the Company.

“Indemnified Matters” is defined in Section 10.7(B) hereof.

“Indemnitees” is defined in Section 10.7(B) hereof.

“Initial Loan Parties” means the Company and each Subsidiary Guarantor as of the Closing Date.

“Interest Coverage Ratio” is defined in Section 7.4(B) hereof.

“Interest Expense” means, without duplication, for any period, calculated on a consolidated basis, the sum of (i) the total interest expense of the Company and its Subsidiaries, including interest whether paid or accrued, all as determined in conformity with Agreement Accounting Principles, (ii) the interest component of the lease portfolio of the Company and its Subsidiaries, (iii) the interest component of Off-Balance Sheet Liabilities (including, without limitation, yield owing upon or in connection with Receivables Facility Attributed Indebtedness or any other amount that would be characterized as interest if related Receivables Facility Attributed Indebtedness constituted a secured loan) and (iv) net payments (or minus net receipts) (if any) pursuant to Hedging Arrangements relating to interest rate protection.

“Interest Period” means, with respect to a Eurocurrency Rate Loan, a period of one (1), two (2), three (3) or six (6) months, commencing on a Business Day selected by the Company (on behalf of itself or any Subsidiary Borrower) on which a Eurocurrency Rate Advance is made to the Company pursuant to this Agreement.  Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one (1), two (2), three (3) or six (6) months thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month.  If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” means, with respect to any Person, (i) any purchase or other acquisition by that Person of any indebtedness, Equity Interests or other securities, or of a beneficial interest in any indebtedness, Equity Interests or other securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business (whether of a division, branch, unit operation, or otherwise) conducted by another Person, (iii) any loan, advance (other than (a) prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business on terms customary in trade or (b) in the case of Investments by the Company or any Subsidiary, short-term extensions of credit made in the ordinary course of business by the Company or such Subsidiary to authorized Steelcase dealers to finance trade receivables owing from customers to such dealers arising in connection with the sale of goods) or capital contribution by that Person to any other Person, including all indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business, (iv) any deposit accounts and certificates of deposit owned by such Person and (v) any structured notes, derivative financial instruments (excluding Hedging Arrangements) and other similar instruments or contracts issued by any other Person and owned by that Person.  For purposes of clarification, Investments shall not include the premiums paid or the cash surrender value of life insurance policies which are obtained by the Company or any Subsidiary with respect to directors, retirees, employees, former employees or other personnel and for which the Company or any Subsidiary is the beneficiary of the proceeds thereof.

“Investment Policy” means the Investment Policy approved by the Company’s Board of Directors in the form attached to the officer’s certificate delivered on the Closing Date pursuant to Section 5.1(12), as such policy may be amended, restated, supplemented or otherwise modified from time to time with the consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed.

“IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.

“Issuing Bank” means JPMorgan or any of its Affiliates.

“JPMorgan” means JPMorgan Chase Bank, N.A., in its individual capacity, and its successors.

“L/C Documents” is defined in Section 3.4(A) hereof.

“L/C Draft” means a draft drawn on the Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” means, at any time, the aggregate principal amount of all L/C Obligations at such time.  The L/C Exposure of any Lender at any time shall be its Pro Rata Share of the total L/C Exposure at such time.

“L/C Interest” is defined in Section 3.6 hereof.

“L/C Obligations” means, without duplication, an amount equal to the sum of (i) the aggregate of the Dollar Amount then available for drawing under each of the Letters of Credit and (ii) the aggregate outstanding Dollar Amount of all Reimbursement Obligations at such time.

“L/C Sublimit” means $50,000,000.

“Lender Increase Notice” is defined in Section 2.22 hereof.

“Lenders” means the lending institutions listed on the signature pages of this Agreement or parties as assignees to Assignment Agreements delivered pursuant to Section 13.3 or Commitments and Acceptances delivered pursuant to Section 2.22, including the Issuing Bank, the Swing Line Bank and each of their respective successors and assigns.  For the avoidance of doubt, the term “Lenders” excludes the Departing Lenders.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Administrative Agent.

“Letter of Credit” means the commercial and standby letters of credit to be issued by the Issuing Bank pursuant to Section 3.1 hereof.

“Leverage Ratio” is defined in Section 7.4(A) hereof.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Liquidity” means, at any time, the sum of (i) cash and (ii) Cash Equivalents, in each case, maintained by the Company or any of its United States or Canadian Subsidiaries in or through one or more deposit, money market, brokerage, investment or similar accounts the United States of America or Canada, all to the extent that such accounts and the assets therein are unrestricted and not subject to any Liens at such time; provided that, “Liquidity” shall include 85% of the cash surrender value associated with any Company-owned life insurance and, for the purposes of calculating Liquidity, “Lien” shall not include common law or statutory rights of setoff.

“Loan(s)” means, with respect to a Lender, such Lender’s portion of any Advance made pursuant to Section 2.1 hereof, as applicable, and in the case of the Swing Line Bank, any Swing Line Loan made pursuant to Section 2.2 hereof, and collectively, all Revolving Loans (whether made or continued as or converted to Floating Rate Loans or Eurocurrency Rate Loans) and Swing Line Loans.

“Loan Account” is defined in Section 2.12(A) hereof.

“Loan Documents” means this Agreement, any promissory notes executed pursuant to Section 2.12(D), the Company Guaranty, any Subsidiary Guaranty, any Pledge Agreement, any Assumption Letter, any Commitment and Acceptance, any Assignment Agreement and all other documents, instruments, notes and agreements executed in connection therewith or contemplated thereby (other than documents, instruments, notes and agreements evidencing any Hedging Arrangements or any Banking Services), as the same may be amended, restated or otherwise modified and in effect from time to time.

“Local Time” means (i) Chicago time in the case of a Loan, Advance or advance drawn under or pursuant to a Letter of Credit denominated in Dollars and (ii) local time in the case of a Loan, Advance or advance drawn under or pursuant to a Letter of Credit denominated in an Agreed Currency other than Dollars (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Mandatory Cost” is described in Schedule I to this Agreement; provided, however, that Mandatory Cost shall not apply to Loans made to the Company or a Domestic Subsidiary Borrower that are denominated in Dollars.

“Margin Stock” shall have the meaning ascribed to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect upon (a) the business, assets, liabilities (actual or contingent), operations, financial condition or performance of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company or any of its Subsidiaries to perform its obligations under the Loan Documents, or (c) the ability of the Lenders or the Administrative Agent to enforce the Obligations.

“Material Domestic Subsidiary” means (a) each Domestic Subsidiary Borrower and (b) each other Domestic Subsidiary of the Company (i) the total assets (determined on a consolidated basis for such Domestic Subsidiary and its Subsidiaries) of which exceed ten percent (10%) of the Company’s Consolidated Assets or (ii) the total sales (determined on a consolidated basis for such Domestic Subsidiary and its Subsidiaries) of which exceed ten percent (10%) of the Company’s Consolidated Sales.  Such determination shall be made as of the end of the most recently completed fiscal quarter, or, in the case of consummation of a Permitted Acquisition, at the time of consummation of such Permitted Acquisition (calculated as of the end of the most recently completed fiscal quarter by the Company on a pro forma basis acceptable to the Administrative Agent, taking into account the consummation of such Permitted Acquisition).

“Material Foreign Subsidiary” means (a) each Foreign Subsidiary Borrower of the Company and (b) each other Foreign Subsidiary of the Company (i) the total assets (determined on a consolidated basis for such Foreign Subsidiary and its Subsidiaries) of which exceed ten percent (10%) of the Company’s Consolidated Assets or (ii) the total sales (determined on a consolidated basis for such Foreign Subsidiary and its Subsidiaries) of which exceed ten percent (10%) of the Company’s Consolidated Sales.  Such determination shall be made as of the end of the most recently completed fiscal quarter, or, in the case of consummation of a Permitted Acquisition, at the time of consummation of such Permitted Acquisition (calculated as of the end of the most recently fiscal quarter by the Company on a pro forma basis acceptable to the Administrative Agent, taking into account the consummation of such Permitted Acquisition).

“Material Indebtedness” means any individual Indebtedness (other than the Indebtedness hereunder) which has an aggregate outstanding principal amount in excess of $50,000,000.

“Material Subsidiary” means any Material Domestic Subsidiary or Material Foreign Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “Multiemployer Plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Company or any member of the Controlled Group.

“Net Income” means, for any period, the net income (or loss) after taxes of the Company and its Subsidiaries calculated on a consolidated basis for such period, determined in conformity with Agreement Accounting Principles; provided that there shall be excluded any income (or loss) of any Person other than the Company or a Subsidiary.

“Net Mark-to-Market Exposure” of a Hedging Arrangement to which the Company or any Subsidiary is a party (or all Hedging Arrangements governed by the terms of a single ISDA Master Agreement or similar master netting contract between the Company or any Subsidiary and a single counterparty), means, as of any date of determination, the net amount (if any) that would be payable by the Company or such Subsidiary if such Hedging Arrangement (or, if applicable, Hedging Arrangements) were terminated as of such date of determination, such net amount to be determined in accordance with market practices.

“Non-Guarantor Subsidiary” means each Subsidiary of the Company that is not a Subsidiary Guarantor.

“Non-Obligor Subsidiary” means each Subsidiary of the Company that is not a member of the Obligor Group.

“Non-Owned Percentage” shall mean the percentage of Equity Interests of any class of a consolidated Subsidiary that is not owned, directly or indirectly, by the Company, which percentage shall be calculated in accordance with generally accepted accounting principles as in effect from time to time.

“Non-Supporting Assets Excess Percentage” is defined in Section 7.1(A)(iv) hereof.

“Non-Supporting Sales Excess Percentage” is defined in Section 7.1(A)(iv) hereof.

“Non-Supporting Subsidiary” means each Subsidiary of the Company that is not a member of the Supporting Group.

“Non Supporting Subsidiary Certificate” is defined in Section 7.1(A)(iv) hereof.

“Obligations” means all Loans, L/C Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Company or any of its Subsidiaries (including, without limitation, any Subsidiary Borrower) to the Administrative Agent, any Lender, the Swing Line Bank, the Arranger, any Affiliate of the Administrative Agent or any Lender, the Issuing Bank, or any Indemnitee, of any kind or nature, present or future, in each case, arising under this Agreement, the L/C Documents, the Guarantees or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.  The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed or allowable), and any other sum chargeable to the Company or any of its Subsidiaries under this Agreement or any other Loan Document.

“Obligor Group” means, as of any date of determination, without duplication, (a) the Company, (b) each Domestic Subsidiary Borrower and Special Foreign Subsidiary Borrower (but not any Traditional Foreign Subsidiary Borrower) and (c) each Subsidiary Guarantor, all as of such date.

“Off-Balance Sheet Liabilities” of a Person means (a) any Receivables Facility Attributed Indebtedness and repurchase obligations or liabilities of such Person or any of its Subsidiaries with respect to Receivables and Related Security sold by such Person or any of its Subsidiaries, (b) any liabilities of such Person or any of its Subsidiaries under any financing lease or so-called “synthetic” lease transaction, or (c) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which, in the case of the foregoing clauses (a) through (c), does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries (it being understood, for the avoidance of doubt, that operating lease obligations do not constitute Off-Balance Sheet Liabilities).

“Other Taxes” is defined in Section 2.14(E)(ii) hereof.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Participant Register” is defined in Section 13.2(C) hereof.

“Participants” is defined in Section 13.2(A) hereof.

“Participating Member State” means, at any time, any member state of the European Union that, at such time, has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Payment Date” means the last Business Day of each March, June, September and December and the Termination Date.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” is defined in Section 7.3(E) hereof.

“Permitted Existing Non-Guarantor Subsidiary Indebtedness” means the Indebtedness of the Non-Guarantor Subsidiaries as of the Closing Date, whether or not such Indebtedness is funded or committed, identified as such on Schedule 7.3(A)(i) to this Agreement.

“Permitted Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any Subsidiary pursuant to which the Company and/or any of its Subsidiaries may sell, convey or otherwise transfer, directly or indirectly, to a newly-formed SPV, or any other Person, any Receivables and Related Security for the purpose of obtaining financing; provided that (i) the Receivables Facility Attributed Indebtedness incurred in such transaction or series of transactions does not exceed $100,000,000 in the aggregate and (ii) such Receivables Facility Attributed Indebtedness is non-recourse to the Company and its Subsidiaries (other than an SPV) other than limited recourse customary for receivables financings of the same kind.

“Permitted Refinancing Indebtedness” means any replacement, renewal, refinancing or extension of any Permitted Existing Non-Guarantor Subsidiary Indebtedness permitted by this Agreement that (i) does not exceed the aggregate principal amount that is either outstanding or available (plus accrued interest and any applicable premium and associated fees and expenses) of the Indebtedness being replaced, renewed, refinanced or extended, (ii) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Indebtedness being replaced, renewed, refinanced or extended, and (iii) does not contain terms relating to security, covenants, subordination, event of default and remedies that are materially less favorable to the relevant Non-Guarantor Subsidiary than those applicable to the Indebtedness being replaced, renewed, refinanced or extended.

“Person” means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Company or any member of the Controlled Group is an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” means any pledge agreements, share mortgages, charges and comparable instruments and documents from time to time executed pursuant to the terms of Section 7.2(J) in respect of at least 65% (or to the extent a 100% pledge would not (i) give rise to adverse United States federal income tax consequences as a result of Section 956(d) of the Code (or any successor provision) or (ii) be unlawful under applicable law or have material adverse tax consequences under applicable foreign law, 100%) of the voting Equity Interests (and 100% of the non-voting Equity Interests) of a Foreign Subsidiary, in each case (i) governed by the applicable local law in respect of such Foreign Subsidiary, (ii) in favor of the Administrative Agent for the benefit of the Holders of Obligations to secure the

Obligations under this Agreement and (iii) in form and substance reasonably satisfactory to the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Pledged Equity” means all Equity Interests in or upon which a security interest or Lien is from time to time granted to the Administrative Agent, for the benefit of the Holders of Obligations, under the Pledge Agreements.

“Pledged Subsidiary” means each Foreign Subsidiary of which any Equity Interest has been pledged to secure the Obligations as required by this Agreement, all pursuant to a legal, valid, binding and enforceable Pledge Agreement entered into by a Subsidiary Guarantor or any other holder or holders of such Equity Interests.

“Previous Letters of Credit” is defined in Section 3.2 hereof.

“Previous Revolving Loans” is defined in Section 2.1 hereof.

“Pricing Schedule” means the Pricing Schedule attached hereto and identified as such.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Proposed New Lender” is defined in Section 2.22 hereof.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (x) such Lender’s Revolving Loan Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by (y) the Aggregate Revolving Loan Commitment at such time; provided, however, (1) in the case of Section 2.24 when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage obtained by dividing (x) such Lender’s Revolving Loan Commitment at such time by (y) the Aggregate Revolving Loan Commitment (disregarding any Defaulting Lender’s Commitment) at such time and (2) if all of the Revolving Loan Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means the percentage obtained by dividing (x) the sum of (A) such Lender’s Revolving Loans, plus (B) such Lender’s share of the obligations to purchase participations in Swing Line Loans and Letters of Credit, by (y) the sum of (A) the aggregate outstanding amount of all Revolving Loans, plus (B) the aggregate outstanding amount of all Swing Line Loans and all Letters of Credit (giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination) at such time.

“Purchasers” is defined in Section 13.3(A).

“Rate Option” means the Eurocurrency Rate or the Floating Rate, as applicable.

“Receivable(s)” means and includes all of the Company’s and each Subsidiary’s presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of the Company or such Subsidiary to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guarantees with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

“Receivables and Related Security” means the Receivables and the related security and collections with respect thereto which are sold or transferred by the Company, an SPV or any other Subsidiary in connection with any Permitted Receivables Financing.

“Receivables Facility Attributed Indebtedness” means the amount of obligations outstanding under a Permitted Receivables Financing on any date of determination that would be characterized as principal if such facility were structured as a secured lending transaction rather than as a purchase.

“Register” is defined in Section 13.3(D) hereof.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Reimbursement Obligation” is defined in Section 3.7 hereof.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

“Replacement Lender” is defined in Section 2.19 hereof.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days after such event occurs.

“Request for Letter of Credit” is defined in Section 3.4(A) hereof.

“Required Lenders” means Lenders whose Pro Rata Shares, in the aggregate, are greater than fifty percent (50%); provided, however, that:

(x) without limiting Section 2.24(B), if any Lender is a Defaulting Lender and any such failure has not been cured, then, for so long as such failure continues, “Required Lenders” means, Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Revolving Loans or Swing Line Loans has not been so cured) whose Pro Rata Shares represent greater than fifty percent (50%) of the aggregate Pro Rata Shares of such Lenders; and

(y) if the Revolving Loan Commitments have been terminated pursuant to the terms of this Agreement, “Required Lenders” means Lenders (without regard to such Lenders’ performance of their respective obligations hereunder) whose aggregate Pro Rata Shares are greater than fifty percent (50%).

“Requirements of Law” means, as to any Person, any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Subsidiary.

“Revolving Credit Availability” means, at any particular time, the amount by which (x) the Aggregate Revolving Loan Commitment at such time exceeds (y) the Dollar Amount of the Revolving Credit Obligations outstanding at such time.

“Revolving Credit Obligations” means, at any particular time, the sum of (i) the outstanding principal Dollar Amount of the Revolving Loans at such time, plus (ii) the outstanding principal Dollar Amount of the Swing Line Loans at such time, plus (iii) the Dollar Amount of outstanding L/C Obligations at such time.

“Revolving Loan” is defined in Section 2.1 hereof.

“Revolving Loan Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans and to purchase participations in Letters of Credit and to participate in Swing Line Loans in an aggregate amount not exceeding the amount set forth on Exhibit A to this Agreement opposite its name thereon under the heading “Revolving Loan Commitment” or the signature page of the Assignment Agreement or Commitment and Acceptance, as applicable, by which it became a Lender, as such amount may be increased or decreased from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment Agreement or Commitment and Acceptance.

“Revolving Loan Termination Date” means March 19, 2017.

“S&P” means Standard & Poor’s.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Senior Note Indenture” means that certain Indenture dated as of August 7, 2006, between the Company, as the issuer thereunder, and J.P. Morgan Trust Company, National Association, as the trustee thereunder, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Notes” means the 6.375% Senior Notes due February 15, 2021, as the same may be amended, restated, supplemented or otherwise modified from time to time, issued by the Company pursuant to the Senior Note Indenture in an aggregate initial principal amount of $250,000,000.

“Significant Subsidiary” means, without duplication, (i) each Subsidiary Borrower, (ii) each Subsidiary Guarantor and (iii) each Material Subsidiary.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Special Foreign Subsidiary” means, at any time, any Foreign Subsidiary of the Company other than Steelcase SAS (a) that (i) is classified other than as a corporation for United States federal income tax purposes and (ii) whose delivery of a Subsidiary Guaranty (or, in the case of a Foreign Subsidiary Borrower, the assumption of joint and several liability hereunder for the Obligations of the Company or any Domestic Subsidiary Borrowers) would not be unlawful under applicable law or have material adverse tax consequences under applicable foreign law, or (b) whose delivery of a Subsidiary Guaranty (or, in the case of a Foreign Subsidiary Borrower, the assumption of joint and several liability hereunder for the Obligations of the Company or any Domestic Subsidiary Borrowers) would not (i) give rise to adverse United States federal income tax consequences as a result of Section 956(d) of the Code (or any successor provision) or (ii) be unlawful under applicable law or have material adverse tax consequences under applicable foreign law; provided, however, that in the event that a Foreign Subsidiary satisfies the requirements of clause (a)(i) or (b)(i) and such Foreign Subsidiary’s delivery of a Subsidiary Guaranty (or assumption of joint and several liability for the Obligations) would not be considered unlawful under applicable law or the  tax consequences would not be materially adverse under applicable foreign law if the obligations of such Foreign Subsidiary were limited to an absolute Dollar Amount (pursuant to a formula or otherwise), such Foreign Subsidiary shall be treated as a Special Foreign Subsidiary, subject to any such limitations.

“Special Foreign Subsidiary Borrower” means, at any time, any Foreign Subsidiary Borrower that is a Special Foreign Subsidiary.

“SPV” means a Subsidiary of the Company that is a special purpose entity established solely for the purpose of purchasing Receivables and related assets in connection with a Permitted Receivables Financing.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board of Governors of the Federal Reserve System, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal.  Such reserve, liquid asset, fees or similar requirements shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board of Governors of the Federal Reserve System.  Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board of Governors of the Federal Reserve System.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Steelcase SAS” means Steelcase SAS, a Societe par Actions Simplifiée organized and existing under the laws of the Republic of France.

 “Subsidiary” of a Person means, except as provided in the second succeeding sentence, (i) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Company and shall include, without limitation, each Subsidiary Borrower.

“Subsidiary Borrower” means any wholly-owned Subsidiary of the Company, whether now existing or hereafter formed, that becomes a party hereto pursuant to an Assumption Letter with the consent of one hundred percent (100%) of the Lenders and subject to the satisfaction of such other conditions set forth in Sections 2.23 and 5.3 of this Agreement, together with its respective successors and assigns, including a debtor-in-possession (or entity of analogous status under applicable foreign law) on behalf of any such Subsidiary.

“Subsidiary Guarantors” means (i) all of the Company’s Material Domestic Subsidiaries, if any, as of the Closing Date and (ii) any new Domestic Subsidiaries or Foreign Subsidiaries that are Special Foreign Subsidiaries, in each case, which become Subsidiary Guarantors in accordance with Section 7.2(I) or (J), in each case, together with their respective successors and assigns (including a debtor-in-possession, or entity of analogous status under applicable foreign law, on behalf of any such Subsidiary); provided, that a Subsidiary shall cease to be a Subsidiary Guarantor upon the release of the obligations of such Subsidiary under the Subsidiary Guaranty in accordance with the provisions of Section 11.15(B) hereof.

“Subsidiary Guaranty” means any guaranty, in form and substance substantially similar to Exhibit I hereto, executed by the Subsidiary Guarantors in favor of the Administrative Agent, for the ratable benefit of itself and the other Holders of Obligations, unconditionally guaranteeing all of the indebtedness, obligations and liabilities of the Borrowers arising under or in connection with the Loan Documents, as the same may be amended, restated, supplemented or otherwise modified from time to time (including to add additional Subsidiary Guarantors).

“Supporting Group” means, as of any date of determination, without duplication, (a) the Company, (b) each Domestic Subsidiary Borrower and Special Foreign Subsidiary Borrower (but not any Traditional Foreign Subsidiary Borrower), (c) each Subsidiary Guarantor, (d) each Pledged Subsidiary and (e) each Subsidiary of a Pledged Subsidiary.

“Swing Line Bank” means JPMorgan or any other successor Swing Line Bank pursuant to the terms hereof.

“Swing Line Commitment” means the obligation of the Swing Line Bank to make Swing Line Loans to the Company up to a maximum principal Dollar Amount of $25,000,000 at any one time outstanding.

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time.  The Swing Line Exposure of any Lender at any time shall be its Pro Rata Share of the total Swing Line Exposure at such time.

“Swing Line Loan” means a Loan made available to the Company by the Swing Line Bank pursuant to Section 2.2 hereof.

“Swing Line Repayment Date” is defined in Section 2.2(D).

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“Taxes” is defined in Section 2.14(E)(i) hereof.

“Temporary Leverage Ratio Step Up” is defined in Section 7.4(A) hereof.

“Termination Date” means the earlier of (a) the Revolving Loan Termination Date, and (b) the date of termination in whole of the Aggregate Revolving Loan Commitment pursuant to Section 2.5 or 9.1 hereof.

“Termination Event” means (i) a Reportable Event with respect to any Benefit Plan; (ii) a failure by the Company or any member of the Controlled Group to pay any required contribution under Section 430(j) of the Code on or before the due date for such contribution; (iii) the withdrawal of the Company or any member of the Controlled Group from a Benefit Plan during a plan year in which the Company or such Controlled Group member was a “substantial employer” as defined in Section 4001(a)(2) of ERISA with respect to such Plan; (iv) the imposition of an obligation under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (v) the institution by the PBGC of proceedings to terminate or appoint a trustee to administer a Benefit Plan; (vi) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vii) the partial or complete withdrawal of the Company or any member of the Controlled Group from a Multiemployer Plan.

“Traditional Foreign Subsidiary Borrower” means, at any time, any Foreign Subsidiary Borrower that is not a Special Foreign Subsidiary.

“Transferee” is defined in Section 13.4.

“Type” means, with respect to any Loan, its nature as a Floating Rate Loan or a Eurocurrency Rate Loan.

“Unmatured Default” means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.  Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with Agreement Accounting Principles.

1.2. References.  Any references to Subsidiaries of the Company set forth herein with respect to representations and warranties which deal with historical matters shall be deemed to include the Company and its Subsidiaries and shall not in any way be construed as consent by the Administrative Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

1.3. Company Acting on Behalf of Itself and Subsidiary Borrowers.  Whether or not expressly provided herein, each notice or certificate delivered hereunder or in connection herewith or the other Loan Documents by or to the Company (in its capacity as a Borrower) or an officer thereof, and each notice or consent requested by or from the Company (in its capacity as a Borrower) or an officer thereof, shall be so delivered or given to, by or on behalf of the Company for the benefit of itself and the Subsidiary Borrowers.  In furtherance and without limitation of the foregoing, the Company is hereby authorized and given an irrevocable power of attorney by and on behalf of each of the Subsidiary Borrowers to perform and accept any and all such actions on its behalf under this Agreement and the other Loan Documents.

1.4. Joint and Several Liability for Obligations of the Company, Domestic Subsidiary Borrowers and Special Foreign Subsidiary Borrowers; Joint and Several Liability for Obligations of the Traditional Foreign Subsidiary Borrowers; No Liability of Traditional Foreign Subsidiary Borrowers for Obligations of the Company, the Domestic Subsidiary Borrowers or the Special Foreign Subsidiary Borrowers

(A) Joint and Several Liability for Obligations of the Company, Domestic Subsidiary Borrowers and Special Foreign Subsidiary Borrowers.  Notwithstanding anything to the contrary contained herein, each of the Company, each Domestic Subsidiary Borrower and each Special Foreign Subsidiary Borrower jointly and severally hereby irrevocably and unconditionally retains and accepts, not merely as a surety but also as a co-debtor, joint and several liability with one another with respect to the payment and performance of all of the Obligations of or attributable to such Borrowers arising hereunder or under the other Loan Documents, it being the intention of the parties hereto that all of such Obligations shall be the joint and several obligations of the Company, the Domestic Subsidiary Borrowers and the Special Foreign Subsidiary Borrowers without preferences or distinction among them.  Each provision hereunder or in the Loan Documents relating to the obligations or liabilities of the Company, any Domestic Subsidiary Borrower or any Special Foreign Subsidiary Borrower shall be deemed to include a reference to all such Borrowers, as joint and several obligors for such obligations and liabilities, whether or not a specific reference to any other Borrower is included therein.

(B) Joint and Several Liability for Obligations of the Traditional Foreign Subsidiary Borrowers.  Notwithstanding anything to the contrary contained herein, each of the Company, each Domestic Subsidiary Borrower and each Special Foreign Subsidiary Borrower jointly and severally hereby irrevocably and unconditionally retains and accepts, not merely as a surety but also as a co-debtor, joint and several liability with the Traditional Foreign Subsidiary Borrowers (and the Traditional Foreign Subsidiary Borrowers retain and accept such joint and several liability with one another) with respect to the payment and performance of all of the Obligations of or attributable to the Traditional Foreign Subsidiary Borrowers arising hereunder or under the other Loan Documents, it being the intention of the parties hereto that all of such Obligations shall be the joint and several obligations of the Company, each Domestic Subsidiary Borrower and each Foreign Subsidiary Borrower without preferences or distinction among them.  Each provision hereunder or in the Loan Documents relating to the obligations or liabilities of any Traditional Foreign Subsidiary Borrowers shall be deemed to include a reference to the Company, the Domestic Subsidiary Borrowers and any other Foreign Subsidiary Borrower, as a joint and several obligor for such obligations and liabilities, whether or not a specific reference to the Company, any Domestic Subsidiary Borrower or such other Foreign Subsidiary Borrower is included therein.

(C) No Liability of Traditional Foreign Subsidiary Borrowers for Obligations of the Company, the Domestic Subsidiary Borrowers or the Special Foreign Subsidiary Borrowers.  Notwithstanding anything to the contrary contained herein and notwithstanding that the Company, the Domestic Subsidiary Borrowers and the Special Foreign Subsidiary Borrowers shall be liable for all of the Loans and other Obligations of all Borrowers hereunder, no Traditional Foreign Subsidiary Borrower shall be liable for the Loans made to or any other Obligations incurred solely by or on behalf of the Company, any Domestic Subsidiary Borrower or any Special Foreign Subsidiary Borrower.

1.5. Amendment and Restatement of Existing Credit Agreement.  The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Sections 5.1 and 5.2, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement.  This Agreement is not intended to and shall not constitute a novation.  All “Loans” made and “Obligations” incurred under and as defined in the Existing Credit Agreement which are outstanding on the Closing Date, if any, shall continue as Loans and Obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents.  Without limiting the foregoing, upon the effectiveness hereof: (a) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents, (b) all “Letters of Credit” issued (or deemed issued) under and as defined in the Existing Credit Agreement which remain outstanding on the Closing Date, if any, shall continue as Letters of Credit under (and shall be governed by the terms of) this Agreement, (c) notwithstanding any provisions to the contrary in the Existing Credit Agreement, the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s Pro Rata Share of the “Revolving Credit Obligations” under the Existing Credit Agreement and participations therein as are necessary in order that the Revolving Credit Obligations with respect to such Lender hereunder reflects such Lender’s Pro Rata Share of the Revolving Credit Obligations on the Closing Date, (d) the Previous Revolving Loans (as defined in Section 2.1(A)) of each Departing Lender shall be repaid in full in cash in immediately available funds (accompanied by any accrued and unpaid interest and fees thereon and any other amounts or liabilities owing to each Departing Lender under the Existing Credit Agreement), each Departing Lender’s “Revolving Loan Commitment” under the Existing Credit Agreement shall be terminated and be of no further force and effect, each Departing Lender shall not be a Lender for any purpose hereunder (except to the extent of any indemnification of the Existing Credit Agreement that is meant to continue to apply to such Departing Lender by its express terms), and such Departing Lender shall be released from any obligation or liability under the Existing Credit Agreement and (e) to the extent any “Loans” are outstanding under the Existing Credit Agreement on the Closing Date, the Borrowers hereby agree to compensate each Lender and each Departing Lender, unless waived by such Lender in its sole discretion, for any and all losses, costs and expenses incurred by such Lender in connection with the reallocation, sale or assignment of any Eurocurrency Rate Loans (including the “Eurocurrency Rate Loans” under the Existing Credit Agreement), in each case on the terms and in the manner set forth in Section 4.4 hereof.  Without limiting the forgoing, the parties hereto (including, without limitation, each Departing Lender) hereby agree that the consent of any Departing Lender shall be limited to the acknowledgements and agreements set forth in this Section 1.5 and shall not be required as a condition to the effectiveness of any other amendments, restatements, supplements or modifications to the Existing Credit Agreement or the Loan Documents.

ARTICLE II: REVOLVING LOAN FACILITIES

2.1. Revolving Loans.

(A) If on the Closing Date, any “Loans” made to the Company under (and as defined in) the Existing Credit Agreement remain outstanding (such outstanding revolving loans being hereinafter referred to as the “Previous Revolving Loans”), then the Borrower and each of the Lenders agree that on the Closing Date but subject to the satisfaction of the conditions precedent set forth in Sections 5.1 and 5.2 (as applicable, including repayment of Previous Revolving Loans of the Departing Lenders and the reallocation and other transactions described in Section 1.5), the Previous Revolving Loans shall be reevidenced as Revolving Loans under this Agreement and the terms of the Previous Revolving Loans shall be restated in their entirety and evidenced by this Agreement.  Upon the satisfaction of the applicable conditions precedent set forth in Sections 5.1, 5.2 and 5.3, from and including the Closing Date and prior to the Termination Date, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrowers from time to time, in any Agreed Currency, in a Dollar Amount not to exceed such Lender’s Pro Rata Share of Revolving Credit Availability at such time (each individually, a “Revolving Loan” and, collectively with each Previous Revolving Loan, if any, the “Revolving Loans”); provided, however, that, subject to Section 2.4(B), at no time shall the Dollar Amount of the Revolving Credit Obligations exceed the Aggregate Revolving Loan Commitment.  Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Revolving Loans at any time prior to the Termination Date.  On the Termination Date, the Borrowers shall repay in full the outstanding principal balance of the Revolving Loans.

(B) Borrowing/Election Notice. The Company (on behalf of itself or any Subsidiary Borrower) shall deliver to the Administrative Agent a Borrowing/Election Notice, signed by it, in accordance with the terms of Section 2.7, in order to request an Advance.

(C) Making of Revolving Loans.  Promptly after receipt of the Borrowing/Election Notice under Section 2.7 in respect of Revolving Loans, the Administrative Agent shall notify each Lender in writing (including electronic transmission, facsimile transmission or similar writing), of the requested Revolving Loan.  Each Lender shall make available its Revolving Loan in accordance with the terms of Section 2.6.  The Administrative Agent will promptly make the funds so received from the Lenders available to the applicable Borrower at the Administrative Agent’s office in Chicago, Illinois or the Administrative Agent’s Eurocurrency Payment Office on the applicable Borrowing Date and shall disburse such proceeds in accordance with disbursement instructions set forth in such Borrowing/Election Notice.  The failure of any Lender to deposit the amount described above with the Administrative Agent on the applicable Borrowing Date shall not relieve any other Lender of its obligations hereunder to make its Revolving Loan on such Borrowing Date.

2.2. Swing Line Loans.

(A) Amount of Swing Line Loans.  Upon the satisfaction of the applicable conditions precedent set forth in Section 5.1, 5.2 and 5.3, from and including the Closing Date and prior to the Termination Date and in the sole discretion of the Swing Line Bank, the Swing Line Bank agrees, on the terms and conditions set forth in this Agreement, to make swing line loans to the Borrowers from time to time, in any Agreed Currency, in an aggregate Dollar Amount not to exceed the Swing Line Commitment (each, individually, a “Swing Line Loan” and collectively, the “Swing Line Loans”); provided, however, that, subject to Section 2.4(B), (i) at no time shall the Dollar Amount of the Revolving Credit Obligations exceed the Aggregate Revolving Loan Commitment and (ii) at no time shall the sum of (a) the Swing Line Bank’s Pro Rata Share of the Swing Line Loans, plus (b) the outstanding Dollar Amount of Revolving Loans made by the Swing Line Bank pursuant to Section 2.1, plus (c) the Swing Line Bank’s and its Affiliates’ Pro Rata Share of the outstanding L/C Obligations, exceed the Swing Line Bank’s Revolving Loan Commitment at such time.  Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Swing Line Loans at any time prior to the Termination Date.

(B) Borrowing/Election Notice.  The Company (on behalf of itself or any Subsidiary Borrower) shall deliver to the Administrative Agent and the Swing Line Bank a Borrowing/Election Notice, signed by it, not later than (x) 12:00 noon (Chicago time) on the Borrowing Date of each Swing Line Loan to be made in Dollars and (y) 12:00 noon (London time) one (1) Business Day prior to the Borrowing Date of each Swing Line Loan to be made in euro, specifying (i) the applicable Borrowing Date (which date shall be a Business Day and which may be the same date as the date the Borrowing/Election Notice is given), (ii) the Agreed Currency applicable thereto and (iii) the aggregate amount of the requested Swing Line Loan which shall be a Dollar Amount not less than $500,000 and increments of $500,000 in excess thereof.

(C) Making of Swing Line Loans.  Not later than 2:00 p.m. (Local Time) on the applicable Borrowing Date, the Swing Line Bank shall make available its Swing Line Loan, in funds immediately available in Chicago, Illinois to the Administrative Agent at its address specified pursuant to Article XIV or at the applicable Eurocurrency Payment Office.  The Administrative Agent will promptly make the funds so received from the Swing Line Bank available to the applicable Borrower on the Borrowing Date at the Administrative Agent’s aforesaid address.

(D) Repayment of Swing Line Loans.  Each Swing Line Loan shall be paid in full by the Borrowers upon demand by the Swing Line Bank or on such other Business Day as may be agreed to in writing by the Company and the Swing Line Bank (in any case, the “Swing Line Repayment Date”).  The Borrowers may at any time pay, without penalty or premium, all outstanding Swing Line Loans or, in a minimum Dollar Amount of $500,000 and increments of $500,000 in excess thereof, any portion of the outstanding Swing Line Loans, upon notice to the Administrative Agent and the Swing Line Bank.  In addition, the Administrative Agent (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan or (ii) shall on the Swing Line Repayment Date require each Lender (including the Swing Line Bank) to make a Revolving Loan in, at the Swing Line Bank’s option,  the amount (in the currency in which such Swing Line Loan was made) or Dollar Amount of such Lender’s Pro Rata Share of such Swing Line Loan, for the purpose of repaying such Swing Line Loan.  No later than 2:00 p.m. (Local Time) on the date of any notice received pursuant to this Section 2.2(D) (in the case of Revolving Loans to be made in Dollars) or three (3) Business Days following such date (in the case of Revolving Loans to be made in any currency other than Dollars), each Lender shall make available its required Revolving Loan or Revolving Loans, in funds immediately available to the Administrative Agent in Chicago, Illinois at its address specified pursuant to Article XIV or at the applicable Eurocurrency Payment Office.  Revolving Loans made pursuant to this Section 2.2(D), if made in Dollars, shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurocurrency Rate Loans in the manner provided in Section 2.9 and subject to the other conditions and limitations therein set forth and set forth in this Article II.  Revolving Loans made pursuant to this Section 2.2(D), if made in euro, shall initially be Eurocurrency Rate Loans having an Interest Period of one month and thereafter shall be subject to Section 2.9 and the other conditions and limitations therein set forth and set forth in this Article II.  Unless a Lender shall have notified the Swing Line Bank, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 5.1, 5.2 or 5.3 had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.2(D) to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Swing Line Bank or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Company, or

(d) any other circumstances, happening or event whatsoever.  In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.2(D), the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied.  In addition to the foregoing, if for any reason any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.2(D), such Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Swing Line Bank, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in, at the Swing Line Bank’s option, the amount or Dollar Amount, as applicable, of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received.  On the Termination Date, the Borrowers shall repay in full the outstanding principal balance of the Swing Line Loans.

2.3. Rate Options for all Advances; Maximum Interest Periods.  The Swing Line Loans, if denominated in Dollars, shall be Floating Rate Advances, and, if denominated in euro, shall bear interest at a rate at which the Swing Line Bank offers to place deposits in euro for the applicable period to first-class banks in the London interbank market at approximately 11:00 a.m. London time on the first day of the applicable Interest Period for such Swing Line Loan in euro at the time of the making of any such Swing Line Loan.  The Revolving Loans may be Floating Rate Advances (if denominated in Dollars) or Eurocurrency Rate Advances, or a combination thereof, selected by the Company (on behalf of itself or any Subsidiary Borrower) in accordance with Section 2.9.  The Company may select, in accordance with Section 2.9, Rate Options and Interest Periods applicable to portions of the Revolving Loans; provided that there shall be no more than eight (8) Interest Periods in effect with respect to all of the Loans at any time.

2.4. Optional Payments; Mandatory Prepayments; Determination of Dollar Amounts.

(A) Optional Payments.  The Borrowers may from time to time and at any time upon at least one (1) Business Day’s prior written notice repay or prepay, without penalty or premium all or any part of outstanding Floating Rate Advances in an aggregate minimum Dollar Amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof.  Eurocurrency Rate Advances may be voluntarily repaid or prepaid prior to the last day of the applicable Interest Period, subject to the indemnification provisions contained in Section 4.4, in an aggregate minimum Dollar Amount of $5,000,000 and in integral multiples of $1,000,000, in excess thereof, provided, that no Borrower may so prepay Eurocurrency Rate Advances unless it shall have provided at least (i) in the case of a Eurocurrency Rate Advance denominated in Dollars, three (3) Business Days’ prior written notice and (ii) in the case of a Eurocurrency Rate Advance denominated in euro, four (4) Business Days prior written notice, in each case to the Administrative Agent of such prepayment.

(B) Mandatory Prepayments of Revolving Loans; Cash Collateralization of L/C Obligations.

(i) If at any time and for any reason (other than fluctuations in currency exchange rates) the Dollar Amount of the Revolving Credit Obligations (calculated, with respect to those Credit Events denominated in euros, as of the most recent Computation Date with respect to such Credit Event) are greater than the Aggregate Revolving Loan Commitment, the Company shall immediately make a mandatory prepayment of the Obligations (and if no Loans are outstanding, cash collateralize L/C Obligations pursuant to Section 3.11) in an amount equal to such excess.

(ii) If at any time, solely as a result of fluctuations in currency exchange rates, (x) the Dollar Amount of the Revolving Credit Obligations (as calculated in clause (i) above) exceeds one hundred three percent (103%) of the Aggregate Revolving Loan Commitment, (y) the Dollar Amount of the Swing Line Exposure (as calculated in clause (i) above) exceeds one hundred five percent (105%) of the Swing Line Commitment or (z) the Dollar Amount of the L/C Obligations (as calculated in clause (i) above) exceeds one hundred five percent (105%) of the L/C Sublimit, then the Borrowers for the ratable benefit of the Lenders shall immediately, in the case of clause (x), prepay Loans (and if no Loans are outstanding, cash collateralize L/C Obligations pursuant to Section 3.11) in an aggregate amount such that after giving effect thereto the Dollar Amount of the Revolving Credit Obligations is less than or equal to the Aggregate Revolving Loan Commitment, in the case of clause (y), prepay Swing Line Loans in an aggregate amount such that after giving effect thereto the Dollar Amount of the Swing Line Exposure is less than or equal to the Swing Line Commitment, and in the case of clause (z), cash collateralize L/C Obligations in an aggregate amount such that after giving effect thereto the Dollar Amount of the L/C Obligations is less than or equal to the L/C Sublimit.

(iii) All of the mandatory prepayments made hereunder shall be applied first to Floating Rate Loans and to any Eurocurrency Rate Loans maturing on such date and then to subsequently maturing Eurocurrency Rate Loans in order of maturity, subject to Section 4.4 hereof.  Mandatory repayments shall be accompanied by (i) accrued interest on the principal amount prepaid and (ii) in respect of amounts applied to repayment of any Eurocurrency Rate Loans, break funding payments, if any, pursuant to Section 4.4.

(C) Determination of Dollar Amounts.  The Administrative Agent will determine the Dollar Amount of:

(i) each Eurocurrency Rate Advance as of the date two (2) Business Days prior to the date of such Advance or, if applicable, the date of conversion/continuation of any Advance as a Eurocurrency Rate Advance,

(ii) the L/C Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit, and

(iii) all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (i), (ii) and (iii) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.

2.5. Voluntary Reduction of Commitments.  The Company (on behalf of itself and the Subsidiary Borrowers) may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part ratably among the Lenders, in an aggregate minimum amount of $5,000,000 with respect thereto and integral multiples of $1,000,000 in excess of that amount with respect thereto (unless the Aggregate Revolving Loan Commitment is reduced in whole), upon at least three (3) Business Day’s prior written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Revolving Loan Commitment may not be reduced below the aggregate principal Dollar Amount of the outstanding Revolving Credit Obligations.  All accrued facility fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

2.6. Method of Borrowing.  Not later than 12:00 noon (Chicago time) on each applicable Borrowing Date, each Lender shall make available its Revolving Loan denominated in Dollars in immediately available funds in Dollars to the Administrative Agent at its address specified pursuant to Article XIV, and not later than 12:00 noon (Local Time) on each applicable Borrowing Date, each Lender shall make its Revolving Loan denominated in euro in immediately available funds in euro to the Administrative Agent at its Eurocurrency Payment Office.  The Administrative Agent will promptly make the funds so received from the Lenders available to the applicable Borrower at the Administrative Agent’s aforesaid applicable address.

2.7. Method of Selecting Types, Currency and Interest Periods for Advances.  The Company (on behalf of itself or any applicable Subsidiary Borrower) shall select the Type of Advance and, in the case of each Eurocurrency Rate Advance, the Interest Period and Agreed Currency applicable to each Advance from time to time.  The Company shall give the Administrative Agent irrevocable notice of such request in substantially the form of Exhibit B hereto (a “Borrowing/Election Notice”) not later than (a) 11:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance and (b) (i) 11:00 a.m. (Local Time) three (3) Business Days (in the case of a Eurocurrency Rate Advance denominated in Dollars) or (ii) 11:00 a.m. (Local Time) four (4) Business Days (in the case of a Eurocurrency Rate Advance denominated in euro), in each case before the Borrowing Date for each such Eurocurrency Rate Advance, specifying:  (i) the Borrowing Date (which shall be a Business Day) of such Advance; (ii) the aggregate amount of such Advance; (iii) the Type of Advance selected; (iv) in the case of each Eurocurrency Rate Advance, the Interest Period and Agreed Currency applicable thereto; and (v) the account of the applicable Borrower to which the proceeds of the applicable Advance are to be credited.  All Obligations other than Eurocurrency Rate Loans shall bear interest from and including the date of the making of such Advance, in the case of Loans, and the date such Obligation is due and owing in the case of such other Obligations, to (but not including) the date of repayment thereof at the Floating Rate changing when and as such Floating Rate changes.  Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Loan will take effect simultaneously with each change in the Alternate Base Rate.  Each Eurocurrency Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurocurrency Rate, changing when and as such Eurocurrency Rate changes.

2.8. Minimum Amount of Each Advance.  Each Advance (other than an Advance to repay Swing Line Loans or a Reimbursement Obligation) shall be in the minimum Dollar Amount of $5,000,000 and in multiples equal to the Dollar Amount of $1,000,000 if in excess thereof; provided, however, that any Floating Rate Advance may be in the Dollar Amount of the unused Aggregate Revolving Loan Commitment.

2.9. Method of Selecting Types, Currency and Interest Periods for Conversion and Continuation of Advances.

(A) Right to Convert.  The Company (on behalf of itself or any Subsidiary Borrower) may elect from time to time, subject to the provisions of Section 2.3 and this Section 2.9, to convert all or any part of a Loan of any Type into any other Type or Types of Loan; provided that any conversion of any Eurocurrency Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto.

(B) Automatic Conversion and Continuation.  Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are converted into Eurocurrency Rate Loans.  Eurocurrency Rate Loans in Dollars shall continue as Eurocurrency Rate Loans in Dollars until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Rate Loans shall be automatically converted into Floating Rate Loans unless the Company shall have given the

Administrative Agent notice in accordance with Section 2.9(D) requesting that, at the end of such Interest Period, such Eurocurrency Rate Loans continue as a Eurocurrency Rate Loan.  Unless a Borrowing/Election Notice shall have timely been given in accordance with the terms of this Section 2.9, Eurocurrency Rate Advances in euro shall automatically continue as Eurocurrency Rate Advances in euro with an Interest Period of one (1) month.

(C) No Conversion Post-Default or Post-Unmatured Default.  Notwithstanding anything to the contrary contained in Section 2.9(A) or Section 2.9(B), when any Default or Unmatured Default has occurred and is continuing, (i) no outstanding Loan denominated in Dollars may be converted into or continued as a Eurocurrency Rate Loan, (ii) unless repaid, each Eurocurrency Rate Loan denominated in Dollars shall be converted into a Floating Rate Loan at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Rate Loan denominated in an Agreed Currency (other than Dollars) shall automatically be continued as a Eurocurrency Rate Loan with an Interest Period of one month.

(D) Borrowing/Election Notice.  The Company (on behalf of itself or any Subsidiary Borrower) shall give the Administrative Agent an irrevocable Borrowing/Election Notice of each conversion of a Floating Rate Loan into a Eurocurrency Rate Loan or continuation of a Eurocurrency Rate Loan not later than 11:00 a.m. (Local Time) three (3) Business Days (in the case of a Eurocurrency Rate Loan denominated in Dollars) or four (4) Business Days (in the case of a Eurocurrency Rate Loan denominated in euro, in each case prior to the date of the requested conversion or continuation, with respect to any Loan to be converted or continued as a Eurocurrency Rate Loan, specifying:  (i) the requested date (which shall be a Business Day) of such conversion or continuation; (ii) the amount and Type of the Loan to be converted or continued; and (iii) the amount of Eurocurrency Rate Loan(s) into which such Loan is to be converted or continued, the Agreed Currency and the duration of the Interest Period applicable thereto.

(E) Limitations on Conversion.  Notwithstanding anything herein to the contrary, at the election of the Company under this Section 2.9, Eurocurrency Rate Advances in an Agreed Currency may be converted and/or continued as Eurocurrency Rate Advances only in the same Agreed Currency.

2.10. Default Rate.  After the occurrence and during the continuance of a Default, the interest rate(s) applicable to the Obligations shall be equal to the then applicable rate plus two percent (2%) per annum, and the fee described in Section 3.8(A) shall be equal to the then Applicable L/C Fee Percentage plus two percent (2%) per annum.

2.11. Method of Payment; Denomination of Amounts in Dollars; Dollar Equivalent of Reimbursement Obligations. All payments of principal, interest, fees, commissions and L/C Obligations hereunder shall be made, without setoff, deduction or counterclaim (unless indicated otherwise in Section 2.14(E)), in immediately available funds to the Administrative Agent (i) at the Administrative Agent’s address specified pursuant to Article XIV with respect to Advances or other Obligations denominated in Dollars and (ii) at the Administrative Agent’s Eurocurrency Payment Office with respect to any Advance or other Obligations denominated in euro, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Company, by 1:00 p.m. (Local Time) on the date when due and shall be made ratably among the Lenders (unless such amount is not to be shared ratably in accordance with the terms hereof).  Each Credit Event shall be repaid or prepaid in the Agreed Currency in which it was made in the amount borrowed and interest payable thereon shall also be paid in such currency.  Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds which the Administrative Agent received at its address specified pursuant to Article XIV, at its Eurocurrency Payment Office or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Each reference to the Administrative Agent in this Section 2.11 shall also be deemed to refer, and shall apply equally, to the Issuing Bank, in the case of payments required to be made by the Company to the Issuing Bank pursuant to Article III.

(B) All Dollar Amounts referenced herein shall be calculated using the Dollar Amount determined based upon the Equivalent Amount in effect as of the date of any determination thereof; provided, however, that to the extent the Borrowers shall be obligated hereunder to pay in Dollars any Credit Event denominated in a currency other than Dollars, such amount shall be paid in Dollars using the Dollar Amount of the Credit Event (calculated based upon the Equivalent Amount in effect on the date of payment thereof).  Notwithstanding anything herein to the contrary, the full risk of currency fluctuations shall be borne by the Borrowers and each Borrower agrees to indemnify and hold harmless the Issuing Bank, the Administrative Agent and the Lenders from and against any loss resulting from any Credit Event denominated in euro and for which the Lenders are not repaid or reimbursed, when due, in euro.

(C) Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in euro, currency control or exchange regulations are imposed in the European Union or any Participating Member State which issues euro with the result that different types of currency (the “Substituted Currency”) are introduced and/or required to be substituted therefor and the euro no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in euro, then all payments to be made by any Borrower hereunder in euro shall be made to the Administrative Agent in such amount and such type of the Substituted Currency or, if payment in such Substituted Currency cannot be made due to the imposition of any such currency control or exchange regulations or if the Administrative Agent otherwise objects to repayment in such Substituted Currency, or the terms of this Agreement request or require the conversion of such Credit Event into Dollars, in Dollars, as shall be equivalent to the Dollar Amount of such payment otherwise due hereunder in euro, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations or conversion.

2.12. Evidence of Debt.

(A) Loan Account.  Each Lender shall maintain in accordance with its usual practice an account or accounts (a “Loan Account”) evidencing the indebtedness of the Borrowers to such Lender owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(B) Register.  The Register maintained by the Administrative Agent pursuant to Section 13.3(D) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, (iii) the effective date and amount of each Assignment Agreement delivered to and accepted by it and the parties thereto pursuant to Section 13.3, (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof and (v) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

(C) Entries in Loan Account and Register.  The entries made in the Loan Account, the Register and the other accounts maintained pursuant to clauses (A) or (B) of this Section shall be conclusive and binding for all purposes, absent manifest error, unless the Company (on behalf of itself or any Subsidiary Borrower) objects to information contained in the Loan Accounts, the Register or the other accounts within thirty (30) days of the Company’s receipt of such information; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(D) Notes Upon Request.  Any Lender may request that the Loans made by it each be evidenced by a promissory note in substantially the form of Exhibit J to evidence such Lender’s Loans.  In such event, each Borrower shall prepare, execute and deliver to such Lender such a promissory note for such Loans payable to the order of such Lender.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (prior to any assignment pursuant to Section 13.3) be represented by one or more promissory notes in such form, payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such note for cancellation and requests that such Loans once again be evidenced as described in clauses (a) and (b) above.

2.13. Telephonic Notices.  Each Borrower authorizes the Lenders and the Administrative Agent to extend Advances and to transfer funds based only on written notices, and to effect selections of Types of Advances based on telephonic (solely in the case of Loans denominated in Dollars) or written notices, in each case, made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Company.  The Company (on behalf of itself or any Subsidiary Borrower) agrees to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice.  If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.  In case of disagreement concerning such notices, if the Administrative Agent has recorded telephonic borrowing notices, such recordings will be made available to the Company upon the Company’s request therefor.

2.14. Promise to Pay; Interest and Fees; Interest Payment Dates; Interest and Fee Basis; Taxes.

(A) Promise to Pay.  Without limiting the provisions of Section 1.4 hereof, each Borrower unconditionally promises to pay when due the principal amount of each Loan incurred by it and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the other Loan Documents.

(B) Interest Payment Dates.  Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, upon any prepayment whether by acceleration or otherwise, and at maturity (whether by acceleration or otherwise).  Interest accrued on each Eurocurrency Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which such Eurocurrency Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity.  Interest accrued on each Eurocurrency Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.  Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) on each Payment Date, commencing on the first such Payment Date following the incurrence of such Obligations, (ii) upon repayment thereof in full or in part and (iii) if not theretofore paid in full, at the time such other Obligations become due and payable (whether by acceleration or otherwise).

(C) Fees.

(i) Facility Fee.  The Company shall pay to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares, from and after the date of this Agreement until the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole, a facility fee accruing at the rate of the then Applicable Facility Fee Percentage on the amount of the Aggregate Revolving Loan Commitment (whether used or unused).  All such facility fees payable under this clause (C)(i) shall be payable quarterly in arrears on each Payment Date occurring after the date of this Agreement (with the first such payment being calculated for the period from the Closing Date and ending on June 30, 2012), and, in addition, on the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole.

(ii) Other Fees.  The Company agrees to pay to the Administrative Agent and the Arranger, as the case may be, fees payable in the amounts and at the times separately agreed upon among any of the Company, the Administrative Agent and the Arranger.

(D) Interest and Fee Basis; Applicable Eurocurrency Margin, Applicable Floating Rate Margin, Applicable L/C Fee Percentage, Applicable Facility Fee Percentage.

(i) Interest on all Loans and on all fees shall be calculated for actual days elapsed on the basis of a 360-day year; provided, however, interest on all Floating Rate Loans that are based on the Prime Rate shall be calculated for actual days elapsed on the basis of a 365-, or when appropriate 366-, day year.  Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (Local Time) at the place of payment.  If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

(ii) The Applicable Eurocurrency Margin, Applicable Floating Rate Margin, Applicable L/C Fee Percentage and Applicable Facility Fee Percentage shall be determined on the basis of the then applicable Status, as defined in the Pricing Schedule.

(E) Taxes.

(i) Any and all payments by the Borrowers hereunder (whether in respect of principal, interest, fees or otherwise) shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, fees, assessments, charges or withholdings or any interest, penalties or liabilities with respect thereto imposed by any Governmental Authority including those arising after the date hereof as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of each Lender and the Administrative Agent, (a) such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by such Lender’s or the Administrative Agent’s, as the case may be, net income or similar taxes imposed by the United States of America or any Governmental Authority of the jurisdiction under the laws of which such Lender or the Administrative Agent, as the case may be, is incorporated or organized, maintains its principal office or maintains a Lending Installation and (b) any United States federal withholding Taxes imposed under FATCA (all such non-excluded taxes, levies, imposts, deductions, fees, assessments, charges, withholdings, and liabilities which the Administrative Agent or a Lender determines to be applicable to this Agreement, the other Loan Documents, the Revolving Loan Commitments, the Loans or the Letters of Credit being hereinafter referred to as “Taxes”).  If any Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.14(E)) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Borrower shall make such deductions or withholdings, and (iii) the applicable Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law.  If any Tax, including, without limitation, any withholding tax, of the United States of America or any other Governmental Authority shall be or become applicable (y) after the date of this Agreement, to such payments by the Borrowers made to the Lending Installation or any other office that a Lender may claim as its Lending Installation, or (z) after such Lender’s selection and designation of any other Lending Installation, to such payments made to such other Lending Installation, such Lender shall use reasonable efforts to make, fund and maintain its Loans through another Lending Installation of such Lender in another jurisdiction so as to reduce the Borrower’s liability hereunder, if the making, funding or maintenance of such Loans through such other Lending Installation of such Lender does not, in the reasonable judgment of such Lender, otherwise adversely and materially affect such Loans, or obligations under the Revolving Loan Commitments of such Lender.

(ii) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, from the issuance of Letters of Credit hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Revolving Loan Commitments, the Loans or the Letters of Credit (hereinafter referred to as “Other Taxes”).

(iii) Each Borrower hereby agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.14(E)) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within thirty (30) days after the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.  A certificate as to any additional amount payable to any Lender or the Administrative Agent under this Section 2.14(E) submitted to the Company and the Administrative Agent (if a Lender is so submitting) by such Lender or the Administrative Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto.  With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate Governmental Authorities, the Company (on behalf of itself or any Subsidiary Borrower) shall promptly (and in any event not later than thirty (30) days after receipt) furnish to each Lender and the Administrative Agent such certificates, receipts and other documents as may be reasonably required (in the judgment of such Lender or the Administrative Agent) to establish any tax credit to which such Lender or the Administrative Agent may be entitled.

(iv) Within thirty (30) days after the date of any payment of Taxes or Other Taxes by any Borrower, the Company shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof.

(v) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers, the Lenders and the Administrative

Agent contained in this Section 2.14(E) shall survive the payment in full of all Obligations hereunder, the termination of the Letters of Credit and the termination of this Agreement.

(vi) Each Lender (including any Replacement Lender or Purchaser) and, if applicable, the Administrative Agent, that is not created or organized under the laws of the United States of America or a political subdivision thereof (each a “Non-U.S. Lender”) shall deliver to the Company and the Administrative Agent on or before the Closing Date, or, if later, the date on which such Lender becomes a Lender pursuant to Section 13.3 hereof, either (A) two (2) duly completed copies of either IRS Form W-8BEN, or IRS Form W-8ECI, or in either case, an applicable successor form; or (B) in the case of a Non-U.S. Lender that is not legally entitled to deliver the forms listed in clause (vi)(A), (x) a certificate of a duly authorized officer of such Non-U.S. Lender to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code or a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (such certificate, an “Exemption Certificate”) and (y) two (2) duly completed copies of IRS Form W-8BEN or applicable successor form, in each case, certifying that such Person is exempt from United States withholding tax and is entitled to receive payments under this Agreement without deduction for withholding of any United States federal taxes.  Each Lender (other than a Non-U.S. Lender) and the Administrative Agent shall, on or before the date on which it becomes a party to this Agreement, deliver to each of the Company and the Administrative Agent two duly completed copies of  United States IRS Form W-9 (or any successor form) establishing that such Lender is a U.S. person (within the meaning of Section 7701(A)(30) of the Code) and is not subject to backup withholding.  Each Lender and the Administrative Agent further agrees to deliver to the Company and the Administrative Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender in a form satisfactory to the Company and the Administrative Agent, (x) upon request of the Company or the Administrative Agent or (y) before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Company and the Administrative Agent pursuant to this Section 2.14(E)(vi).  Further, each Lender and, if applicable, the Administrative Agent, which delivers a form or certificate pursuant to this clause (vi) covenants and agrees to deliver to the Company and the Administrative Agent within fifteen (15) days prior to the expiration of such form, for so long as this Agreement is still in effect, another such certificate and/or two (2) accurate and complete original newly-signed copies of the applicable form (or any successor form or forms required under the Code or the applicable regulations promulgated thereunder).

Each Lender and, if applicable the Administrative Agent, shall promptly furnish to the Company and the Administrative Agent such additional documents as may be reasonably required by the Company or the Administrative Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld and which may be obtained without undue expense to such Person.  Notwithstanding any other provision of this Section 2.14(E), the Borrowers shall not be obligated to gross up any payments to any Person pursuant to Section 2.14(E)(i), or to indemnify any Person pursuant to Section 2.14(E)(iii), in respect of United States federal withholding taxes to the extent imposed as a result of (x) the failure of such Person to deliver to the Company the form or forms and/or an Exemption Certificate, as applicable to such Person, pursuant to Section 2.14(E)(vi), (y) such form or forms and/or Exemption Certificate or the information or certifications made therein by the Person being untrue or inaccurate on the date delivered in any material respect or (z) the Person designating a successor Lending Installation at which it maintains its Loans which has the effect of causing such Person to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided, however, that the Borrowers shall be obligated to gross up any payments to any such Person pursuant to Section 2.14(E)(i), and to indemnify any such Person pursuant to Section 2.14(E)(iii), in respect of United States federal withholding taxes if (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or exemption certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date such Person became a party hereto, which change rendered such Person no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or the certifications made in such form or forms or Exemption Certificate untrue or inaccurate in any material respect, (ii) the redesignation of the Lender’s Lending Installation was made at the request of any Borrower or (iii) the obligation to gross up payments to any Person pursuant to Section 2.14(E)(i), or to indemnify any such Person pursuant to Section 2.14(E)(iii), is with respect to a Purchaser that becomes a Purchaser as a result of an assignment made at the request of any Borrower.

For purposes of clarification, for so long as the Administrative Agent is a Lender, any forms or other information required to be delivered to the Administrative Agent and/or the Company under this Section 2.14(E)(iv) shall be satisfied by a single delivery of such forms by the relevant financial institution.

(vii) Upon the request, and at the expense of the Borrowers, each Lender to which any Borrower is required to pay any additional amount pursuant to this Section 2.14(E), shall reasonably afford the Company (on behalf of itself or any Subsidiary Borrower) the opportunity to contest, and shall reasonably cooperate with the Company in contesting, the imposition of any Tax giving rise to such payment; provided, that (i) such Lender shall not be required to afford the Company the opportunity to so contest unless the Company shall have confirmed in writing to such Lender its obligation (or the obligation of any Subsidiary Borrower) to pay such amounts pursuant to this Agreement; and (ii) the Borrowers shall reimburse such Lender for its attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Company in contesting the imposition of such Tax; provided, however, that notwithstanding the foregoing, no Lender shall be required to afford the Company the opportunity to contest, or cooperate with the Company in contesting, the imposition of any Taxes, if such Lender in good faith determines that to do so would have an adverse effect on it.

(viii) Any of the Administrative Agent or any Lender requesting compensation under this Section 2.14(E) shall use its reasonable efforts to notify the Company (with a copy to the Administrative Agent) in writing of the event giving rise to such demand for compensation not more than ninety (90) days following the date upon which the responsible account officer for the Administrative Agent or the applicable Lender knows of such event.  Such written demand shall be rebuttably presumed correct for all purposes.  If any Lender or the Administrative Agent demands compensation under this Section 2.14(E) more than ninety (90) days following the date upon which a responsible account officer for such Lender or the Administrative Agent knows that Taxes or Other Taxes have begun to accrue with respect to which such Lender or the Administrative Agent  is entitled to compensation under this Section 2.14(E), then any Taxes or Other Taxes attributable to the period prior to the ninety (90) day period immediately preceding the date on which such Lender or the Administrative Agent provided such notice and demand for compensation shall be excluded from the indemnity obligations of the Borrowers under this Section 2.14(E).

(ix) In the event such Lender or the Administrative Agent receives a refund (whether by way of direct refund, credit, offset or otherwise) in respect of any Taxes or Other Taxes, which refund is attributable to amounts paid or indemnified by the Borrowers pursuant to this Section 2.14(E), such Lender or the Administrative Agent shall, within thirty (30) days of receipt thereof, pay to the Company such refund (if any) not exceeding the amount paid by the Company to, or on behalf of, such Lender or the Administrative Agent that is allocable to such refunded Taxes or Other Taxes (net of any reasonable out-of-pocket expenses incurred by such person in obtaining such credit).  In the event such Lender or the Administrative Agent is required to repay such refund to the relevant taxing authority, each Borrower agrees to return the refund to such Lender or the Administrative Agent.

(x) Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any  Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrowers to do so), (ii) any taxes, levies, imposts, deductions, fees, assessments, charges or withholdings, or any interest, penalties or liabilities with respect thereto, attributable to such Lender’s failure to comply with the provisions of Section 13.2(C) relating to the maintenance of a Participant Register and (iii) any taxes, levies, imposts, deductions, fees, assessments, charges or withholdings, or any interest, penalties or liabilities with respect thereto, excluded by the first sentence of Section 2.14(e)(i) that are attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (x).

(xi) If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (xi), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

2.15. Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving Loan Commitment Reductions.  Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Commitment Increase Notice, Borrowing/Election Notice and repayment notice received by it hereunder.  The Administrative Agent will notify each Lender of the interest rate applicable to each Floating Rate Loan and Eurocurrency Rate Loan and the Agreed Currency applicable to each Eurocurrency Rate Loan promptly upon determination of such interest rate and Agreed Currency and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.16. Lending Installations.  Each Lender may book its Loans or Letters of Credit at any Lending Installation selected by such Lender and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation.  Each Lender may, by written or facsimile notice to the Administrative Agent and the Company, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments and/or payments of L/C Obligations are to be made.

2.17. Non-Receipt of Funds by the Administrative Agent.

(A) Unless a Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of a Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made.  The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan.

(B) If any Lender shall fail to make any payment or any Revolving Loan required to be made by it pursuant to Sections 2.2(D), 2.17(A), 3.6, 3.7 or 11.8, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swing Line Bank or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.18. Termination Date.  This Agreement shall be effective until the Termination Date.  Notwithstanding the termination of this Agreement, until (A) all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied in cash, (B) all financing arrangements among the Borrowers and the Lenders shall have been terminated and (C) all of the Letters of Credit shall have expired, been canceled, terminated or cash collateralized in accordance with Section 3.11, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

2.19. Replacement of Certain Lenders.  In the event any Lender (an “Affected Lender”) (i) becomes a Defaulting Lender, (ii) requests compensation from the Borrowers under Sections 2.14(E), 4.1 or 4.2 to recover Taxes, Other Taxes or other additional costs incurred by such Lender which are not being incurred generally by the other Lenders, (iii) delivers a notice pursuant to Section 4.3 claiming that such Lender is unable to extend Eurocurrency Rate Loans to the Company for reasons not generally applicable to the other Lenders or (iv) invokes Section 10.2, then, in any such case, the Company or the Administrative Agent may make written demand on such Affected Lender (with a copy to the Administrative Agent in the case of a demand by the Company and a copy to the Company in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall use commercially reasonable efforts to assign pursuant to one or more duly executed Assignment Agreements five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 13.3(A) which the Company or the Administrative Agent, as the case may be, shall have engaged for such purpose (a “Replacement Lender”), all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Revolving Loan Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit and Swing Line Loans hereunder) in accordance with Section 13.3; provided, that such Affected Lender’s failure to execute an Assignment Agreement in accordance with the terms described above will not impair the validity of the removal of such Affected Lender, and the mandatory assignment of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Revolving Loan Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit and Swing Line Loans hereunder) shall nevertheless be effective without the execution of such an Assignment Agreement; provided, however, that nothing herein shall require any Affected Lender to assign its rights and obligation under this Agreement and the other Loan Documents at less than par value.  The Administrative Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the Company, to use its reasonable efforts to obtain the commitments from one or more financial institutions to act as a Replacement Lender.  Further, with respect to such assignment, the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.14(E), 4.1, and 4.2 with respect to such Affected Lender and compensation payable under Section 2.14(C) in the event of any replacement of any Affected Lender under clause (ii), clause (iii) or clause (iv) of this Section 2.19; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14(E), 2.11(B), 3.10, 4.1, 4.2, 4.4 and 10.7 (and each other provision of this Agreement or the other Loan Documents whereby the Company or any of its Subsidiaries agrees to reimburse or indemnify the Lenders), as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 11.8 for such amounts, obligations and liabilities as are due and payable up to and including (but not after) the date such Affected Lender is replaced pursuant hereto.  Upon the replacement of any Affected Lender pursuant to this Section 2.19, the provisions of Section 9.2 shall continue to apply with respect to Loans which are then outstanding with respect to which the Affected Lender failed to fund its Pro Rata Share and which failure has not been cured.

2.20. Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from a Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main office in Chicago, Illinois on the Business Day preceding that on which the final, non-appealable judgment is given.  The obligations of the Borrowers in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency.  If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 12.2, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrowers.

2.21. Market Disruption.Notwithstanding the satisfaction of all conditions referred to in this Article II with respect to any Advance requested to be made in euro, if there shall occur on or prior to the date of  such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Company, the Administrative Agent or the Required Lenders make it impracticable for the Eurocurrency Rate Loans comprising such Advance to be denominated in euro, then the Administrative Agent shall forthwith give notice thereof to the Company and the Lenders, and such Eurocurrency Rate Loans shall not be denominated in such currency but shall be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice, as Floating Rate Loans, unless the Company notifies the Administrative Agent at least one (1) Business Day before such date that it elects not to borrow on such date.

2.22. Increase of Aggregate Revolving Loan Commitment.

(A) At any time, the Company may request (in consultation with the Administrative Agent) that the Aggregate Revolving Loan Commitment be increased by an aggregate amount of up to $75,000,000, provided, that, after giving effect to any such increase, the Aggregate Revolving Loan Commitment shall not exceed $200,000,000.  Such request shall be made in a written notice given to the Administrative Agent and the Lenders by the Company not less than twenty (20) Business Days prior to the proposed effective date of such increase, which notice (a “Commitment Increase Notice”) shall specify the amount of the proposed increase in the Aggregate Revolving Loan Commitment and the proposed effective date of such increase.  In the event of such a Commitment Increase Notice, each of the Lenders shall be given the opportunity to participate in the requested increase ratably in proportions that their respective Revolving Loan Commitments bear to the Aggregate Revolving Loan Commitment.  No Lender shall have any obligation to increase its Revolving Loan Commitment.

(B) On or prior to the date that is ten (10) Business Days after receipt of the Commitment Increase Notice, each Lender shall submit to the Administrative Agent a notice indicating the maximum amount by which it is willing to increase its Revolving Loan Commitment in connection with such Commitment Increase Notice (any such notice, a “Lender Increase Notice”).  Any Lender which does not submit a Lender Increase Notice to the Administrative Agent prior to the expiration of such ten (10) Business Day period shall be deemed to have denied any increase in its Revolving Loan Commitment.  In the event that the increases of Revolving Loan Commitments set forth in the Lender Increase Notices exceed the amount requested by the Company in the Commitment Increase Notice, the Administrative Agent and the Arranger shall have the right, in consultation with the Company, to allocate the amount of increases necessary to meet the Company’s Commitment Increase Notice.  In the event that the Lender Increase Notices are less than the amount requested by the Company, not later than three (3) Business Days prior to the proposed effective date the Company may notify the Administrative Agent of any financial institution that shall have agreed to become a “Lender” party hereto (a “Proposed New Lender”) in connection with the Commitment Increase Notice.  Any Proposed New Lender shall be subject to the consent of the Administrative Agent and JPMorgan in its capacity as Issuing Bank (which consent shall not be unreasonably withheld).  If the Company shall not have arranged any Proposed New Lender(s) to commit to the shortfall from the Lender Increase Notices, then the Company shall be deemed to have reduced the amount of its Commitment Increase Notice to the aggregate amount set forth in the

Lender Increase Notices.  Based upon the Lender Increase Notices, any allocations made in connection therewith and any notice regarding any Proposed New Lender, if applicable, the Administrative Agent shall notify the Company and the Lenders on or before the Business Day immediately prior to the proposed effective date of the amount of each Lender’s and Proposed New Lender’s Revolving Loan Commitment (the “Effective Commitment Amount”) and the amount of the Aggregate Revolving Loan Commitment, which amount shall be effective on the following Business Day.

(C) Any increase in the Aggregate Revolving Loan Commitment shall be subject to the following conditions precedent:  (i) the Company shall have obtained the consent thereto of any Subsidiary Guarantor and its reaffirmation of any Loan Documents executed by it, which consent and reaffirmation shall be in writing and in form and substance reasonably satisfactory to the Administrative Agent, (ii) as of the date of the Commitment Increase Notice and as of the proposed effective date of the increase in the Aggregate Revolving Loan Commitment, all representations and warranties shall be true and correct in all material respects as though made on such date (unless any such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true and correct in all material respects as of such date) and no Default or Unmatured Default shall have occurred and then be continuing, (iii) the Company, the Administrative Agent and each Proposed New Lender or Lender that shall have agreed to provide a “Revolving Loan Commitment” in support of such increase in the Aggregate Revolving Loan Commitment shall have executed and delivered a Commitment and Acceptance (“Commitment and Acceptance”) substantially in the form of Exhibit L hereto, (iv) the Administrative Agent shall have given written notice to Steelcase SAS of any Proposed New Lender joining this Agreement as a Lender and (v) the Company and any Proposed New Lender shall otherwise have executed and delivered such other instruments, documents, legal opinions and agreements as the Administrative Agent shall have reasonably requested in connection with such increase.  If any fee shall be charged by the Lenders in connection with any such increase, such fee shall be in accordance with then prevailing market conditions, which market conditions shall have been reasonably documented by the Administrative Agent to the Company.  Upon satisfaction of the conditions precedent to any increase in the Aggregate Revolving Loan Commitment, the Administrative Agent shall promptly advise the Company and each Lender of the effective date of such increase.  Upon the effective date of any increase in the Aggregate Revolving Loan Commitment that is provided by a Proposed New Lender, such Proposed New Lender shall be a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder.  Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Loan Commitment hereunder at any time.

(D) Upon the execution and delivery of such Commitment and Acceptance, the Administrative Agent shall reallocate any outstanding Loans ratably among the Lenders after giving effect to each such increase in the Aggregate Commitment; provided, that the Company hereby agrees to compensate each Lender for all losses, expenses and liabilities incurred by such Lender in connection with the sale and assignment of any Eurocurrency Rate Loans hereunder on the terms and in the manner as set forth in Article IV.

2.23. Addition of Subsidiary Borrowers.  The Company may at any time add as a party to this Agreement a Subsidiary to become a “Subsidiary Borrower” hereunder subject to (a) the consent of the Administrative Agent and one hundred percent (100%) of the Lenders, (b) the receipt of evidence satisfactory to the Administrative Agent that such Subsidiary would not, in its capacity as a Borrower hereunder, be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder by such Subsidiary to the Administrative Agent or any Lender unless an exemption from such requirement can be obtained by such Subsidiary (with the reasonable cooperation of the Administrative Agent and the Lenders) and that no other adverse tax, regulatory or other consequences would affect the Administrative Agent or the Lender as a result of such Subsidiary’s status as a Borrower, (c) the execution and delivery to the Administrative Agent of a duly completed Assumption Letter by such Subsidiary, with the written consent of the Company appearing thereon and (d) the execution and delivery to the Administrative Agent and the Lenders of each other instrument, document and agreement required by Section 5.3.  Upon such satisfaction of all such conditions, such Subsidiary shall for all purposes be a party hereto as a Subsidiary Borrower as fully as if it had executed and delivered this Agreement.

2.24. Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(A) fees payable pursuant to Section 2.14(C)(i) shall cease to accrue on the Commitment of such Defaulting Lender;

(B) the Revolving Loan Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any supplemental agreement effecting an amendment or waiver pursuant to Section 9.3); provided that this clause (B) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly adversely affected thereby;

(C) if any Swing Line Exposure or L/C Exposure is outstanding at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Swing Line Exposure and L/C Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Obligations plus such Defaulting Lender’s Swing Line Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Loan Commitments and (y) the conditions set forth in Section 5.2 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swing Line Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 3.11 for so long as such L/C Exposure is outstanding;

(iii)   if the Company cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to this Section 2.24(C), the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.8(A) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv)  if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.24(C), then the fees payable to the Lenders pursuant to Section 2.14(C)(i) and Section 3.8(A) shall be adjusted in accordance with such non-Defaulting Lenders’ relative Pro Rata Shares; and

(v)  if any Defaulting Lender’s L/C Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.24(C), then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s

Commitment that was utilized by such L/C Exposure) and letter of credit fees payable under Section 3.8(A) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Bank until such L/C Exposure is cash collateralized and/or reallocated; and

(D) so long as any Lender is a Defaulting Lender, the Swing Line Bank shall not be required to fund any Swing Line Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Loan Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.24(C), and participating interests in any such newly issued or increased Letter of Credit or newly made Swing Line Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.24(C)(i) (and Defaulting Lenders shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swing Line Bank or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing Line Bank shall not be required to fund any Swing Line Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swing Line Bank or the Issuing Bank, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to the Swing Line Bank or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company, the Issuing Bank and the Swing Line Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Loans and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Loan Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for each Lender to hold such Loans in accordance with its Pro Rata Share.

ARTICLE III:  THE LETTER OF CREDIT FACILITY

3.1. Obligation to Issue Letters of Credit.  Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Company herein set forth, the Issuing Bank hereby agrees to issue for the account of the Company through the Issuing Bank’s branches as it and the Company may jointly agree, one or more Letters of Credit denominated in Dollars or euro in accordance with this Article III from time to time during the period commencing on the Closing Date and ending on the Business Day prior to the Termination Date (but subject to Section 3.3(B) below).

3.2. Transitional Provision.  If on the Closing Date any letters of credit issued for the account of the Company prior to the Closing Date under the Existing Credit Agreement remain outstanding (“Previous Letters of Credit”) then subject to the satisfaction of the conditions contained in Sections 5.1 and 5.2, from and after the Closing Date such letters of credit shall be deemed to be Letters of Credit issued pursuant to this Article III.

3.3. Types and Amounts.  No Issuing Bank shall have any obligation to and no Issuing Bank shall:

(A) issue any Letter of Credit if on the date of issuance, before or after giving effect to the Letter of Credit requested hereunder, (i) the Dollar Amount of the Revolving Credit Obligations at such time would exceed the Aggregate Revolving  Loan Commitment at such time, or (ii) the aggregate outstanding Dollar Amount of the L/C Obligations would exceed the L/C Sublimit; or

(B) issue any Letter of Credit which has an expiration date later than the date which is the earlier of (x) one (1) year after the date of issuance thereof or (y) five (5) Business Days immediately preceding the Revolving Loan Termination Date; provided, that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which in no event shall extend beyond the date referred to in clause (y) above); provided further, that any Letter of Credit may have a later expiration date (but in no event later than the date that is one year after the Revolving Loan Termination Date) so long as the Company cash collateralizes such Letter of Credit on terms reasonably satisfactory to the Administrative Agent and in an amount equal to 105% of the face amount thereof no later than ten (10) Business Days prior to the Revolving Loan Termination Date.

3.4. Conditions.  In addition to being subject to the satisfaction of the applicable conditions contained in Sections 5.1, 5.2 and 5.3, the obligation of the Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

(A) the Company shall have delivered to the Issuing Bank (with a copy to the Administrative Agent) at such times and in such manner as the Issuing Bank may reasonably prescribe, a request for issuance of such Letter of Credit in substantially the form of Exhibit C hereto (a “Request For Letter of Credit”), duly executed applications for such Letter of Credit, and such other documents, instructions and agreements as may be required pursuant to the terms thereof (all such applications, documents, instructions, and agreements being referred to herein as the “L/C Documents”), and the proposed Letter of Credit shall be reasonably satisfactory to the Issuing Bank as to form and content; and

(B) as of the date of issuance no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing such Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law) from a Governmental Authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of that Letter of Credit.

(C) In the event of any conflict between the terms of this Agreement and the terms of any application for a Letter of Credit, the terms of this Agreement shall control.

3.5. Procedure for Issuance of Letters of Credit.

(A) Subject to the terms and conditions of this Article III and provided that the applicable conditions set forth in Sections 5.1, 5.2 and 5.3 hereof have been satisfied, the Issuing Bank shall, on the requested date, issue a Letter of Credit on behalf of the Company in accordance with the Issuing Bank’s usual and customary business practices and, in this connection, the Issuing Bank may assume that the applicable conditions set forth in Sections 5.1, 5.2 and 5.3 hereof have been satisfied unless it shall have received notice to the contrary from the Administrative Agent or a Lender or has knowledge that the applicable conditions have not been met.

(B) The Issuing Bank shall give the Administrative Agent written or facsimile notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Letter of Credit; provided, however, that the failure to provide such notice shall not result in any liability on the part of the Issuing Bank.

(C) The Issuing Bank shall not renew, extend or amend any Letter of Credit unless the requirements of Sections 3.3, 3.4 and 3.5 are met as though a new Letter of Credit was being requested and issued.

3.6. Letter of Credit Participation
.  On the date of this Agreement, with respect to any Previous Letters of Credit, and immediately upon the issuance of each Letter of Credit hereunder, each Lender shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the Issuing Bank an undivided interest and participation in and to such Letter of Credit, the obligations of the Company in respect thereof and the liability of the Issuing Bank thereunder (collectively, an “L/C Interest”) in an amount equal to the Dollar Amount available for drawing under such Letter of Credit multiplied by such Lender’s Pro Rata Share.  The Issuing Bank will notify each Lender promptly upon presentation to it of an L/C Draft or upon any other draw under a Letter of Credit.  On or before the Business Day on which the Issuing Bank makes payment of each such L/C Draft or, in the case of any other draw on a Letter of Credit, on demand by the Administrative Agent or the Issuing Bank, each Lender shall make payment to the Administrative Agent, for the account of the Issuing Bank, in immediately available funds in the Agreed Currency in an amount equal to such Lender’s Pro Rata Share of the Dollar Amount of such payment or draw.  The obligation of each Lender to reimburse the Issuing Bank under this Section 3.6 shall be unconditional, continuing, irrevocable and absolute.  In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 3.6, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied; provided, however, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the Issuing Bank for such amount in accordance with this Section 3.6.

3.7. Reimbursement Obligation
.  The Company agrees unconditionally, irrevocably and absolutely to pay immediately to the Issuing Bank or, if applicable, the Administrative Agent, for the account of the Lenders, the amount of each advance drawn under or pursuant to a Letter of Credit or an L/C Draft related thereto (such obligation of the Company to reimburse the Issuing Bank or the Administrative Agent for an advance made under a Letter of Credit or L/C Draft being hereinafter referred to as a “Reimbursement Obligation” with respect to such Letter of Credit or L/C Draft), each such reimbursement to be made by the Company no later than the Business Day on which the Issuing Bank makes payment of each such L/C Draft or, if the Company shall have received notice of a Reimbursement Obligation later than 9:00 a.m. (Chicago time), on any Business Day or on a day which is not a Business Day, no later than 9:00 a.m. (Chicago time), on the immediately following Business Day or, in the case of any other draw on a Letter of Credit, the date specified in the demand of the Issuing Bank.  If the Company at any time fails to repay a Reimbursement Obligation pursuant to this Section 3.7, the Company shall be deemed to have elected to borrow Revolving Loans from the Lenders, as of the date of the advance giving rise to the Reimbursement Obligation, equal in amount to the Dollar Amount of the unpaid Reimbursement Obligation.  Such Revolving Loans shall be made as of the date of the payment giving rise to such Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to an Advance of Revolving Loans.  Such Revolving Loans shall constitute a Floating Rate Advance, the proceeds of which Advance shall be used to repay such Reimbursement Obligation.  If, for any reason, the Company fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises and, for any reason, the Lenders are unable to make or have no obligation to make Revolving Loans, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to a Floating Rate Advance plus two percent (2%) per annum.

3.8. Letter of Credit Fees.  The Company agrees to pay:

(A) quarterly on each Payment Date, in arrears, to the Administrative Agent for the ratable benefit of the Lenders a letter of credit fee at a rate per annum equal to the Applicable L/C Fee Percentage on the average daily outstanding Dollar Amount available for drawing under each standby Letter of Credit;

(B) quarterly on each Payment Date, in arrears, to the Issuing Bank, a letter of credit fronting fee equal to 0.125% per annum on the average daily outstanding Dollar Amount available for drawing under each standby Letter of Credit issued by the Issuing Bank; and

(C) to the Issuing Bank, in Dollars, all customary fees and other issuance, amendment, cancellation, document examination, negotiation, transfer and presentment expenses and related charges in connection with the issuance, amendment, cancellation, presentation of L/C Drafts, negotiation, transfer and the like customarily charged by the Issuing Bank with respect to standby or commercial Letters of Credit, as applicable, payable at the time of invoice of such amounts.

3.9. Issuing Bank Reporting Requirements.  In addition to the notices required by Section 3.5(B), the Issuing Bank shall provide to the Administrative Agent, upon the Administrative Agent’s request, schedules, in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issue, account party, Agreed Currency and amount in such Agreed Currency, expiration date and the reference number of each Letter of Credit outstanding at any time during such month and the aggregate amount payable by the Company during such month.  In addition, upon the request of the Administrative Agent, the Issuing Bank shall furnish to the Administrative Agent copies of any Letter of Credit and any application for or reimbursement agreement with respect to a Letter of Credit to which the Issuing Bank is party and such other documentation as may reasonably be requested by the Administrative Agent.  Upon the request of any Lender, the Administrative Agent will provide to such Lender information concerning such Letters of Credit.

3.10. Indemnification; Exoneration.

(A) In addition to amounts payable as elsewhere provided in this Article III, the Company hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, the Issuing Bank and each Lender from and against any and all liabilities and costs which the Administrative Agent, the Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of the Issuing Bank, to the extent resulting from its gross negligence or willful misconduct, or (ii) the failure of the Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

(B) As among the Company, the Lenders, the Administrative Agent and the Issuing Bank, the Company assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letter of Credit.  In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications and Letter of Credit reimbursement agreements executed by the Company at the time of request for any Letter of Credit, neither the Administrative Agent, the Issuing Bank nor any Lender shall be responsible (in the absence of gross negligence or willful misconduct in connection therewith):  (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv)

for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, facsimile, electronic transmission or otherwise; (v) for errors in interpretation of technical trade terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Administrative Agent, the Issuing Bank and the Lenders, including, without limitation, any Governmental Acts.  None of the above shall affect, impair, or prevent the vesting of the Issuing Bank’s rights or powers under this Section 3.10.

(C) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any related certificates shall not, in the absence of gross negligence or willful misconduct, put the Issuing Bank, the Administrative Agent or any Lender under any resulting liability to the Company or relieve the Company of any of its obligations hereunder to any such Person.

(D) Without prejudice to the survival of any other agreement of the Company hereunder, the agreements and obligations of the Company contained in this Section 3.10 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

3.11. Cash Collateral.  Notwithstanding anything to the contrary herein or in any application for a Letter of Credit, following the occurrence and during the continuance of a Default or upon payout or termination of this Agreement in full in cash, the Company shall, on the Business Day that it receives Administrative Agent’s demand, deliver to the Administrative Agent for the benefit of the Lenders and the Issuing Bank, cash (in Dollars), or other collateral of a type satisfactory to the Required Lenders, having a value, as determined by such Lenders, equal to one hundred five percent (105%) of the aggregate Dollar Amount of the outstanding L/C Obligations.  In addition, if the Revolving Credit Availability is at any time less than the Dollar Amount of all contingent L/C Obligations outstanding at any time, the Borrowers shall deposit cash collateral with the Administrative Agent in a Dollar Amount equal to one hundred five percent (105%) of the Dollar Amount by which such L/C Obligations exceed such Revolving Credit Availability.  Any such collateral shall be held by the Administrative Agent in a separate interest bearing account in the name of the Company appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Administrative Agent for the benefit of the Lenders and the Issuing Bank as collateral security for the Company’s obligations in respect of this Agreement and each of the Letters of Credit.  Such amounts shall be applied to reimburse the Issuing Bank for drawings or payments under or pursuant to Letters of Credit, or if no such reimbursement is required, to payment of such of the other Obligations as the Administrative Agent shall determine.  If no Default shall be continuing, amounts remaining in any cash collateral account established pursuant to this Section 3.11 which are not to be applied to reimburse the Issuing Bank for amounts actually paid or to be paid by the Issuing Bank in respect of a Letter of Credit, shall be returned to the Company within one (1) Business Day (after deduction of the Administrative Agent’s expenses incurred in connection with such cash collateral account).

ARTICLE IV:  CHANGE IN CIRCUMSTANCES

4.1. Yield Protection.  If any Change in Law or the compliance of any Lender therewith,

(A) subjects the Administrative Agent or any Lender to any taxes, levies, imposts, deductions, fees, assessments, charges or withholdings, or any interest, penalties or liabilities with respect thereto  (other than (A) Taxes, (B) any taxes, levies, imposts, deductions, fees, assessments, charges or withholdings, or any interest, penalties or liabilities with respect thereto, excluded by the first sentence of Section 2.14(e)(i), and (C) Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(B) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in the Statutory Reserve Rate, the Mandatory Cost or otherwise in determining the interest rate applicable to Eurocurrency Rate Loans) with respect to its Revolving Loan Commitment, Loans, L/C Interests or the Letters of Credit, or

(C) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Revolving Loan Commitment, the Loans, the L/C Interests or the Letters of Credit or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with Loans or Letters of Credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of its Revolving Loan Commitment, Loans or the L/C Interests held or interest received by it or by reference to the Letters of Credit, by an amount deemed material by such Lender;

and the result of any of the foregoing is to increase the cost to that Lender of making, renewing or maintaining its Revolving Loan Commitment, Loans, L/C Interests or Letters of Credit, or to reduce any amount received under this Agreement, then, within fifteen (15) days after receipt by the Company of written demand by the Administrative Agent or such Lender pursuant to Section 4.5, the Company shall pay the Administrative Agent or such Lender that portion of such increased expense incurred or reduction in an amount received which the Administrative Agent or such Lender determines is attributable to making, funding and maintaining its Loans, L/C Interests, Letters of Credit and its Revolving Loan Commitment; provided, however, that the Company shall not be required to pay any additional amounts pursuant to this Section 4.1 incurred more than ninety (90) days prior to the date of the Administrative Agent or the relevant Lender’s demand therefor.

4.2. Changes in Capital Adequacy Regulations.  If a Lender or the Issuing Bank determines (i) the amount of capital or liquidity required to be maintained by such Lender or the Issuing Bank, any Lending Installation of such Lender or the Issuing Bank or any corporation controlling such Lender or the Issuing Bank is increased as a result of a Change in Law, and (ii) such increase in capital or liquidity will result in an increase in the cost to such Lender or the Issuing Bank of maintaining its Revolving Loan Commitment, Loans, L/C Interests, the Letters of Credit or its obligation to make Loans hereunder, then, within fifteen (15) days after receipt by the Company of written demand by such Lender or the Issuing Bank pursuant to Section 4.5, the Company shall pay such Lender or the Issuing Bank the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity which such Lender or the Issuing Bank determines is attributable to this Agreement, its Loans, its L/C Interests, the Letters of Credit or its obligation to make Loans hereunder (after taking into account such Lender’s or the Issuing Bank’s policies as to capital adequacy and liquidity); provided, however, that the Company shall not be required to pay any additional amounts pursuant to this Section 4.2 incurred more than ninety (90) days prior to the date of the relevant Lender’s or the Issuing Bank’s demand therefor.

4.3. Availability of Types of Advances.  If (i) any Lender determines that maintenance of its Eurocurrency Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law or (ii) the Required Lenders determine that

(x) deposits of a type, currency or maturity appropriate to match fund Eurocurrency Rate Loans are not available or (y) the interest rate applicable to Eurocurrency Rate Loans does not accurately reflect the cost of making or maintaining such an Advance, then the Administrative Agent shall suspend the availability of the affected Type of Advance and, in the case of any occurrence set forth in clause (i), require any Advances of the affected Type to be repaid or converted into another Type.

4.4. Funding Indemnification.  If any payment of principal on a Eurocurrency Rate Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment, or otherwise, or a Eurocurrency Rate Loan is not made or continued, or a Floating Rate Advance is not converted into a Eurocurrency Rate Advance, in any such case, on the date specified by any Borrower for any reason other than default by the Lenders, or a Eurocurrency Rate Advance is not prepaid on the date specified by the Company or any other Borrower for any reason, or a Eurocurrency Rate Loan is assigned as a result of a request by the Company pursuant to Section 2.19 or Section 9.3(C) on a date which is not the last day of the applicable Interest Period, then, in any such event the Borrowers shall indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurocurrency Rate Loan.

4.5. Lender Statements; Survival of Indemnity.  If reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Rate Loans to reduce any liability of the Borrowers to such Lender under Sections 4.1 and 4.2 or to avoid the unavailability of a Type of Advance under Section 4.3, so long as such designation is not materially disadvantageous, in the judgment of the Lender, to such Lender.  Any demand for compensation pursuant to Section 2.14(E) or this Article IV shall be in writing and shall state the amount due, if any, under Section 2.14(E), 4.1, 4.2 or 4.4 and shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a Eurocurrency Rate Loan shall be calculated as though each Lender funded its Eurocurrency Rate Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not.  The obligations of the Borrowers under Sections 2.14(E), 4.1, 4.2 or 4.4 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE V:  CONDITIONS PRECEDENT

5.1. Conditions to Closing.  This Agreement shall not become effective (and the Lenders shall not be required to make the initial Loans or issue any Letters of Credit) until the date on which the Company has furnished to the Administrative Agent each of the following, with sufficient copies for the Lenders, all in form and substance satisfactory to the Administrative Agent and the Lenders:

(1) Copies of the Certificate of Incorporation (or other comparable constituent document) of each Initial Loan Party together with all amendments and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of organization;

(2) Copies, certified by the Secretary or Assistant Secretary of each Initial Loan Party of its By-Laws (or other comparable governing document) and of its Board of Directors’ resolutions (and required resolutions of other bodies) authorizing the execution of the Loan Documents;

(3) An incumbency certificate, executed by the Secretary or Assistant Secretary of each Initial Loan Party which shall identify by name and title and bear the signature of the officers of such Initial Loan Party authorized to sign the Loan Documents (and, in the case of the Company, to make borrowings hereunder), upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by the applicable Loan Party;

(4) A certificate, in form and substance satisfactory to the Administrative Agent, signed by the chief financial officer or treasurer of the Company, stating that on the Closing Date (both before and after giving effect to the Loans made and/or Letters of Credit issued thereon) all the representations in this Agreement are true and correct in all material respects (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true and correct in all material respects as of such date) and no Default or Unmatured Default has occurred and is continuing;

(5) An opening compliance certificate, substantially in the form of Exhibit H attached hereto and made a part hereof, signed by the Company’s chief financial officer or treasurer, but solely demonstrating compliance with the provisions of Section 7.4 as of the end of the fiscal quarter ending November 25, 2011, all in form and substance reasonably satisfactory to the Administrative Agent;

(6) Written money transfer instructions reasonably requested by the Administrative Agent, addressed to the Administrative Agent and signed by an Authorized Officer;

(7) (i) The Administrative Agent (for the benefit of itself and the other parties entitled thereto) and the Arranger shall have received all fees and other amounts due and payable on or prior to the Effective Date, including (x) to the extent invoiced at least three (3) Business Days prior to Closing, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Company hereunder, and (y) all accrued and unpaid interest and fees under the Existing Credit Agreement, and (ii) the Departing Lenders shall have been repaid in full as contemplated by Section 1.5 on the Closing Date, substantially concurrently with the effectiveness hereof; provided, that without limiting the foregoing, if, after giving effect to the transactions contemplated hereby on the Effective Date (including, without limitation, the reduction of the Aggregate Revolving Commitment), the aggregate Revolving Exposures exceed the Aggregate Revolving Commitment, then the Company shall prepay Loans on the Effective Date in such amounts as shall be necessary to eliminate such excess;

(8) The written opinion of Winston & Strawn LLP, the Company’s U.S. counsel, in the form of the opinion attached hereto as Exhibit E, addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent and its counsel;

(9) The written opinion of Winston & Strawn LLP, French counsel to Steelcase SAS, addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent and its counsel;

(10) A certificate, in form and substance satisfactory to the Administrative Agent, signed by the chief financial officer or treasurer of the Company, demonstrating that on the Closing Date, (i) the total assets of all Non-Supporting Subsidiaries do not exceed thirty percent (30%) of the Company’s Consolidated Assets, determined as of November 25, 2011, and (ii) the total sales of all Non-Supporting Subsidiaries do not exceed thirty percent (30%) of the Company’s Consolidated Sales, determined as of November 25, 2011 (it being understood and agreed, however, that, in making such determination, total assets and total sales of each Non-Supporting Subsidiary shall be determined only by reference to the total assets and total sales of such Non-Supporting Subsidiary (and not on a consolidated basis for such Non-Supporting

        Subsidiary) and shall exclude all offsetting debits and credits between such Non-Supporting Subsidiary and its respective consolidated Subsidiaries and all equity investments in such consolidated Subsidiaries);

(11) A certificate, in form and substance satisfactory to the Administrative Agent, signed by an Authorized Officer of the Company, (a) identifying and describing the ownership of the Significant Subsidiaries of the Company as of the Closing Date and (b) identifying and attaching the Investment Policy of the Company as in effect on the Closing Date;

(12) An Amended and Restated Pledge Agreement governed by the laws of France with respect to the pledge of 65% of the voting Equity Interests (and 100% of the non-voting Equity Interests, if any) of Steelcase SAS;

(13) (a) Satisfactory audited consolidated financial statements of the Company for the two most recent fiscal years ended prior to the Closing Date as to which such financial statements are available, (b) satisfactory unaudited interim consolidated financial statements of the Company for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (a) of this paragraph as to which such financial statements are available and (c) satisfactory financial statement projections through and including the Company’s 2016 fiscal year, together with such information as the Administrative Agent and the Lenders shall reasonably request (including, without limitation, a detailed description of the assumptions used in preparing such projections); and

(14) Such other documents as the Administrative Agent or any Lender or its counsel may have reasonably requested with at least two (2) Business Days’ prior notice (unless the Company otherwise consents, such consent not to be unreasonably withheld or delayed), including, without limitation, a counterpart of this Agreement signed on behalf of such party, the Guarantees and each other instrument, document, agreement or certificate reflected on the List of Closing Documents attached as Exhibit F to this Agreement.

Without in any way limiting the foregoing, this Agreement shall not become effective unless and until it has been executed by the Company, the Administrative Agent, the Lenders and the Departing Lenders, and each such party has notified the Administrative Agent by facsimile or electronic transmission that it has taken such action.

5.2. Each Advance and Letter of Credit.  The Lenders shall not be required to make any Advance, or issue, amend, renew or extend any Letter of Credit, unless on the applicable Borrowing Date, or in the case of a Letter of Credit, the date on which the Letter of Credit is to be issued, amended, renewed or extended, both before and after giving effect to such Advance or Letter of Credit event:

(A) There exists no Default or Unmatured Default;

(B) The representations and warranties contained in Article VI (excluding Sections 6.5 and 6.7) are true and correct in all material respects as of such Borrowing Date (unless such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be true and correct in all material respects as of such date); and

(C) The Dollar Amount of the Revolving Credit Obligations do not, and after making such proposed Advance or issuing such Letter of Credit would not, exceed the Aggregate Revolving Loan Commitment.

Each Borrowing/Election Notice with respect to each such Advance and the letter of credit application with respect to each Letter of Credit shall constitute a representation and warranty by the Company that the conditions contained in Sections 5.2(A), (B) and (C) have been satisfied.  Any Lender or the Issuing Bank may require a duly completed officer’s certificate in substantially the form of Exhibit G hereto and/or a duly completed compliance certificate in substantially the form of Exhibit H hereto as a condition to making an Advance or issuing a Letter of Credit, as the case may be.

5.3. Initial Advance to Each New Subsidiary Borrower.  Without in any way limiting the applicability of the foregoing Sections 5.1 and 5.2, the Lenders shall not be required to make any Advance hereunder, or issue any Letter of Credit, in each case, to or with respect to any Subsidiary Borrower unless the Company or such Subsidiary Borrower has furnished or caused to be furnished to the Administrative Agent with sufficient copies for the Lenders:

(i) The Assumption Letter executed and delivered by such Subsidiary Borrower and containing the written consent of the Company thereon, as contemplated by Section 2.23;

(ii) Copies of the Certificate of Incorporation (or other comparable constituent document) of such Subsidiary Borrower, together with all amendments and a certificate of good standing (or equivalent thereof, to the extent obtainable in any jurisdiction outside the United States), both certified by the appropriate governmental officer in its jurisdiction of organization;

(iii) Copies, certified by the Secretary or Assistant Secretary of such Subsidiary Borrower, of its By-Laws (or other comparable governing document) and of its Board of Directors’ (or comparable governing body’s) resolutions (and required resolutions of other bodies) authorizing the execution of the Loan Documents to which it is a party;

(iv) An incumbency certificate, executed by the Secretary or Assistant Secretary of such Subsidiary Borrower, which shall identify by name and title and bear the signature of the officers thereof authorized to sign the Loan Documents, upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by the such Subsidiary Borrower;

(v) An opinion of counsel to such Subsidiary Borrower with respect to the laws of its jurisdiction of organization, addressed to the Administrative Agent and the Lenders, substantially in the form attached as part of Exhibit E hereto but with such assumptions, qualifications and deviations therefrom as the Administrative Agent shall approve and otherwise in form and substance acceptable to the Administrative Agent and its counsel;

(vi) Promissory notes payable to each of the Lenders requesting promissory notes pursuant to Section 2.12(D) hereof;

(vii) In connection with the addition of a Foreign Subsidiary Borrower, an amendment to this Credit Agreement to the extent the Administrative Agent deems such amendment necessary or advisable;

(viii) In connection with the addition of the first Subsidiary Borrower hereunder, the Company Guaranty executed and delivered by the Company, together with the written opinion of the Company’s U.S. counsel relating to such Company Guaranty, addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent and its counsel; and

(ix) Such other instruments, documents or agreements as the Administrative Agent may reasonably request in connection with the addition of such Subsidiary Borrower, all in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VI: REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Company and to issue the Letters of Credit described herein, the Company represents and warrants as follows with respect to itself and, to the extent applicable, its Subsidiaries (and each Subsidiary Borrower shall also be deemed to make each representation and warranty to the extent it relates to such Subsidiary Borrower and, to the extent applicable, its Subsidiaries) to each Lender and the Administrative Agent as of the Closing Date, giving effect to the consummation of the transactions contemplated by the Loan Documents on the Closing Date, and thereafter on each date as required by Section 5.2:

6.1. Organization; Corporate Powers.  Each of the Company and its Significant Subsidiaries (i) is a corporation, partnership or limited liability company (or other analogous foreign business entity) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (or has analogous status to “good standing” in the case of any jurisdiction outside the United States), (ii) is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect and (iii) has all requisite power and authority to own and operate its property and to conduct its business as presently conducted and as proposed to be conducted, except where the failure to have such power and authority could not reasonably be expected to have a Material Adverse Effect.

6.2. Authority; Validity; Enforceability.

(A) Each of the Company and each of its Significant Subsidiaries has the requisite power and authority to execute, deliver and perform each of the Loan Documents which have been executed by it (if any) as required by this Agreement and the other Loan Documents.

(B) The execution, delivery, and performance, of each of the Loan Documents which have been executed as required by this Agreement, the other Loan Documents or otherwise to which the Company or any of its Significant Subsidiaries is party, and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate, partnership or limited liability company acts (or analogous acts in the case of any Foreign Subsidiary), including any required shareholder or partner approval, of the Company or any such Significant Subsidiary, respectively.

(C) Each of the Loan Documents to which the Company or any of its Significant Subsidiaries is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles).

6.3. No Conflict; Governmental Consents.  The execution, delivery and performance of each of the Loan Documents to which the Company or any of its Significant Subsidiaries, respectively, is a party do not and will not (i) conflict with the certificate or articles of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization or formation, by-laws, operating agreement or other management agreement (or any other analogous constituent documents) of the Company or such Significant Subsidiary, (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law (including, without limitation, any

Environmental Property Transfer Act) or Contractual Obligation of the Company or such Significant Subsidiary, or require termination of any Contractual Obligation, except any such conflict, breach, default or termination which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, or (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of the Company or such Significant Subsidiary, other than Liens permitted or created by the Loan Documents.  The execution, delivery and performance by the Company or any Significant Subsidiary of each of the Loan Documents to which the Company or any such Significant Subsidiary, respectively, is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority (including under any Environmental Property Transfer Act) or any other third party except such registrations, consents, approvals, notices and other actions which have been made, obtained or given, or which, if not made, obtained or given, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

6.4. Financial Statements.  The consolidated financial statements of the Company and its Subsidiaries at and for the fiscal year ended February 25, 2011 heretofore delivered to the Administrative Agent and the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operation of the Company and its Subsidiaries as of February 25, 2011 and the consolidated results of their operations for the period then ended.

6.5. No Material Adverse Change.  Since February 25, 2011, there has occurred no change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise), performance or prospects of the Company and its Subsidiaries, taken as a whole, which has had or could reasonably be expected to have a Material Adverse Effect.

6.6. Taxes.  Each of the Company and its Significant Subsidiaries has filed or caused to be filed all federal, state, local or other (including foreign) tax returns which are required to be filed by it and, except for taxes and assessments being contested in good faith and reserved for in accordance with generally accepted accounting principles as in effect from time to time, have paid or caused to be paid all taxes due with respect to said returns or any assessment received by it, to the extent that such taxes have become due, except where the failure to file such tax returns or pay such taxes or assessments could not reasonably be expected to have a Material Adverse Effect.  The Company has no knowledge of any proposed tax assessment against the Company or any of its Significant Subsidiaries that has had or could reasonably be expected to have a Material Adverse Effect.

6.7. Litigation.  There is no action, suit, proceeding or arbitration before or by any Governmental Authority or private arbitrator pending or, to the Company’s knowledge, threatened against the Company, any of its Significant Subsidiaries or any property of any of them which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.8. Significant Subsidiaries.  The officer’s certificate delivered to the Administrative Agent pursuant to Section 5.1(12) of this Agreement (as updated from time to time by the Company at the reasonable request of the Administrative Agent after the formation, acquisition or dissolution of any Significant Subsidiary) identifies, and describes the ownership of, the Significant Subsidiaries of the Company.  The outstanding Capital Stock of each of the Company’s Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, except to the extent that the failure to be duly authorized, validly issued, fully paid or nonassessable could not reasonably be expected to have a Material Adverse Effect.

6.9. ERISA.  No Benefit Plan has failed to satisfy the “minimum funding standard” (as defined in Sections 302 of ERISA and 412 of the Code) whether or not waived.  Neither the Company nor any member of the Controlled Group has incurred any material liability to the PBGC which remains outstanding other than for the payment of premiums.  As of the last day of the most recent prior plan year, the market value of assets under each Benefit Plan, other than any Multiemployer Plan, was not by a material amount less than the present value of benefit liabilities thereunder (determined in accordance with the actuarial valuation assumptions described therein).  Neither the Company nor any member of the Controlled Group has (i) failed to make a required contribution or payment to a Multiemployer Plan of a material amount or (ii) incurred a material complete or partial withdrawal under Section 4203 or Section 4205 of ERISA from a Multiemployer Plan.  Neither the Company nor any member of the Controlled Group has failed to make a contribution of a material amount required under Section 430(j) of the Code on or before the due date for such contribution.  There have been no and there is no prohibited transaction described in Sections 406 of ERISA or 4975 of the Code with respect to any Plan for which a statutory or administrative exemption does not exist and which could reasonably be expected to subject the Company or any of its Significant Subsidiaries to material liability.  Neither the Company nor any member of the Controlled Group has taken or failed to take any action which would constitute or result in a Termination Event which could reasonably be expected to subject the Company or any of its Significant Subsidiaries to material liability.  Neither the Company nor any member of the Controlled Group is subject to any material liability under, or has any potential material liability under, Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA.

For purposes of this Section 6.9, “material” means any amount, noncompliance or other basis for liability which, individually or in the aggregate with each other basis for liability under this Section 6.9, could reasonably be expected to subject the Company or any of its Significant Subsidiaries to liability at any time in excess of $30,000,000.

6.10. Accuracy of Information.  The information, exhibits and reports (other than financial projections) furnished by the Company, or by the Company on behalf of any of its Significant Subsidiaries, in writing to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, and all certificates and documents delivered to the Administrative Agent and the Lenders pursuant to the terms thereof, taken as a whole, do not contain as of the date thereof any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading in any material respect.  All financial projections, if any, that have been prepared by the Company and made available to the Administrative Agent or any Lender, have been prepared in good faith based upon assumptions the Company, in its exercise of commercially reasonable judgment, believed to be reasonable (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, and that no assurance can be given that the projections will be realized).

6.11. Securities Activities.  Neither the Company nor any of its Significant Subsidiaries is engaged in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and Margin Stock constitutes less than twenty-five percent (25%) of the value of those assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

6.12. Material Agreements. Neither the Company nor any of its Significant Subsidiaries has received written notice that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation to which it is a party or (ii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in the case of each of clauses (i) and (ii), which default or condition has not been waived and has had, or if not remedied within any applicable grace period could reasonably be likely to have, a Material Adverse Effect.

6.13. Compliance with Laws.  The Company and its Significant Subsidiaries are in compliance with all Requirements of Law applicable to them and their respective businesses, except where the failure to so comply individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

6.14. Assets and Properties.  Each of the Company and its Significant Subsidiaries has good title to all material real and personal properties owned by it and a valid leasehold interest in all of its material leased assets.

6.15. Statutory Indebtedness Restrictions.  Neither the Company nor any of its Significant Subsidiaries is subject to regulation under the Federal Power Act, or the Investment Company Act of 1940, or any other foreign, federal, state or local statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated hereby.

6.16. Environmental Matters.

(i) The operations of the Company and its Significant Subsidiaries comply in all material respects with Environmental Requirements of Law.

(ii) The Company and its Significant Subsidiaries have all material permits, licenses or other authorizations required under Environmental Requirements of Law and are in material compliance with such permits.

(iii) Neither the Company, any of its Significant Subsidiaries nor any of their respective currently owned or leased property or operations, or, to the Company’s or any of its Significant Subsidiaries’ knowledge, any of their respective formerly owned or leased property or operations, are subject to or the subject of, any pending or threatened investigation known to the Company or any of its Significant Subsidiaries, any pending or, to the Company’s or any of its Significant Subsidiaries’ knowledge, threatened judicial or administrative proceeding, order, judgment, decree, settlement or other agreement respecting:  (A) any material violation of Environmental Requirements of Law; (B) any material remedial action; or (C) any material claims or liabilities arising from the Release or threatened Release of a Contaminant into the environment.

(iv) There is not now, nor to the Company’s or any of its Significant Subsidiaries’ knowledge has there ever been, on or in the property of the Company or any of its Significant Subsidiaries any material landfill, waste pile, underground storage tanks, aboveground storage tanks, surface impoundment or hazardous waste storage facility, any material polychlorinated biphenyls (PCBs) used in hydraulic oils, electric transformers or other equipment, or any material asbestos containing material that is, in any case, reasonably likely to give rise to any material claim or liability under any Environmental Requirements of Law.

(v) To the knowledge of the Company or any of its Significant Subsidiaries, neither the Company nor any of its Significant Subsidiaries has any material Contingent Obligation in connection with any Release or threatened Release of a Contaminant into the environment.

For purposes of this Section 6.16 “material” means any noncompliance or basis for liability which, individually or in the aggregate, could reasonably be likely to subject the Company or any of its Significant Subsidiaries to liability at any time in excess of $30,000,000.

6.17. Insurance.  The Company maintains, and has caused each Significant Subsidiary to maintain, with financially sound and reputable insurance companies, insurance in such amounts, subject to deductibles and self-insurance retentions, and covering such properties and risks, as is consistent with sound business practices.

6.18. Solvency.  After giving effect to (i) the Loans to be made (or, if applicable, Letters of Credit to be issued) on the Closing Date or such other date as Loans requested hereunder are made (or Letters of Credit are issued), (ii) the other transactions contemplated by this Agreement and the other Loan Documents and (iii) the payment and accrual of all transaction costs with respect to the foregoing, the Company is, and the Company and its Subsidiaries taken as a whole are, Solvent.

6.19. Benefits.  Each of the Company and its Significant Subsidiaries will benefit from the financing arrangement established by this Agreement.  The Administrative Agent and the Lenders have stated and the Company acknowledges that, but for the agreement by each of the Subsidiary Guarantors to execute and deliver the Subsidiary Guarantees, any Subsidiary Borrower to assume joint and several liability for the Obligations to the extent provided in Section 1.4 or any other Subsidiary to execute and deliver any Loan Document to which it is a party, the Administrative Agent and the Lenders would not have made available the credit facilities established hereby on the terms set forth herein.

6.20. Pledge Agreements.  Each Pledge Agreement (to the extent then in effect) is effective to create in favor of the Administrative Agent, for the benefit of the Holders of Obligations, a legal and valid security interest in the Pledged Equity that is pledged thereunder.

6.21. Additional Representations and Warranties of Foreign Subsidiary Borrowers.  In addition to the foregoing representations and warranties made by the Company on behalf of the Foreign Subsidiary Borrowers, or deemed to be made by the Foreign Subsidiary Borrowers, each Foreign Subsidiary Borrower further represents and warrants to the Administrative Agent and the Lenders as follows, except to the extent agreed by the Administrative Agent and the Lenders and set forth in the relevant Assumption Letter:

(A) Filing.  To ensure the enforceability or admissibility in evidence of this Agreement and each other Loan Document to which such Foreign Subsidiary Borrower is a party in its jurisdiction of organization (“Home Country”), it is not necessary that this Agreement or any other Loan Document to which such Foreign Subsidiary Borrower is a party or any other document be filed or recorded with any court or other authority in its Home Country or that any stamp or similar tax be paid in respect of this Agreement or any other Loan Document of such Foreign Subsidiary Borrower.  The qualification by any Lender or the Administrative Agent for admission to do business under the laws of such Foreign Subsidiary Borrower’s Home Country does not constitute a condition to, and the failure to so qualify does not affect, the exercise by any Lender or the Administrative Agent of any right, privilege, or remedy afforded to any Lender or the Administrative Agent in connection with the Loan Documents to which such  Foreign Subsidiary Borrower is a party or the enforcement of any such right, privilege, or remedy against such Foreign Subsidiary Borrower.  The performance by any Lender or the Administrative Agent of any action required or permitted under the Loan Documents will not in any manner that could reasonably be expected to have a Material Adverse Effect:  (i) violate any law or regulation of such Foreign Subsidiary Borrower’s Home Country or any political subdivision thereof; (ii) result in any tax or other monetary liability to such party pursuant to the laws of such Foreign Subsidiary Borrower’s Home Country or political subdivision or taxing authority thereof (provided, that, should any such action result in any such tax or other monetary liability to the Lender or the Administrative Agent, such Foreign Subsidiary Borrower hereby agrees to indemnify such Lender or the Administrative Agent, as the case may be, against (x) any such tax or other monetary liability and (y) any increase in any tax or other monetary liability which results from such action by such Lender or the Administrative Agent and, to the extent such Foreign Subsidiary Borrower makes such indemnification, the incurrence of such liability by the Administrative Agent or any Lender will not constitute a Default); or (iii) violate any rule or regulation of any federation or organization or similar entity of which the such Foreign Subsidiary Borrower’s Home Country is a member.

(B) No Immunity.  Neither such Foreign Subsidiary Borrower nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process in connection with the enforcement of, or any dispute arising in connection with, any Loan Document to which it is a party.  Such Foreign Subsidiary Borrower’s execution and delivery of the Loan Documents to which it is a party constitute, and the exercise of its rights and performance of and compliance with its obligations under such Loan Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

ARTICLE VII:  COVENANTS

The Company covenants and agrees on behalf of itself and, to the extent applicable, its Significant Subsidiaries (and each Subsidiary Borrower shall also be deemed to so covenant and agree to the extent such covenant relates to such Subsidiary Borrower and, to the extent applicable, its Subsidiaries) that so long as any Revolving Loan Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than contingent indemnity obligations) and termination of all Letters of Credit (or cash collateralization thereof in accordance with Section 3.11), unless the Required Lenders shall otherwise give prior written consent:

7.1. Reporting.  The Company shall (it being agreed that the Company may furnish or deliver any of the reports or information set forth in this Section 7.1 in electronic form, including by the concurrent notification and provision of a link to an Internet website on which such report or information is posted):

(A) Financial Reporting.  Furnish to the Administrative Agent (unless furnished in electronic form, with sufficient copies for each of the Lenders, which copies shall be distributed to the Lenders by the Administrative Agent):

(i) Quarterly Reports.  As soon as practicable, and in any event within fifty (50) days after the end of each of the Company’s first three fiscal quarters, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such period and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter.

(ii) Annual Reports.  As soon as practicable, and in any event within ninety-five (95) days after the end of each fiscal year, (1) the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal year, and in comparative form the corresponding figures for the previous fiscal year, and (2) an audit report on the consolidated financial statements listed in clause (1) hereof of independent certified public accountants of recognized national standing, which audit report shall be unqualified and shall state that such financial statements fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with generally accepted accounting principles and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

(iii) Officer’s and Compliance Certificates.  Together with each delivery of any financial statement pursuant to clauses (i) and (ii) of this Section 7.1(A), commencing with the first such delivery to occur after the Closing Date, (a) an Officer’s Certificate of the Company, substantially in the form of Exhibit G attached hereto and made a part hereof, stating that (x) as of the date of such Officer’s Certificate no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and (y) the Company, the Company’s chief executive officer, and the Company’s chief financial officer are in compliance with all requirements of Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 and all rules and regulations related thereto (or such other officers as may be required from time to time thereunder), and (b) a compliance certificate, substantially in the form of Exhibit H attached hereto and made a part hereof, signed by the Company’s chief financial officer or treasurer, demonstrating compliance with the provisions of Sections 7.2(I) and 7.4 and identifying the Material Subsidiaries of the Company at such time, all in accordance with Agreement Accounting Principles, and, in the case of any compliance certificate delivered with the quarterly financial statements required by Section 7.1(A)(i) above, certifying that such financial statements fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in accordance with generally accepted accounting principles as in effect at such time, subject to normal year-end audit adjustments and the absence of footnotes.

(iv) Certification Regarding Non-Supporting Subsidiaries.  Together with each delivery of any financial statement pursuant to clauses (ii) of this Section 7.1(A) (the “Annual Financials”), commencing with the first such delivery to occur after the Closing Date, a certificate, in form and substance satisfactory to the Administrative Agent (it being acknowledged and agreed that the form of the certificate delivered by the Company pursuant to 5.1(11) on the Closing Date is satisfactory to the Administrative Agent), signed by the chief financial officer or treasurer of the Company (such certificate, the “Non-Supporting Subsidiary Certificate”), (A) setting forth, as of the end of the fiscal year of the Company reflected in such Annual Financials, (i) the total assets of all Non-Supporting Subsidiaries as a percentage of the Company’s Consolidated Assets (such percentage, the “Non-Supporting Assets Percentage”), determined as of the end of the fiscal year of the Company reflected in such Annual Financials, and (ii) the total sales of all Non-Supporting Subsidiaries as a percentage of the Company’s Consolidated Sales (such percentage, the “Non-Supporting Sales Percentage”), determined as of the end of the fiscal year of the Company reflected in such Annual Financials (it being understood and agreed, however, that, in making such determination, total assets and total sales of each Non-Supporting Subsidiary shall be determined only by reference to the total assets and total sales of such Non-Supporting Subsidiary (and not on a consolidated basis for such Non-Supporting Subsidiary) and shall exclude all offsetting debits and credits between such Non-Supporting Subsidiary and its respective consolidated Subsidiaries and all equity investments in such consolidated Subsidiaries), and (B) stating (i) whether the Non-Supporting Assets Percentage exceeds 30% and, if so, providing the exact amount of such excess (the “Non-Supporting Assets Excess Percentage”) and (ii) whether the Non-Supporting Sales Percentage exceeds 30% and, if so, providing the exact amount of such excess (the “Non-Supporting Sales Excess Percentage”).

(B) Notice of Default.  Promptly upon an Authorized Officer of the Company obtaining knowledge (i) of any condition or event which constitutes a Default or Unmatured Default, or becoming aware that any Lender or Administrative Agent has given any written notice to the Company with respect to a claimed Default or Unmatured Default under this Agreement, or (ii) that any Person has given any written notice to the Company or any Significant Subsidiary or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.1(E), the Company shall deliver to the Administrative Agent and the Lenders an Officer’s Certificate specifying (a) the nature and period of existence of any such claimed default, Default, Unmatured Default, condition or event, (b) the notice given or action taken by such Person in connection therewith and (c) what action the Company has taken, is taking and proposes to take with respect thereto.

(C) Lawsuits.  (i)  Promptly upon an Authorized Officer of the Company obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding or arbitration, by or before any Governmental Authority, against or affecting the Company or any of its Significant Subsidiaries or any property of the Company or any of its Significant Subsidiaries not previously disclosed pursuant to Section 6.7, which action, suit, proceeding or arbitration (or in the case of multiple actions, suits, proceedings or arbitrations arising out of the same general allegations or circumstances, which actions, suits proceedings or arbitrations), if adversely determined, could reasonably be expected to expose the Company or any of its Significant Subsidiaries to liability in an amount aggregating $35,000,000 or more (exclusive of claims covered by insurance policies of the Company or any of its Significant Subsidiaries unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims and exclusive of claims covered by the indemnity of a financially responsible indemnitor in favor of the Company or any of its Significant Subsidiaries unless the indemnitor has disclaimed or reserved the right to disclaim coverage thereof), give written notice thereof to the Administrative Agent and the Lenders and provide such other information as may be reasonably available to enable each Lender to evaluate such matters; and (ii) in addition to the requirements set forth in clause (i) of this Section 7.1(C), upon request of the Administrative Agent or the Required Lenders, promptly give written notice of the status of any action, suit, proceeding or arbitration covered by a report delivered pursuant to clause (i) above and provide such other information as may be reasonably available to it that would not jeopardize any attorney-client privilege by disclosure to the Lenders to enable each Lender and the Administrative Agent and its counsel to evaluate such matters.

(D) ERISA Notices.  Deliver or cause to be delivered to the Administrative Agent, at the Company’s expense, the following information and notices as soon as reasonably possible and in any event:

(i) within ten (10) Business Days after any Authorized Officer of the Company knows or should have known that a Termination Event has occurred which, individually or in the aggregate, could reasonably be expected to subject the Company or any of its Significant Subsidiaries to liability in excess of $25,000,000, a written statement of the chief financial officer or treasurer of the Company describing such Termination Event and the action, if any, which the member of the Controlled Group has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

(ii) within ten (10) Business Days after an Authorized Officer of the Company knows or should have known of the filing with the IRS of an application for the waiver of the minimum funding standard, a copy of such application and thereafter all communications received by the Company or a member of the Controlled Group with respect to such application within ten (10) Business Days such communication is received; and

(iii) within ten (10) Business Days after an Authorized Officer of the Company knows or should have known that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, a notice describing such matter, in each case, if such termination could reasonably be expected, individually or in the aggregate, to subject the Company or any of its Significant Subsidiaries to liability in excess of $25,000,000.

(E) Other Reports.  Deliver or cause to be delivered to the Administrative Agent and the Lenders copies of (i) all financial statements, reports and notices, if any, sent by the Company to its securities holders or filed with the Commission by the Company, and (ii) all notifications received from the Commission by the Company or its Subsidiaries pursuant to the Securities Exchange Act and the rules promulgated thereunder.  The Company shall include the Administrative Agent and the Lenders on its standard distribution lists for all press releases made available generally by the Company to the public concerning material developments in the business of the Company and its Subsidiaries, taken as a whole.

(F) Environmental Notices.  As soon as possible and in any event within thirty (30) days after receipt by the Company or any of its Significant Subsidiaries, deliver to the Administrative Agent a copy of (i) any written notice or claim to the effect that the Company or any of its Significant Subsidiaries is or may be liable to any Person as a result of the Release by the Company, any of its Significant Subsidiaries, or any other Person of any Contaminant into the environment, and (ii) any written notice alleging any violation of any Environmental Requirements of Law by the Company or any of its Significant Subsidiaries if, in either case, such notice or claim relates to an event which could reasonably be expected to subject the Company or any of its Significant Subsidiaries to liability individually or in the aggregate in excess of  $30,000,000.

(G) Other Information.  Promptly upon receiving a request therefor from the Administrative Agent or any Lender, prepare and deliver to the Administrative Agent and the Lenders such other information with respect to the Company or any of its Subsidiaries, as from time to time may be reasonably requested by the Administrative Agent or any Lender.

7.2. Affirmative Covenants.

(A) Corporate Existence, Etc.  Except as permitted pursuant to Section 7.3(G), the Company shall, and shall cause each of its Significant Subsidiaries to, at all times maintain its valid existence and (to the extent such concept applies to such entity) good standing status as a corporation, partnership, limited liability company or analogous foreign entity in its jurisdiction of incorporation or organization, as the case may be, and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses.

(B) Corporate Powers; Conduct of Business.  The Company shall, and shall cause each of its Significant Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified will have or could reasonably be expected to have a Material Adverse Effect.

(C) Compliance with Laws, Etc.  The Company shall, and shall cause its Significant Subsidiaries to, (a) comply with all Requirements of Law (including, without limitation, Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 and any Environmental Requirements of Law) affecting such Person or the business, properties, assets or operations of such Person and (b) obtain as needed all permits necessary for its operations and maintain such permits in good standing, unless failure to comply with such Requirements of Law or to obtain or maintain such permits could not reasonably be expected to have a Material Adverse Effect.

(D) Payment of Taxes and Claims; Tax Consolidation.  The Company shall pay, and cause each of its Significant Subsidiaries to pay, all material taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty accrues thereon; provided, however, that no such taxes, assessments and governmental charges need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles as in effect from time to time shall have been made therefor or if the failure to pay such taxes, assessments and governmental charges could not reasonably be expected to have a Material Adverse Effect.

(E) Insurance.  The Company shall maintain for itself and its Significant Subsidiaries, or shall cause each of its Significant Subsidiaries to maintain in full force and effect, insurance in such amounts, subject to deductibles and self-insurance retentions, and covering such properties and risks, as is consistent with sound business practices.

(F) Inspection of Property; Books and Records; Discussions.  The Company shall permit and cause each of the Company’s Significant Subsidiaries to permit, any authorized representative(s) designated by the Administrative Agent or any Lender to visit and inspect any of the properties of the Company or any of its Significant Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers, all upon reasonable notice and at such reasonable times during normal business hours and at the sole expense of the inspecting Administrative Agent or Lender, as the case may be; provided, that for so long as no Default has occurred and is continuing, the Administrative Agent and each Lender shall only be entitled to one such inspection and visitation by its respective financial institution in any consecutive twelve-month period (it being understood and agreed that after the occurrence and during the continuance of a Default the number of such inspections shall not be limited and any such inspection shall be at the sole expense of the Company).  The Company shall keep and maintain, in all material respects, proper books of record and account on a consolidated basis in which entries in conformity with generally accepted accounting principles as in effect from time to time shall be made of all dealings and transactions in relation to their respective businesses and activities and, if different, documentation to support adjustments to conform to Agreement Accounting Principles.

(G) Maintenance of Property.  The Company shall cause all material property used in the conduct of its business to be maintained and kept in adequate condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly conducted at all times, except to the extent that the failure to so maintain such property or make such repairs, renewals, replacements, betterments or improvements could not reasonably be expected to have a Material Adverse Effect; provided, however, that, subject to the other terms of this Agreement, nothing in this Section 7.2(G) shall prevent the Company from discontinuing the operation or maintenance of any of such property if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business.

(H) Use of Proceeds.  The Company shall use the proceeds of the Revolving Loans for general corporate purposes of the Company and its Subsidiaries (including, without limitation, to consummate

Permitted Acquisitions).  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

(I) Guaranty Documentation from Subsidiaries.  In addition to executing and delivering the Company Guaranty as and when required by Section 5.3 and causing each Material Domestic Subsidiary as of the Closing Date, each Material Foreign Subsidiary that is a Special Foreign Subsidiary to execute and deliver a Subsidiary Guaranty on the Closing Date as required by Section 5.1, the Company will (a) cause each Subsidiary that becomes a Material Domestic Subsidiary or a Material Foreign Subsidiary that is a Special Foreign Subsidiary after the Closing Date (whether by virtue of the consummation of a Permitted Acquisition, a sale, lease, conveyance, disposition or other transfer of any assets, contributions to capital, additional Investments in such Subsidiary, any corporate reorganization or otherwise), to execute and deliver to the Administrative Agent, as promptly as possible but in any event within sixty (60) days after becoming a Material Domestic Subsidiary or a Material Foreign Subsidiary that is a Special Foreign Subsidiary an executed supplement to become a Subsidiary Guarantor under the Subsidiary Guaranty in the form of Annex I to Exhibit I attached hereto (whereupon such Subsidiary shall become a “Subsidiary Guarantor” under such Subsidiary Guaranty and this Agreement) or, in the case of a guaranty by any Special Foreign Subsidiary, such form of guaranty as may be enforceable under the laws of its jurisdiction of organization in the determination of the Administrative Agent and its counsel, and (b) deliver and/or cause each such Subsidiary to deliver resolutions, officer’s certificates, opinions of counsel and such other authorizing documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.

(J) Members of Supporting Group.

(i) If any Non-Supporting Subsidiary Certificate delivered by the Company pursuant to the requirements of Section 7.1(A)(iv) demonstrates a Non-Supporting Assets Excess Percentage and/or a Non-Supporting Sales Excess Percentage, then, as promptly as possible but in any event within thirty (30) days (or such later date as is agreed to by the Administrative Agent in its reasonable discretion), the Company shall cause (a) Subsidiaries not then Subsidiary Guarantors to become Subsidiary Guarantors and/or (b) Subsidiaries not then Pledged Subsidiaries to become Pledged Subsidiaries, in each case to eliminate such Non-Supporting Assets Excess Percentage and/or such Non-Supporting Sales Excess Percentage, as applicable, and the Company shall provide the relevant financial data and calculations demonstrating such elimination by reference to the Annual Financials to which such Non-Supporting Subsidiary Certificate relates, all in form and substance reasonably satisfactory to the Administrative Agent.  Any Subsidiary Guaranty (or supplement to an existing Subsidiary Guaranty) entered into by a Subsidiary pursuant to this clause (i) shall be in accordance with the terms of Section 7.2(I) (other than the sixty (60) day time period) and shall be accompanied by the deliveries contemplated thereby.  Any Pledge Agreement (or supplement to an existing Pledge Agreement) entered into by a Subsidiary pursuant to this clause (i) shall be accompanied by deliveries analogous to those contemplated by clause (b) of Section 7.2(I).

(ii) To the extent that the Company seeks to sell, transfer or otherwise dispose of the Equity Interests and/or assets of a Subsidiary Guarantor and/or a Pledged Subsidiary pursuant to a transaction permitted by this Agreement, the Administrative Agent shall have the authority to release such Subsidiary Guarantor from its obligations under the relevant Subsidiary Guaranty and/or release the Pledged Equity of such Pledged Subsidiary, all in accordance with Section 11.15(B) and/or 11.16(B), as applicable, so long as, prior to any such release, the Company demonstrates to the Administrative Agent’s reasonable satisfaction that no Non-Supporting Assets Excess Percentage or Non-Supporting Sales Excess Percentage would exist after giving pro forma effect to any such sale, transfer or other disposition, all by reference to the most recently delivered Annual Financials; provided that, if a Non-Supporting Assets Excess Percentage or a Non-Supporting Sales Excess Percentage would exist, then, as promptly as possible but in any event within thirty (30) days (or such later date as is agreed to by the Administrative Agent in its reasonable discretion), the Company shall cause (a) Subsidiaries not then Subsidiary Guarantors to become Subsidiary Guarantors and/or (b) Subsidiaries not then Pledged Subsidiaries to become Pledged Subsidiaries, in each case to eliminate such Non-Supporting Assets Excess Percentage and/or such Non-Supporting Sales Excess Percentage, as applicable, and the Company shall provide the relevant financial data and calculations demonstrating such elimination in form and substance reasonably satisfactory to the Administrative Agent.

7.3. Negative Covenants.

(A) Indebtedness of Non-Guarantor Subsidiaries.  The Company shall not permit any Non-Guarantor Subsidiary to directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(i) Permitted Existing Non-Guarantor Subsidiary Indebtedness and Permitted Refinancing Indebtedness with respect thereto;

(ii) Indebtedness of Dealer Subsidiaries incurred solely for working capital purposes; provided that the aggregate outstanding amount of all such Indebtedness shall not exceed $60,000,000 at any time; and

(iii) other Indebtedness in addition to that referred to elsewhere in this Section 7.3(A) incurred by the Non-Guarantor Subsidiaries in an aggregate outstanding principal amount not to exceed $40,000,000 at any time.

(B) Asset Sales.  Neither the Company nor any of its Subsidiaries shall consummate any Asset Sale after the Closing Date (which, for purposes of clarification, shall not include any sales of the type specifically excluded in the definition of “Asset Sales”) other than (x) Asset Sales set forth on Schedule 7.3(B), with an aggregate book value of approximately $21,000,000 and (y) any other Asset Sale which (i) when combined with all such other Asset Sales (each such Asset Sale being valued at fair market value) during the then current fiscal year, represents the disposition of assets with an aggregate fair market value not greater than fifteen percent (15%) of the aggregate book value of the Company’s Consolidated Assets as of the end of the fiscal year ending February 25, 2011 and (ii) when combined with all such other Asset Sales (each such Asset Sale being valued at book value) during the period from the Closing Date to the date of such proposed transaction, represents the disposition of not greater than forty percent (40%) of the Company’s Consolidated Assets as of the end of the fiscal year ending February 25, 2011.

(C) Liens.  Neither the Company nor any of its Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective property or assets except:

(i) Liens created by the Loan Documents or otherwise securing the Obligations;

(ii) Liens on assets of the Company and its Subsidiaries as of the Closing Date identified as such on Schedule 7.3(C)(ii) to this Agreement (excluding Liens relating to existing corporate aircraft but including, without limitation, construction projects and improvements, as more specifically described on Schedule 7.3(C)(ii));

(iii) Customary Permitted Liens;

(iv) (a) Liens on corporate aircraft owned by the Company or any of its Subsidiaries securing Indebtedness incurred by the Company or any of its Subsidiaries to finance the acquisition of such specified aircraft in an aggregate principal amount not to exceed $70,000,000 at any time and (b) purchase money Liens (including the interest of a lessor under a Capitalized Lease and Liens to which any property is subject at the time of the acquisition thereof) securing Indebtedness incurred by the Company or any of its Subsidiaries to finance the acquisition of other assets used in its business in an aggregate outstanding principal amount not to exceed $25,000,000 at any time; provided that, such purchase money Liens shall not apply to any property of the Company or its Subsidiaries other than that acquired;

(v) Liens securing indebtedness or any liability of a Subsidiary of the Company owing to the Company; provided that in respect of a Non-Guarantor Subsidiary, any Investment represented by such indebtedness or liability is permitted under Section 7.3(D)(v);

(vi) Liens on Receivables and Related Security securing a Permitted Receivables Financing;

(vii) Liens securing obligations of the Company or its Subsidiaries (whether such obligations are absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired and including all renewals, extensions and modifications thereof and substitutions therefor) under any Hedging Arrangements permitted hereunder to the extent the collateral delivered for such obligations does not exceed $15,000,000 at any time;

(viii) Liens existing on property or assets of a Person which becomes a Subsidiary of the Company after the Closing Date pursuant to a Permitted Acquisition; provided that (a) such Liens existed at the time such Person became a Subsidiary and were not created in anticipation of becoming a Subsidiary, (b) any such Lien does not encumber any property or assets other than property which is, or assets that are, encumbered at the time such Person becomes a Subsidiary (other than additions thereto and property or assets in replacement or substitution thereof) and (c) within ninety (90) days following such Permitted Acquisition, the Indebtedness secured by such Liens is either refinanced on an unsecured basis or otherwise repaid in full and such Liens are released and terminated;

(ix) Liens on assets of any Dealer Subsidiary securing working capital Indebtedness of such Dealer Subsidiary permitted under Section 7.3(A)(ii); provided that such Liens only extend to the assets of such Dealer Subsidiary and not to the assets of the Company or any other Subsidiary;

(x) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses (i) through (ix) to the extent that the principal amount of the indebtedness secured thereby does not exceed the principal amount of the indebtedness secured by the original Lien and provided that such extension, renewal or replacement shall be limited to the property which was the subject of the original Lien or any similar property exchanged contemporaneously or, in the case of a like-kind exchange, within 180 days therefor; provided, however, that any extension, renewal or replacement of any Liens described in the preceding clause (viii) shall continue to be subject to the limitations set forth therein as if such extended, renewed or replaced Liens arose on the date of the relevant Permitted Acquisition;

(xi) Liens, if any, in connection with a sale-leaseback transaction that is otherwise permitted hereunder; and

(xii) other Liens securing Indebtedness not to exceed $75,000,000 in the aggregate at any time (provided that the amount of Indebtedness of the Company or any of its Domestic Subsidiaries which may be secured in reliance on this clause (xii) shall not exceed $30,000,000 in the aggregate at any time).

In addition, neither the Company nor any of its Subsidiaries shall, after the Closing Date, become a party to any agreement, note, indenture or other instrument (including any agreement that replaces, refinances, amends or otherwise modifies any agreement, note, indenture or other instrument), or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the Administrative Agent for the benefit of itself and the Lenders, as collateral for the Obligations provided, that:

(a)
any agreement, note, indenture or other instrument in connection with permitted Indebtedness secured by Liens of the type described in Section 7.3(C)(iv), (ix) or (x) (including Capitalized Leases and sale-leaseback transactions) for which the related Liens are permitted hereunder may prohibit the creation of a Lien in favor of the Administrative Agent for the benefit of itself and the other Holders of Obligations on the items of property purchased or financed or subject to such Capital Lease or sale-leaseback transaction;

(b)
the documents evidencing a Permitted Receivables Financing may prohibit the creation of a Lien in favor of the Administrative Agent for the benefit of itself and the other Holders of Obligations with respect to the Receivables and Related Security of the Company and/or its Subsidiaries to the extent transferred to an SPV or other Person in connection therewith (other than with respect to the right, title and interest of the Company and/or its Subsidiaries in and to (1) the equity of such SPV or (2) any subordinated note owing from such SPV to the Company evidencing a portion of the purchase price of the Receivables and Related Security);

(c)
any agreement, note, indenture or other instrument in connection with Indebtedness of the type described in Section 7.3(C)(viii) may prohibit the creation of a Lien in favor of the Administrative Agent for the benefit of itself and the other Holders of Obligations for only so long as the related Liens are permitted to remain outstanding pursuant to such Section;

(d)
the Senior Note Indenture (or any replacement, renewal, refinancing or extension thereof) may continue to prohibit the creation of a Lien in favor of the Administrative Agent for the benefit of itself and the Holders of Obligations on certain fixed assets, equity interests and indebtedness of the Company’s “Restricted Subsidiaries” (as defined therein), but solely to the extent so provided in such Senior Note Indenture as in effect on the Closing Date, unless the holders of the Senior Notes shall be provided with an equal and ratable Lien; and

(e)
any other Equal and Ratable Debt permitted hereunder (other than the Senior Notes) may prohibit the creation of a Lien in favor of the Administrative Agent for the benefit of itself and the Holders of Obligations on assets of the Company and its Subsidiaries unless the holders of such Indebtedness shall be provided with an equal and ratable Lien.

(D) Investments.  Neither the Company nor any of its Significant Subsidiaries shall directly or indirectly make or own any Investment except:

(i) Investments in accordance with the Investment Policy;

(ii) Investments consisting of Cash Equivalents;

(iii) Investments in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(iv) Investments consisting of deposit accounts maintained by the Company and its Subsidiaries;

(v) Investments by the Company in or to any Subsidiary (including, for the avoidance of doubt, Steelcase SAS) or by any Subsidiary in or to the Company or any other Subsidiary (including, for the avoidance of doubt, Steelcase SAS); provided that aggregate Dollar Amount of Investments by any member of the Obligor Group or Steelcase SAS in or to any Non-Obligor Subsidiary (excluding Steelcase SAS) shall not exceed, at any time, $669,378,000 (for reference, such amount equals the sum of (x) $75,000,000 and (y) $594,378,000, which is the Dollar Amount of any such Investments on the Closing Date, as more specifically described on Schedule 7.3(D)(v) hereto);

(vi) Investments constituting Permitted Acquisitions;

(vii) Investments comprised of capital contributions (whether in the form of cash, a note or other assets) to an SPV or other Subsidiary or otherwise resulting from transfers of assets permitted hereunder to such SPV or other Subsidiary, in either case, in connection with a Permitted Receivables Financing; and

(viii) Investments in addition to those referred to elsewhere in this Section 7.3(D) (which, for informational purposes, are in amount equal to $43,945,000 as of the Closing Date, as more specifically described on Schedule 7.3(D)(viii) hereto) in an aggregate amount not to exceed, at any time, $43,945,000 plus ten percent (10%) of the Company’s Consolidated Assets as of the relevant date of determination.

(E) Permitted Acquisitions.  Neither the Company nor any of its Subsidiaries shall make any Acquisitions, other than Acquisitions meeting the following requirements or otherwise approved by the Required Lenders (each such Acquisition constituting a “Permitted Acquisition”):

(i) no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition or the incurrence of any Indebtedness in connection therewith;

(ii) the purchase is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis;

(iii) not less than five (5) Business Days prior to each such Acquisition in respect of which the Company or any of its Subsidiaries will incur or become liable for Indebtedness in excess of $75,000,000 (including the incurrence or assumption of any Indebtedness in connection therewith and transaction-related contractual payments to the extent that the liability for, and the amount of, such payments are established at the time the Acquisition is consummated), the

Company shall deliver to the Administrative Agent and the Lenders a certificate from the Company’s chief financial officer or treasurer demonstrating to the reasonable satisfaction of the Administrative Agent that after giving effect to such Acquisition and the incurrence of any Indebtedness permitted hereunder in connection therewith, on a pro forma basis acceptable to the Administrative Agent, but without giving effect to any projected synergies resulting from such Acquisition, as if the Acquisition and such incurrence of Indebtedness had occurred on the first day of the four fiscal quarter period ending on the last day of the Company’s most recently completed fiscal quarter for which financial statements are publicly available, the Company would have been in compliance with the financial covenants in Section 7.4 (including, for the avoidance of doubt, the Temporary Leverage Ratio Step Up if the Company has exercised, or has indicated that it will exercise, the Temporary Leverage Ratio Step Up in connection with such Acquisition) and not otherwise in Default; and

(iv) in the case of an Acquisition of Equity Interests of an entity, the acquired entity shall be (a) a Subsidiary of the Company or (b) merged with and into the Company or any Subsidiary substantially concurrently with such Acquisition, with the Company or such Subsidiary being the surviving corporation with voting control following such merger.

(F) Transactions with Affiliates.  Neither the Company nor any of its Significant Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company or its Significant Subsidiaries, on terms that are less favorable to the Company or any of its Significant Subsidiaries, as applicable, than those that might be obtained in an arm’s length transaction at the time from Persons who are not such an Affiliate, except for (i) intercompany transactions and Investments permitted hereunder to the extent such transactions occur in the ordinary course of business and pursuant to the reasonable requirements of the Company’s or its Significant Subsidiaries’ business, (ii) other transactions between the Company or any of its Significant Subsidiaries, on the one hand, and any SPV or other Subsidiary, on the other hand, in connection with a Permitted Receivables Facility and (iii) other transactions between the Company or any of its Significant Subsidiaries, on the one hand, and any Affiliate, on the other hand, with respect to the sale or use of goods or services and entered into in the ordinary course of business for consideration consisting of, at a minimum, full reimbursement of costs to the Company or any applicable Significant Subsidiary, as the case may be.

(G) Restriction on Fundamental Changes.  Neither the Company nor any of its Significant Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Company’s consolidated business or property, whether now or hereafter acquired, except (i) transactions permitted under Sections 7.3(B), 7.3(D) or 7.3(E) and, (ii) any Subsidiary or Affiliate of the Company may be merged into, or consolidated with, the Company or any Subsidiary of the Company so long as no Default or Unmatured Default is then continuing or would result therefrom and (iii) any Person may be merged into or consolidated with, or liquidated, wound-up or dissolved into the Company or any Subsidiary of the Company so long as no Default or Unmatured Default is then continuing or would result therefrom; provided, however, that with respect to the foregoing clauses (ii) and (iii) and without limiting the provisions of Section 7.3(E)(iv), in the case of any merger with or into, consolidation with or liquidation, winding-up or dissolution into (x) the Company, the Company shall be the surviving corporation, (y) any Subsidiary Borrower, such Subsidiary Borrower shall be the surviving entity or (z) any Subsidiary Guarantor, such Subsidiary Guarantor shall be the surviving entity.

(H) Margin Regulations.  Neither the Company nor any of its Significant Subsidiaries shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock.

(I) Restricted Payments.  The Company will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Company may declare and make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its Subsidiaries and (d) the Company and its Subsidiaries may declare any other Restricted Payment; provided that the Company and its Subsidiaries may only make any such Restricted Payment in reliance on this clause (d) so long (i) as (x) no Default and (y) no Unmatured Default with respect to an event that would give rise to a Default under Section 8.1(A), 8.1(B)(ii) or 8.1(F) hereof, has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect (including pro forma effect) thereto and (ii) the Leverage Ratio (determined on a pro forma basis acceptable to the Administrative Agent after giving effect to such Restricted Payment) is less than or equal to 2.50 to 1.00; provided further that, if the Leverage Ratio (determined on a pro forma basis acceptable to the Administrative Agent after giving effect to such Restricted Payment) is greater than 2.50 to 1.00, the Company may make such Restricted Payment (subject to the foregoing clause (i)) only to the extent that (x) the sum of (1) the amount of Liquidity at such time plus (2) the amount of Revolving Credit Availability at such time is equal to or greater than $100,000,000 or (y) if the Company does not satisfy the conditions set forth in the foregoing clause (x), such Restricted Payment does not exceed the Available RP Basket Amount at such time.

(J) Subsidiary Covenants.  The Company will not, and will not permit any Significant Subsidiary to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to pay dividends or make any other distribution in respect of its ownership interests or pay any Indebtedness or other Obligation owed to any Borrower or any member of the Obligor Group, make loans or advances or other Investments in any Borrower or any member of the Obligor Group, or sell, transfer or otherwise convey any of its property to any Borrower or any member of the Obligor Group other than pursuant to (i) applicable law, (ii) this Agreement or the other Loan Documents, (iii) restrictions imposed by the holder of a Lien permitted by Section 7.3(C), (iv) restrictions imposed in a joint venture agreement on the ability of any Subsidiary to pay dividends or make any other distribution in respect of its ownership interests, the removal of which requires the consent of one or more of the joint venture partners or the joint venture’s board of directors (but not the consent of any third parties), (v) customary non-assignment provisions in Contractual Obligations entered into in the ordinary course of business to the extent such provisions restrict the transfer or assignment of such agreement and (vi) customary restrictions on a Subsidiary party to a Permitted Receivables Financing that restrict the transfer of such Subsidiary’s interest in Receivables and Related Security.

(K) Hedging Arrangements.  The Company shall not and shall not permit any of its Significant Subsidiaries to enter into any Hedging Arrangement, other than Hedging Arrangements entered into by the Company or such Significant Subsidiary pursuant to which the Company or such Significant Subsidiary has, in its commercially reasonable judgment, hedged its interest rate, foreign currency or commodity exposure and which are non-speculative in nature.

7.4. Financial Covenants.  The Company shall comply with the following:

(A) Maximum Leverage Ratio. The Company shall not permit the ratio (the “Leverage Ratio”) of (i) (a) Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis minus (b)

the positive excess, if any, of (1) Liquidity over (2) $25,000,000 as of the end of the applicable fiscal quarter to (ii) Adjusted EBITDA to be greater than 3.00 to 1.00 as of the end of each fiscal quarter of the Company; provided, that the Company may, only once during the term of this Agreement, elect to increase the maximum Leverage Ratio permitted under this Section 7.4(A) to 3.25 to 1.00 for a period of four consecutive fiscal quarters in connection with a Permitted Acquisition occurring during the first of such four fiscal quarters if the aggregate consideration paid or to be paid in respect of such Permitted Acquisition exceeds $75,000,000 (such one-time increase, the “Temporary Leverage Ratio Step Up”).

The Leverage Ratio shall be calculated, upon relevant financial statements becoming publicly available, as of the last day of each fiscal quarter of the Company based upon (a) for Indebtedness, Indebtedness as of the last day of the relevant fiscal quarter, (b) for Liquidity, Liquidity as of the last day of the relevant fiscal quarter and (c) for Adjusted EBITDA, the actual amount for the four (4) most recently completed fiscal quarters (including the relevant fiscal quarter); provided that, in determining Indebtedness and Liquidity, to the extent reflected in the consolidated results or condition of the Company or any Subsidiary, the Non-Owned Percentage of Indebtedness and/or Liquidity of any consolidated Subsidiary shall be reversed and excluded therefrom.

(B) Interest Coverage Ratio.  The Company shall not permit the ratio (the “Interest Coverage Ratio”) of (i) Adjusted EBITDA to (ii) Interest Expense to be less than 3.50 to 1.00 as of the end of each fiscal quarter of the Company.

The Interest Coverage Ratio shall be calculated, upon relevant financial statements becoming publicly available, as of the last day of each fiscal quarter of the Company based upon, for Adjusted EBITDA and Interest Expense, the actual amount for the four (4) most recently completed fiscal quarters; provided, that to the extent otherwise required or elected hereunder, the Interest Coverage Ratio shall be calculated, with respect to Permitted Acquisitions, on a pro forma basis acceptable to the Administrative Agent, but without giving effect to any projected synergies resulting from such Permitted Acquisition.

ARTICLE VIII: DEFAULTS

8.1. Defaults

.  Each of the following occurrences shall constitute a Default under this Agreement:

(A) Failure to Make Payments When Due.  Any member of the Obligor Group shall (i) fail to pay when due any of the Obligations consisting of principal with respect to the Loans or Reimbursement Obligations or (ii) shall fail to pay within five (5) Business Days of the date when due any of the other Obligations under this Agreement or the other Loan Documents.

(B) Breach of Certain Covenants.  Any member of the Obligor Group shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on the Company under:

(i) Sections 7.1 (other than Section 7.1(B)) or 7.2 (other than Sections 7.2(I) and 7.2(J)) and such failure shall continue unremedied for fifteen (15) days after the earlier of (a) the date on which the Administrative Agent sends written notice of such failure to the Company or (b) the date on which an Authorized Officer of the Company knew or should have known of such failure, or

(ii) Sections 7.1(B), 7.2(I), 7.2(J), 7.3 or 7.4 and either (a) the Administrative Agent sends written notice of such failure to the Company or (b) an Authorized Officer of the Company knew or should have known of such failure, whichever is earlier.

(C) Breach of Representation or Warranty.  Any representation or warranty made or deemed made by any member of the Obligor Group to the Administrative Agent or any Lender herein or by any member of the Obligor Group in any of the other Loan Documents or in any statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made (or deemed made).

(D) Other Defaults.  Any member of the Obligor Group shall default in the performance of or compliance with any term contained in this Agreement (other than as covered by paragraphs (A), (B) or (C) of this Section 8.1), or any member of the Obligor Group shall default in the performance of or compliance with any term contained in any of the other Loan Documents, and such default shall continue for thirty (30) days after the date on which the Administrative Agent sends written notice of such default to the Company.

(E) Default as to Other Indebtedness.  The Company or any of its Subsidiaries shall fail to make any payment of principal or interest when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Material Indebtedness, beyond any period of grace provided with respect thereto; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Material Indebtedness beyond any period of grace, if any, provided with respect thereto, if the effect of such breach, default or event of default or such other condition is to cause an acceleration or mandatory redemption of, or to require that the Company or such Subsidiary offer to purchase or repurchase such Material Indebtedness, or to permit the holder(s) of such Material Indebtedness to accelerate the maturity of any such Material Indebtedness or to require a redemption or other repurchase of such Material Indebtedness; or any such Material Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Company or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or the Company or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due; provided that this Section 8.1(E) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness.

(F) Involuntary Bankruptcy; Appointment of Receiver, Etc.

(i) An involuntary case shall be commenced against the Company or any of its Significant Subsidiaries and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or any of its Significant Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

(ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or any of its Significant Subsidiaries or over all or a substantial part of the property of the Company or any of its Significant Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of the Company or any of its Significant Subsidiaries or of all or a substantial part of the property of the Company or any of its Significant Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Company or any of its Significant Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance.

(G) Voluntary Bankruptcy; Appointment of Receiver, Etc.  The Company or any of its Significant Subsidiaries shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (iv) make any assignment for the benefit of creditors or (v) take any corporate action to authorize any of the foregoing.

(H) Judgments and Attachments.  Any money judgment(s) (other than a money judgment covered by insurance as to which the applicable insurance company has not disclaimed or reserved the right to disclaim coverage), writ or warrant of attachment, or similar process against the Company or any of its Subsidiaries or any of their respective assets involving in any single case or in the aggregate an amount in excess of $50,000,000 is or are entered and either (i) enforcement proceedings shall have been commenced by any creditor upon a final or nonappealable judgment or order or (ii) such judgment(s) shall remain unpaid, undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days.

(I) Dissolution.  Any order, judgment or decree shall be entered against the Company or any of its Significant Subsidiaries decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or the Company or any of its Significant Subsidiaries shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

(J) Loan Documents.  At any time, for any reason, other than in accordance with its terms, any Loan Document ceases to be in full force and effect or the Company or any of the Company’s Significant Subsidiaries party thereto seeks to repudiate in writing its respective obligations thereunder.

(K) Guarantor Revocation.  The Company or any Subsidiary Guarantor shall terminate or revoke any of its obligations under its respective Guaranty, other than as a result of any transaction permitted under the terms of this Agreement.

(L) Pledge Agreements.  Any Pledge Agreement shall for any reason fail to create a valid and perfected first priority security interest in any Pledged Equity purported to be covered thereby, or any action shall be taken by or on behalf of the Company or any Subsidiary to discontinue or to assert the invalidity or unenforceability of any Pledge Agreement, all other than as a result of any transaction permitted under the term of this Agreement.

(M) Termination Event.  Any Termination Event occurs which, individually or in the aggregate, is reasonably likely to subject either the Company or any member of its Controlled Group to liability in excess of $30,000,000.

(N) Waiver of Minimum Funding Standard.  If the plan administrator of any Plan applies under Section 412(c) of the Code for a waiver of the “minimum funding standard” (as defined in Section 412 of the Code) and any Lender reasonably believes the substantial business hardship upon which the application for the waiver is based could reasonably be expected to subject either the Company or any Controlled Group member to liability in excess of $30,000,000.

(O) Change of Control.  A Change of Control shall occur.

(P) Environmental Matters.  The Company or any of its Significant Subsidiaries shall be the subject of any adverse determination in a proceeding or investigation pertaining to (i) the Release by the Company or any of its Significant Subsidiaries of any Contaminant into the environment, (ii) the liability of the Company or any of its Significant Subsidiaries arising from the Release by any other Person of any Contaminant into the environment or (iii) any violation of any Environmental Requirements of Law by the Company or any of its Significant Subsidiaries, which, in any case, has or is reasonably likely to subject the Company or any of its Significant Subsidiaries to liability (which is not covered by undenied indemnification by a creditworthy indemnitor or by insurance provided by a creditworthy carrier and for which the availability of coverage has been acknowledged by such carrier) in excess of $30,000,000.

(Q) Surety Obligations.  The Company or any of its Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to its reimbursement obligations under any surety bond (or series of related surety bonds issued for the benefit of the same surety) in an aggregate amount in excess of $35,000,000, beyond any period of grace provided with respect thereto.

(R) Hedging Arrangements.  The Company or any of its Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) under any Hedging Arrangement (or, if applicable, under all Hedging Arrangements governed by the terms of a single ISDA Master Agreement or other similar master netting contract between the Company or any Subsidiary and a single counterparty) with a Net Mark-to-Market Exposure in excess of $35,000,000, beyond any period of grace provided with respect thereto.

A Default shall be deemed “continuing” until cured or until waived in writing in accordance with Section 9.3.

ARTICLE IX:  ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

9.1. Termination of Revolving Loan Commitments; Acceleration.

(A) If any Default described in Section 8.1(F) or 8.1(G) occurs with respect to the Company or any of its Subsidiaries, the obligations of the Lenders to make Loans hereunder and the obligation of the Issuing Bank to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender.  If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation of the Issuing Bank to issue Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Company expressly waives.

(B) If any proceeds of Pledged Equity are received by the Administrative Agent after a Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably to the payment of the Obligations in the following order of priority: first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Company and its Subsidiaries, second, to pay any fees or expense reimbursements then due to the Lenders from the Company and its Subsidiaries, third, to pay interest then due and payable on the Loans ratably, fourth, on a ratable basis, to repay and prepay principal on the Loans and unreimbursed L/C Drafts, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid L/C Drafts to be held as cash collateral for such Obligations and sixth, to the payment of any other Obligation due to the Administrative Agent or any Lender by the Company and its Subsidiaries.  The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

9.2. Preservation of Rights.  No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of the Company to satisfy the conditions precedent to such Loan or issuance of such Letter of Credit shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.3, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full in cash.

9.3. Amendments.  (A) Subject to the provisions of this Article IX, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Company may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to this Agreement or changing in any manner the rights of the Lenders or the Company hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, (x) without the consent of the Administrative Agent, the Swing Line Bank and the Issuing Bank, amend any provision of Section 2.24 hereof or (y) without the consent of each Lender directly adversely affected thereby (which shall be deemed to include all Lenders in the case of clauses (iii), (v), (vi), (viii) and (ix) below):

(i) Postpone or extend the Revolving Loan Termination Date or any other date fixed for any payment of principal of, or interest on, the Loans, the Reimbursement Obligations or any fees or other amounts payable to such Lender.

(ii) Reduce the principal amount of any Loans or L/C Obligations, or reduce the rate or extend the time of payment of interest or fees thereon; provided, however, that (a) modifications to the provisions relating to prepayments of Loans and other Obligations, (b) a waiver or other modification of the application of the default rate of interest pursuant to Section 2.10 hereof and (c) changes in the definition of “Leverage Ratio” or any of the components thereof shall, in each case, only require the approval of the Required Lenders.

(iii) Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend the definitions of “Required Lenders” or “Pro Rata Share”.

(iv) Except as permitted by Section 2.22, increase the amount of the Revolving Loan Commitment of any Lender hereunder.

(v) Permit any Borrower to assign its rights under this Agreement.

(vi) Other than pursuant to a transaction permitted by the terms of this Agreement, release (a) the Company from its obligations under the Company Guaranty or (b) any Subsidiary Guarantor that is a Material Subsidiary from its obligations under its respective Subsidiary Guaranty.

(vii) Amend the ratable treatment among the Lenders under Section 12.2.

(viii) Amend this Section 9.3.

(ix) Other than as permitted by the terms of this Agreement release any of the Pledged Equity.

No amendment of any provision of this Agreement relating to (a) the Administrative Agent shall be effective without the written consent of the Administrative Agent, (b) Swing Line Loans shall be effective without the written consent of the Swing Line Bank and (c) the Issuing Bank shall be effective without the written consent of the Issuing Bank.  The Administrative Agent may waive payment of the fee required under Section 13.3(C) without obtaining the consent of any of the Lenders.

(B) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers to each relevant Loan Document (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(C) If, in connection with any proposed amendment, waiver or consent requiring the consent of “all Lenders” or “each Lender directly adversely affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment Agreement and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 13.3, and (ii) each Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.14(E), 4.1 and 4.2, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 4.4 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(D) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

ARTICLE X:  GENERAL PROVISIONS

10.1. Survival of Representations.  All representations and warranties of the Company contained in this Agreement shall survive delivery of this Agreement and the making of the Loans herein contemplated so long as any principal, accrued interest, fees, or any other amount due and payable under any Loan Document is outstanding and unpaid (other than contingent reimbursement and indemnification obligations).

10.2. Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.3. Accounting.  Except as provided to the contrary herein, all accounting terms used in the calculation of any financial covenant or test shall be interpreted and all accounting determinations hereunder in the calculation of any financial covenant or test shall be made in accordance with Agreement Accounting Principles.  If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by the Company or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards set forth in Section 7.4 hereof or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree, at the Company’s request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Company’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided, however, that until such provisions are amended in a manner reasonably satisfactory to the Administrative Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations.  In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles as of the date of such amendment, subject to further modification in accordance with this Section 10.3.  Notwithstanding the foregoing, all financial statements to be delivered by the Company pursuant to Section 7.1 shall be prepared in accordance with generally accepted accounting principles as in effect at such time.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

10.4. Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.5. Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrowers the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent and the Lenders relating to the subject matter thereof other than any prior agreements and understandings that are expressly stated to survive the effectiveness hereof.

10.6. Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Administrative Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

10.7. Expenses; Indemnification.

(A) Expenses.  The Borrowers shall reimburse the Administrative Agent and the Arranger for any reasonable costs and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges of outside counsel and paralegals for the Administrative Agent) paid or incurred by the Administrative Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification and administration of the Loan Documents.  The Borrowers also agree to reimburse the Administrative Agent and the Arranger for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges of attorneys and paralegals for the Administrative Agent and the Arranger) paid or incurred by the Administrative Agent or the Arranger in connection with the collection of the Obligations and enforcement of the Loan Documents.

(B) Indemnity.  The Company further agrees to defend, protect, indemnify and hold harmless the Administrative Agent the Arranger, and each and all of the Lenders and each of their respective Affiliates, and each of such Administrative Agent’s, Arranger’s, Lender’s or Affiliate’s respective officers, directors, trustees, investment advisors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article V) (collectively, the “Indemnitees”), based upon its obligations, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by or asserted against such Indemnitees in any manner relating to or arising out of this Agreement or any of the other Loan Documents, or any act, event or transaction related or attendant thereto or to the making of the Loans, and the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by the Loan Documents (collectively, the “Indemnified Matters”); provided, however, that the Company shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters to the extent any of the foregoing is caused by or resulting from the willful misconduct or gross negligence of such Indemnitee.  If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Company shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(C) Waiver of Certain Claims; Settlement of Claims.  The Company further agrees to assert no claim against any of the Indemnitees on any theory of liability seeking consequential, special, indirect, exemplary or punitive damages.  No settlement shall be entered into by the Company or any of its Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transactions evidenced by this Agreement, the other Loan Documents unless such settlement releases all Indemnitees from any and all liability  with respect thereto.

(D) Survival of Agreements.  The obligations and agreements of the Borrowers under this Section 10.7 and each other provision hereunder or in any other Loan Document whereby the Company or any of its Subsidiaries agrees to reimburse or indemnify any Holder of Obligations shall survive the termination of this Agreement.

10.8. Numbers of Documents.  All statements, notices, closing documents and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

10.9. Confidentiality.  Each Lender agrees to hold any confidential information which it may receive from the Company or any of its Subsidiaries pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation or legal process, (v) to any

Person in connection with any legal proceeding to which such Lender is a party, (vi) as permitted by Section 13.4 and (vii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder (it being understood that the Persons described in clauses (i) through (vii) above to whom such disclosure is made will be informed of the confidential nature of such confidential information and instructed to keep such information confidential).

10.10. Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.11. Nonliability of Lenders.  The relationship between the Borrowers and the Lenders and the Administrative Agent shall be solely that of borrowers and lender.  Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrowers.  Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of the Borrowers’ business or operations.

10.12. GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

10.13. CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

(A) NON-EXCLUSIVE JURISDICTION.  EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY THE ANY BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

(B) SERVICE OF PROCESS.

(i) EACH BORROWER WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY WRITS, PROCESS OR SUMMONSES IN ANY SUIT, ACTION OR PROCEEDING BY THE MAILING THEREOF BY THE ADMINISTRATIVE AGENT OR THE LENDERS BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE COMPANY ADDRESSED AS PROVIDED HEREIN.  NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF THE

                ADMINISTRATIVE AGENT OR THE LENDERS TO SERVE ANY SUCH WRITS, PROCESS OR SUMMONSES IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(ii) EACH SUBSIDIARY BORROWER HEREBY IRREVOCABLY APPOINTS THE COMPANY AS ITS AGENT FOR SERVICE OF PROCESS IN ANY PROCEEDING REFERRED TO IN THIS SECTION 10.13 AND AGREES THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING MAY BE MADE BY MAILING OR DELIVERING A COPY THEREOF TO IT CARE OF THE COMPANY AT ITS ADDRESS FOR NOTICES SET FORTH IN ARTICLE XIV OF THIS AGREEMENT.

(C) WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH.  EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.14. USA Patriot Act.  Each Lender hereby notifies each Borrower and each Subsidiary Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Borrower and such Subsidiary Guarantor, which information includes the name and address of such Borrower  and such Subsidiary Guarantor and other information that will allow such Lender to identify such Borrower in accordance with the Act.

10.15. Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

10.16. No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to such Borrower or its Affiliates.  To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE XI:  THE ADMINISTRATIVE AGENT

11.1. Appointment; Nature of Relationship.  JPMorgan is appointed by the Lenders as the Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents.  The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article XI.  Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement and that the Administrative Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of Section 9-102 of the Uniform Commercial Code as in effect from time to time in the State of New York (or any successor provision) and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders, for itself and on behalf of its affiliates, agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender waives.

11.2. Powers.  The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Administrative Agent.

11.3. General Immunity.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrowers, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is caused by or resulting from the gross negligence or willful misconduct of such Person.

11.4. No Responsibility for Loans, Creditworthiness, Recitals, Etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in Article V, except receipt of items required to be delivered solely to the Administrative Agent; (iv) the existence or possible existence of any Default, (v) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith or (vi) the creation, perfection or priority of Liens on the Pledged Equity or the existence of the Pledged Equity.  The Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents for perfection or priority of the Liens on any collateral subject to the Loan Documents, the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Company or any of its Subsidiaries.  Except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.

11.5. Action on Instructions of Lenders.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all owners of Loans.  Upon receipt of any such instructions from the Required Lenders (or all of the Lenders in the even that and to the extent that this Agreement expressly requires such), the Administrative Agent shall be permitted to act on behalf of the full principal amount of the Obligations.  The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

11.6. Employment of Administrative Agent and Counsel.  The Administrative Agent may execute any of its duties as the Administrative Agent hereunder and under any other Loan Document by or through employees, agents and attorney-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

11.7. Reliance on Documents; Counsel.  The Administrative Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

11.8. The Administrative Agent’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Pro Rata Shares (i) for any amounts not reimbursed by the Borrowers for which the Administrative Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that the Lenders shall be liable for the foregoing solely to the extent that the unreimbursed amount or unreimbursed expense or indemnified liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such, provided, further, that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of the Administrative Agent.  The obligations and agreements of the Lenders under this Section 11.8 shall survive the termination of this Agreement.

11.9. Rights as a Lender.  With respect to its Revolving Loan Commitment, Loans made by it and Letters of Credit issued by it, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders”, “Issuing Bank” or “Swing Line Bank” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Company or any of its Subsidiaries in which such Person is not prohibited hereby from engaging with any other Person.

11.10. Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

11.11. Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company.  Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent.  Notwithstanding anything herein to the contrary, so long as no Default has occurred and is continuing, each such successor Administrative Agent shall be subject to approval by the Company, which approval shall not be unreasonably withheld or delayed.  Such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000.  Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

11.12. No Duties Imposed Upon Documentation Agents or Arranger.  No Person identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Documentation Agent” or an “Arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than if such Person is a Lender, those applicable to all Lenders as such.  Without limiting the foregoing, no Person identified on the cover page to this Agreement, the signature pages to this Agreement or otherwise in this Agreement as a “Documentation Agent” or an “Arranger” shall have or be deemed to have any fiduciary duty to or fiduciary relationship with any Lender.  In addition to the agreement set forth in Section 11.10, each of the Lenders acknowledges that it has not relied, and will not rely, on any Person so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

11.13. Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Company referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

11.14. Delegation to Affiliates.  The Borrowers and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates.  Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under terms of this Agreement.

11.15. Authority with Respect to Guarantees.

(A) Authority to Take Action.  Each Lender authorizes the Administrative Agent to enter into each Guaranty if a signature thereon becomes necessary, and to take all action contemplated by such document, including, without limitation, all enforcement actions.  Each Lender agrees that no Holder of Obligations (other than the Administrative Agent) shall have the right individually to independently enforce any Guaranty, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Holders of Obligations upon the terms of the applicable Guaranty.  In furtherance and without limitation of the foregoing, the Administrative Agent is hereby authorized and given a power of attorney by and on behalf of each of the Holders of Obligations to execute any Guaranty, if necessary.

(B) Authority to Release Guarantors.  Subject to the terms and conditions of Section 7.2(J), the Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any guarantor from its obligations under any of the Guarantees (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby (which satisfaction, in the case of outstanding Letters of Credit, may take the form of a backstop letter of credit from an issuer acceptable to the Administrative Agent or cash collateral); (ii) in connection with any transaction which is permitted by this Agreement or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular guarantors pursuant to this Section 11.15(B).  Notwithstanding the foregoing, but subject to the terms and conditions of Section 7.2(J), a Subsidiary Guarantor shall, without further action, be released from its obligations under its respective Subsidiary Guaranty if such Subsidiary Guarantor ceases to be a Subsidiary of the Company in connection with a transaction permitted by the terms of this Agreement and, both before and after giving effect to such cessation, no Default or Unmatured Default exists.

11.16. Authority with Respect to Pledge Agreements.

(A) Authority to Enter into Pledge Agreements.  In such capacity, the Administrative Agent is a “representative” of the Holders of Obligations within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code.  Each Lender authorizes the Administrative Agent to enter into each of the Pledge Agreements to which it is a party and to take all action contemplated by such documents.  Each Lender agrees that no Holders of Obligations (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Pledge Agreement, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Holders of Obligations upon the terms of the Pledge Agreements.  In the event that any Pledged Equity is hereafter pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Holders of Obligations any Loan Documents necessary or appropriate to grant and perfect a Lien on such Pledged Equity in favor of the Administrative Agent on behalf of the Holders of Obligations.

(B) Authority to Release Pledged Equity.  Subject to the terms and conditions of Section 7.2(J), the Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Pledged Equity (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby (which satisfaction, in the case of outstanding Letters of Credit, may take the form of a backstop letter of credit from an issuer acceptable to the Administrative Agent or cash collateral); (ii) in connection with any transaction which is permitted by this Agreement or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Pledged Equity pursuant to this Section 11.16(C).  Notwithstanding the foregoing, but subject to the terms and conditions of Section 7.2(J), upon at least five (5) Business Days’ prior written request by the Company to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Holders of Obligations herein or pursuant hereto upon the Pledged Equity if the relevant Pledged Subsidiary ceases to be a Subsidiary of the Company in connection with a transaction permitted by the terms of this Agreement and, both before and after giving effect to such cessation, no Default or Unmatured Default exists.

ARTICLE XII:  SETOFF; RATABLE PAYMENTS

12.1. Setoff.  In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any Indebtedness from any Lender to any Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due (provided, however, that no deposits of the Traditional Foreign Subsidiary Borrowers or Indebtedness held by or owing to the Traditional Foreign Subsidiary Borrowers shall be offset by any Lender and applied towards the Obligations incurred solely by or on behalf of the Company, any Domestic Subsidiary Borrower or any Special Foreign Subsidiary Borrower).

12.2. Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 2.14(E), 4.1, 4.2 or 4.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable share of the Loans.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them.  In case any such payment is disturbed by legal process or otherwise, appropriate further adjustments shall be made.

12.3. Relations Among Lenders.

(A) Except with respect to the exercise of set-off rights of any Lender in accordance with Section 12.1, the proceeds of which are applied in accordance with this Agreement, and except as set forth in the following sentence, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against any Borrower or any other obligor hereunder or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Administrative Agent.

(B) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.  The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce on the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

12.4. Representations and Covenants Among Lenders.  Each Lender represents and covenants for the benefit of all other Lenders and the Administrative Agent that such Lender is not satisfying and shall not satisfy any of its obligations pursuant to this Agreement with any assets considered for any purposes of ERISA or Section 4975 of the Code to be assets of or on behalf of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code, regardless of whether subject to ERISA or Section 4975 of the Code.

ARTICLE XIII:   BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and the Lenders and their respective successors and assigns permitted hereby, except that (i) no Borrower shall have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 13.3, and (iii) any transfer by Participants must be made in compliance with Section 13.2.  Any attempted assignment or transfer by any party not made in compliance with this Section 13.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 13.3(B).  The parties to this Agreement acknowledge that clause (ii) of this Section 13.1 relates only to absolute assignments and this Section 13.1 does not prohibit assignments creating security interests, including, without limitation (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any promissory note issued hereunder to a Federal Reserve Bank, (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any promissory note issued hereunder to its trustee in support of its obligations to its trustee or (z) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any promissory note issued hereunder to direct or indirect contractual counterparties in interest rate swap agreements relating to the Loans; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 13.3.  The Administrative Agent may treat the Person which made any Revolving Loan or which holds any promissory note issued hereunder as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Revolving Loan or which holds any promissory note issued hereunder to direct payments relating to such Revolving Loan or promissory note issued hereunder to another Person.  Any assignee of the rights to any Revolving Loan or any promissory note issued hereunder agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a promissory note has been issued hereunder in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

13.2. Participations.

(A) Permitted Participants; Effect.  Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Revolving Credit Obligations of such Lender, any promissory note issued hereunder held by such Lender, any Revolving Loan Commitment of such Lender or any other interest of such Lender under the Loan Documents.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Revolving Credit Obligations and the holder of any promissory note issued to it hereunder in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents, except that, for purposes of Article IV and Section 2.14(E) hereof, the Participants shall be entitled to the same rights as if they were Lenders; provided, however, no Participant shall be entitled to receive any greater amount pursuant to Article IV hereof than such Participant’s transferor Lender would have been entitled to receive in respect of the amount of the participation transferred had no such transfer occurred, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable Participation.

(B) Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Revolving Loan Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 9.3.

(C) Benefit of Certain Provisions.  Each Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant.  The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender.  Each Borrower further agrees that each Participant shall be entitled to the benefits of Section 2.14(E), Article IV and Section 10.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 2.14(E), Article IV or Section 10.7 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Company and (ii) any Participant agrees to comply with the provisions of Section 2.14(E) and Article IV to the same extent as if it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Loan Commitments or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Loan Commitment or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

13.3. Assignments.

(A) Permitted Assignments.  Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents.  Such assignment shall be evidenced by an agreement substantially in the form of Exhibit D or in such other form as may be agreed to by the parties thereto (each such agreement, an “Assignment Agreement”).  Each such assignment with respect to a Purchaser which is not a Lender, an Affiliate of a Lender or an Approved Fund shall, unless otherwise consented to in writing by the Administrative Agent and, so long as no Default has occurred and is continuing, the Company, either be in an amount equal to the entire applicable Revolving Loan Commitment and Revolving Credit Obligations of the assigning Lender or (unless each of the Company (so long as no Default has occurred and is continuing) and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000.  The amount of the assignment shall be based on the Revolving Loan Commitment and Revolving Credit Obligations subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the Assignment Agreement.

(B) Consents.  The consent of the Company shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Company shall not be required if a Default has occurred and is continuing, and provided further that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof.  The consent of the Administrative Agent and JPMorgan in its capacity as the Issuing Bank shall be required prior to any assignment becoming effective.  Any consent required under this Section 13.3(B) shall not be unreasonably withheld or delayed.

(C) Effect; Effective Date.  Upon (i) delivery to the Administrative Agent of an Assignment Agreement, together with any consents required by Sections 13.3(A) and 13.3(B), and (ii) payment by the Purchaser or the assigning Lender of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent or unless such assignment is made to such assigning Lender’s Affiliate), such assignment shall become effective on the effective date specified in such assignment.  The Assignment Agreement shall contain a representation and warranty by the Purchaser to the effect that none of the funds, money, assets or other consideration used to make the purchase and assumption of the Revolving Loan Commitment and Revolving Credit Obligations under the applicable Assignment Agreement constitutes “plan assets” as defined under ERISA and that the rights, benefits and interests of the Purchaser in and under the Loan Documents will not be “plan assets”

under ERISA.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights, benefits and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Revolving Credit Obligations assigned to such Purchaser without any further consent or action by the Borrowers, the Lenders or the Administrative Agent.  In the case of an assignment covering all of the assigning Lender’s rights, benefits and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the Loan Documents.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.2.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3(C), the transferor Lender, the Administrative Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by promissory notes, make appropriate arrangements so that, upon cancellation and surrender to the Borrowers of the previously issued promissory notes (if any) held by the transferor Lender, new promissory notes issued hereunder or, as appropriate, replacement promissory notes are issued to such transferor Lender, if applicable, and new promissory notes or, as appropriate, replacement promissory notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Revolving Loan Commitments (or, if the Revolving Loan Termination Date has occurred, their respective Revolving Credit Obligations), as adjusted pursuant to such assignment.

(D) The Register.  The Administrative Agent, acting solely for this purpose as an Administrative Agent of the Borrowers (and the Borrowers hereby designate the Administrative Agent to act in such capacity), shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Revolving Loan Commitments of, and principal amounts of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time and whether such Lender is an original Lender or assignee of another Lender pursuant to an assignment under this Section 13.3.  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

13.4. Dissemination of Information.  Each Borrower authorizes each Lender to disclose to any Participant, Purchaser or other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Company and its Subsidiaries; provided, that each Transferee and prospective Transferee agrees to be bound in writing by Section 10.9 of this Agreement.

13.5. Tax Certifications.  If any interest in any Loan Document is transferred to any Transferee, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.14(E) and Article IV.

ARTICLE XIV:  NOTICES

14.1. Giving Notice.

(A) Except as otherwise permitted by Section 2.13 with respect to Borrowing/Election Notices, (and subject to paragraph (B) below), all notices and requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile and shall be given to such party, in the case of any Borrower, the Lenders, the Issuing Bank, the Swing Line Bank or the Administrative Agent, at its address or facsimile number set forth below (or, with respect to any Lender which is not a party hereto as of the Closing Date, at its address or facsimile number set forth in any Assignment Agreement or Commitment and Acceptance):

(i) if to any Borrower, to it c/o Steelcase Inc., 901 44th Street SE, Grand Rapids, Michigan 49508, Attention of Gary Malburg, Vice President, Finance and Treasurer (Telecopy No. (616) 247-2374; Telephone No. (616) 247-2637); together with a copy to Steelcase Inc., 901 44th Street SE, Grand Rapids, Michigan 49508, Attention of Chief Legal Officer (Telecopy No. (616) 246-4068; Telephone No. (616) 246-9620);

(ii) if to the Administrative Agent, (A) in the case of Borrowings denominated in Dollars, to JPMorgan Chase Bank, N.A., 10 S. Dearborn Street, 7th Floor, Chicago, Illinois 60603, Attention of Sabana Johnson (Telecopy No. (888) 292-9533) and (B) in the case of Borrowings denominated in foreign currencies, to J.P. Morgan Europe Limited, 125 London Wall, London EC2Y 5AJ, Attention of The Manager, Loan & Agency Services (Telecopy No. 44 207 777 2360),and in each case with a copy to JPMorgan Chase Bank, N.A., 10 S. Dearborn Street, 7th Floor, Chicago, Illinois 60603, Attention of Sabana Johnson (Telecopy No. (888) 292-9533);

(iii) if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., 420 West Van Buren Street, 2nd Floor, Chicago, Illinois 60606-3534, Attention of Katherine M Moses (Telecopy No. (312) 233-2266);

(iv) if to the Swing Line Bank, (A) in the case of Swing Line Loans denominated in Dollars, to it at JPMorgan Chase Bank, N.A., 10 S. Dearborn Street, 7th Floor, Chicago, Illinois 60603, Attention of Sabana Johnson (Telecopy No. (888) 292-9533) and (B) in the case of Swing Line Loans denominated in foreign currencies, to J.P. Morgan Europe Limited, 125 London Wall, London EC2Y 5AJ, Attention of The Manager, Loan & Agency Services (Telecopy No. 44 207 777 2360); and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(B) Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received or (ii) if given by mail, seventy-two (72) hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid.

(C) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

14.2. Change of Address.  Each of the Borrowers, the Issuing Bank, the Swing Line Bank and the Administrative Agent may change the address for service of notice upon it by a notice in writing to the other parties hereto, including, without limitation, each Lender.  Each Lender may change the address for service of notice upon it by a notice in writing to the Company and the Administrative Agent.

ARTICLE XV:  COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  Delivery of a counterpart signature page by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart signature page.

The remainder of this page is intentionally blank.

IN WITNESS WHEREOF, the Company, the Lenders, the Departing Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

STEELCASE INC., as the Company

By: /s/ Gary P. Malburg
Name: Gary P. Malburg
Title: Vice President, Finance & Treasurer

Signature Page to Amended and Restated Credit Agreement
Steelcase Inc.

JPMORGAN CHASE BANK, N.A., as the Issuing Bank, as the Swing Line Bank, as the Administrative Agent and individually as a Lender

By: /s/ Brendan Korb
Name: Brendan Korb
Title: Vice President

Signature Page to Amended and Restated Credit Agreement
Steelcase Inc.

BANK OF AMERICA, N.A., as a Documentation Agent and individually as a Lender

By: /s/ Chris Burns
Name: Chris Burns
Title: Vice President

Signature Page to Amended and Restated Credit Agreement
Steelcase Inc.

FIFTH THIRD BANK, as a Documentation Agent and individually as a Lender

By: /s/ Brian Jelinski
Name: Brian Jelinski
Title: Vice President

Signature Page to Amended and Restated Credit Agreement
Steelcase Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Documentation Agent and individually as a Lender

By: /s/ Daniel R. Van Aken
Name: Daniel R. Van Aken
Title: Director

Signature Page to Amended and Restated Credit Agreement
Steelcase Inc.

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By: /s/ Andrew Bicker
Name: Andrew Bicker
Title: Vice President

Signature Page to Amended and Restated Credit Agreement
Steelcase Inc.

THE NORTHERN TRUST COMPANY, as a Lender

By: s/ Phillip McCaulay
Name: Phillip McCaulay
Title: Vice President

Signature Page to Amended and Restated Credit Agreement
Steelcase Inc.

THE HUNTINGTON NATIONAL BANK, as a Lender

By: /s/ Kristine L. Vigliotti
Name: Kristine L. Vigliotti
Title: Vice President

Signature Page to Amended and Restated Credit Agreement
Steelcase Inc.

The undersigned Departing Lender hereby
acknowledges and agrees that, from and after the
Closing Date, it is no longer a party to the Existing
Credit Agreement and will not be a party to this Agreement.

SOCIÉTÉ GÉNÉRALE, as a Departing Lender

By: /s/ Milissa A. Goeden
Name: Milissa A. Goeden
Title: Director

Signature Page to Amended and Restated Credit Agreement
Steelcase Inc.

The undersigned Departing Lender hereby
acknowledges and agrees that, from and after the
Closing Date, it is no longer a party to the Existing
Credit Agreement and will not be a party to this
Agreement.

CREDIT LYONNAIS, as a Departing Lender

By: /s/ GEIGER Valérie
Name: GEIGER Valérie
Title: Directeur Développement

Signature Page to Amended and Restated Credit Agreement
Steelcase Inc.

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Closing Date, it is no longer a party to the Existing Credit Agreement and will not be a party to this Agreement.

HSBC BANK PLC, as a Departing Lender

By: /s/ Karolina Slancova
Name: Karolina Slancova
Title: Relationship Manager

Signature Page to Amended and Restated Credit Agreement
Steelcase Inc.

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Closing Date, it is no longer a party to the Existing Credit Agreement and will not be a party to this Agreement.

HSBC FRANCE, as a Departing Lender

By: /s/ Maxime Durand
Name: Maxime Durand
Title: Head of Corporate Banking Center Alsace
Lorraine

Signature Page to Amended and Restated Credit Agreement
Steelcase Inc.

PRICING SCHEDULE

Applicable Margin	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Gross Leverage Ratio	≤ 1.00x	≤ 1.50x	≤ 2.00x	≤ 2.50x	≤ 3.00x	> 3.00x
Applicable Eurocurrency Rate Margin and Applicable L/C Fee Percentage	0.85%	0.95%	1.05%	1.275%	1.475%	1.675%
Applicable Floating Rate Margin	0.00%	0.00%	0.05%	0.275%	0.475%	0.675%
Applicable Facility Fee Percentage	0.15%	0.175%	0.20%	0.225%	0.275%	0.325%

Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Agreement.  For the purposes of this Pricing Schedule, the following terms have the following meanings, subject to the final paragraph of this Pricing Schedule:

“Financials” means the annual or quarterly financial statements of the Company delivered pursuant to the Agreement.

“Gross Leverage Ratio” means the ratio of (i) Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of the last day of the relevant fiscal quarter of the Company to (ii) Adjusted EBITDA for the four (4) most recently completed fiscal quarters of the Company (including the relevant fiscal quarter).

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, the Gross Leverage Ratio is less than or equal to 1.00 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status and (ii) the Gross Leverage Ratio is less than or equal to 1.50 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status or Level II Status and (ii) the Gross Leverage Ratio is less than or equal to 2.00 to 1.00.

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Gross Leverage Ratio is less than or equal to 2.50 to 1.00.

“Level V Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, (i) the Company has not qualified for Level I Status, Level II Status, Level III Status or Level IVand (ii) the Gross Leverage Ratio is less than or equal to 3.00 to 1.00.

“Level VI Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, the Company has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

During the period beginning on the Closing Date and ending on the date of delivery of the first quarterly financial statements required to be delivered under the Agreement, pricing shall be based on Pricing Level III.  Thereafter, the Applicable Eurocurrency Margin, Applicable Floating Rate Margin, Applicable L/C Fee Percentage and Applicable Facility Fee Percentage (each, an “Applicable Margin”) shall be determined in accordance with the foregoing table based on the Company’s Status as reflected in the then most recent Financials.  Adjustments, if any, to the Applicable Margin shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials.  If the Company fails to deliver the Financials to the Administrative Agent at the time required pursuant to the Agreement, then the Applicable Margin shall be the highest Applicable Margin set forth in the foregoing table until three (3) Business Days after such Financials are so delivered.